Form 10-K, Exhibit 13
period 2002-12-31
CAVALRY BANCORP INC
filed 2003-03-25
CIK 1049535

CORPORATE PROFILE

            Cavalry Bancorp, Inc. (the “Company”), a Tennessee corporation, is the holding company for Cavalry Banking (the “Bank”), a state chartered, Federal Reserve member, commercial bank.  The primary regulator for the Company and the Bank is the Board of Governors of the Federal Reserve System. The Bank is also under the supervision of the Tennessee Department of Financial Institutions.  The Bank is the oldest and largest independent community bank in Rutherford County Tennessee. Through its subsidiary Miller & Loughry Insurance and Services, Inc., the Bank provides a full range of insurance products and services as well as assistance with human resources. The Bank also offers investment services through its brokerage division, Cavalry Investments.  The Bank also provides a full range of trust services through its Investment and Trust division.  The mortgage banking division, Cavalry Mortgage, provides mortgage loan assistance primarily in the Nashville and Middle Tennessee market area.  The Company and its subsidiaries provide a full range of financial products and services to individuals and businesses primarily within Rutherford, Davidson and Bedford counties in Middle Tennessee from the following locations:

114 West College Street	123 Cason Lane	604 North Main Street
Murfreesboro, TN 37130	Murfreesboro, TN 37129	Shelbyville, TN 37160
615/893-1234	615/893-1812	931/684-6166

2035 Southeast Broad Street	1645 Northwest Broad Street	269 South Lowry Street
Murfreesboro, TN 37130	Murfreesboro, TN 37129	Smyrna, TN 37167
615/895-0905	615/895-3380	615/459-2535

1745 Memorial Boulevard	2604 South Church Street	1300 Hazelwood Drive
Murfreesboro, TN 37129	Murfreesboro, TN 37128	Smyrna, TN 37167
615/890-2919	615/848-1966	615/459-6828

Cavalry Financial Center	Miller & Loughry	Cavalry Mortgage
214 West College Street	Insurance and Services, Inc.	2209 Crestmoor Road, Suite 210
Murfreesboro, TN 37130	214 West College Street	Nashville, TN 37215
615/893-1234	Murfreesboro, TN 37130	615/297-2022
615/896-9292

Table of Contents

Letter to Shareholders 1

Corporate Information 12

Selected Financial Data 13

Management’s Discussion and Analysis of
Financial Condition and Results of Operations 15

Independent Auditors’ Report 26

Consolidated Financial Statements 27

Notes to Consolidated Financial Statements 35

Board of Directors, Community Board, Officers Inside Back Cover

TO OUR SHAREHOLDERS:

Cavalry Bancorp, Inc. not only performed well in 2002 – including setting a new record in total dollars loaned – but it positioned itself for even stronger performance in years to come.

2002 was a uniquely successful year for Cavalry Bancorp, Inc.: the Company not only performed well – including setting a new record in total dollars loaned of $402 million – but it positioned itself for even stronger performance in years to come. It was a transformational year, as we put in place the technology, the facilities and the people to assure that the Company’s subsidiary, Cavalry Banking, is  the premier financial institution in our market area.

In a year when many businesses saw a decline in activity, the Company’s total assets, deposits  and loans all increased by over seven percent in 2002. Total assets increased 7.27% to $464.4 million, total deposits grew to $407.8 million, a 7.02% increase, and total loans increased 7.24% to $300.5 million. For the year, total equity increased $1 million to $49.8 million.

Income was also up. Net income increased from $2 million or $0.31 per share (diluted) to $4.1 million or $0.62 per share (diluted). Net interest income increased 3.91% to $16.1 million. Non-interest income increased by a very significant 39.98% to $11.6 million, with increased loan production and the acquisition of Miller & Loughry Insurance and Services, Inc., a local insurance agency, attributing to this performance. Non-performing loans at December 31, 2002, were 0.17% of total loans outstanding, which we feel demonstrates the high quality of our loan portfolio.

The largest transformation in 2002 was technological. Cavalry Banking converted to a state-of-the-art data processing system that gives us the capabilities and capacity to meet virtually any need in the foreseeable future. Indeed, our new system is more advanced than that of much larger banks, and gives us a decided competitive edge.

Cavalry Banking also completed its transformation into a ‘one-stop’ financial institution in 2002 by becoming a state chartered commercial bank and finalizing our acquisition of Miller & Loughry Insurance and Services, Inc. Cavalry Banking now offers insurance, investment, asset management and trust services – in addition to traditional banking services – at one location. Combined with our new information technology – which allows us to see a client’s complete relationship with Cavalry Banking – this comprehensive collection of services allows us to address our clients’ total financial needs.

Finally, we began a transformation of our branch network in 2002 by breaking ground on a new Smyrna office, the largest in our system, and announcing plans to build two new branch offices in fast-growing areas of Murfreesboro. We will soon have 11 offices in Rutherford County, more than any other financial institution. We also greatly expanded our presence in Nashville by moving to larger quarters and adding several seasoned lenders to the staff of Cavalry Mortgage, a division of Cavalry Banking, located in Green Hills.

Cavalry Banking also played a key role in transforming our community in 2002. Our annual Christmas for the Children series of fundraising events raised $60,000 to benefit disadvantaged children in Rutherford County. To help address the need for affordable housing, Cavalry Banking donated over 5 acres to Habitat for Humanity. To invigorate our central city, we once again co-sponsored Rally on Maple, which, despite inclement weather, attracted over 600 festivalgoers downtown. Cavalry Banking also invested approximately $300,000 in the Senior Housing Crime Prevention Foundation Investment Corporation.  The invested funds are used to help nursing homes prevent crimes against residents and staff.

Cavalry Banking’s commitment to the community’s long-term well-being is evident by its support of Destination Rutherford. Created by the Rutherford County Chamber of Commerce, Destination Rutherford is a comprehensive strategy focusing on economic growth and balance, leadership and community development, and educational advantages. Cavalry Banking will continue to support Destination Rutherford over the four-year life of the program. Several Cavalry Banking employees are active in the development of Destination Rutherford strategy and implementation.

The community recognized Cavalry Banking for its commitment by honoring us with several awards – voting us best local bank, best lender and best mortgage provider. Though we don’t work in the community to win awards, it is gratifying when those you serve want to publicly thank you, and we are honored by this recognition.

Ed C. Loughry, Jr.
Chairman & Chief Executive Officer

Ronald F. Knight
President & Chief Operating Officer

William S. Jones
Executive Vice President & Chief
Administrative Officer

Page 1
2002 Annual Report to Shareholders

BANKING FOR LIFE

Cavalry Banking was named Favorite Local Bank and Mortgage Provider by the readers of the Daily News Journal.

     For community...for employees...for business growth and financial strength, Cavalry Banking exemplified Banking for Life during fiscal year 2002, touching the lives of many people throughout our service area, including Rutherford, Bedford and Davidson counties. More than ever, people look to Cavalry Banking for complete financial services and unquestioned financial strength. In fact, the local readers poll of Rutherford County named Cavalry Banking as the community’s Favorite Local Bank and Favorite Mortgage Provider in 2002.

     Offering insurance, financial planning, trust services, brokerage services, human resources services, as well as traditional lending, savings and deposit services, Cavalry Banking provides banking for all stages of life. Our strong capital position and 70+ years of stability in this market provide a sense of security.

     The key word is life. Today, Cavalry Banking is epitomized by its vitality and assertiveness in creating opportunities to better serve its rapidly growing customer base. People looking for a financial institution that won’t settle for ‘good enough’ look to Cavalry Banking.

– INFORMATION TECHNOLOGY ENHANCED –

     Cavalry Banking’s unwillingness to accept mediocrity or outmoded methods of operation was best exemplified last year in our decision to convert to a new data processing system. This conversion encompassed literally every electronic device in Cavalry Banking’s system, including ATMs.

     The entire conversion took 18 months, including the time well-spent in researching systems providers. Our conversion team diligently looked at virtually every option available to find the best possible system for our needs. There were no compromises. As a result, we believe Cavalry Banking today is better positioned than other competing financial institutions to meet the intense technological demands of the 21st Century. It’s a very strong competitive edge, one that the Company intends to fully leverage to the benefit of its customers, shareholders and employees.

Page 2
2002 Annual Report to Shareholders

Far from being just a marketing catchphrase, Relationship Banking enables our bankers to serve customers at the highest level of effectiveness.

     While the conversion process was arduous and lengthy, taking six months to fully implement, the results have been nothing less than transformative, revolutionizing Cavalry Banking’s services and effectiveness, including adding the following services:

Spanish language capabilities to all ATMs.
Free Basic Internet Banking.
Auto Faxing of account information to clients.
E-mailed statements upon request.
Debit cards moved from MasterCard to Visa.
Both sides of checks viewable with electronic check imaging.
Improved effectiveness in providing Merchant Services.

     Our information technology services have also kept pace with improvements in network connectivity by switching to a high bandwidth T1 circuit for all branches and office locations. This broadband connection truly provides an information superhighway throughout our entire enterprise, allowing Cavalry Banking to better serve its customers by providing more information, more quickly than ever before. We also plan to utilize this fast connection to provide “voice over IP”—that is, transmitting normal telephone service over our internal data network. This one improvement could reap substantial savings by eliminating the need for telephone lines at each of our branch locations.

     The most far-reaching change has been to administrative services and the new ability to engage in Relationship Banking, thanks to our new Director software. Far from being just a marketing catchphrase, Relationship Banking enables our bankers to serve customers at the highest level of effectiveness. By allowing Cavalry Banking professionals to instantly cross-reference a customer’s complete account activity—including checking, loans, mortgages and investments—they become true personal bankers, working with a specific roster of clients to maximize and strengthen their overall financial position.

     This ability to create an overview of a client’s financial history also alerts bankers to opportunities to introduce customers to other services appropriate to their situations—helping customers to take full advantage of all that Cavalry Banking has to offer for all of life’s situations. Tellers and banking administrators also benefit from the increased speed and ease of systems navigation, as do new employees who are now able to complete training within a matter of days.

     Because of the particular timing of our system conversion, Cavalry Banking now stands on the far edge of the Information Technology curve, compared to other, larger banking institutions whose very size makes a system conversion of this scale a practical impossibility. Future systems upgrades for Cavalry Banking can be accomplished with relatively little effort as well, thanks to the current in-built flexibility of systems software and hardware. Thus, we will be on the foremost edge of technology for some time to come. It is a good place to be.

Page 3
2002 Annual Report to Shareholders

COMPLETE FINANCIAL SERVICES

Cavalry Banking finalized several enhancements in 2002 that were announced in 2001, including the acquisition of Miller & Loughry Insurance and Services, Inc., the expansion of Cavalry Mortgage, a division of Cavalry Banking, in Davidson County and completing the conversion from a savings bank to a Tennessee state chartered commercial bank. These enhancements helped contribute to Cavalry Banking’s ability to serve as a ‘one-stop’ financial institution—providing a complete array of services under one brand.

These enhancements helped contribute to Cavalry Banking’s ability to serve as a ‘one-stop’ financial institution—providing a complete array of services under one brand.

     This comprehensive approach sets Cavalry Banking apart. No other bank in Tennessee of similar size offers customers investment consulting and brokerage services, management of trust and estates, mortgages, human resources consulting, all traditional banking services and a complete selection of insurance products—life, health, disability, long-term care, auto, property and casualty, bonding—for both individuals and businesses. This broad offering positions Cavalry Banking to capture an increasingly large share of the regional market, as customers who value convenience—as well as excellent customer service and top-quality banking products—find financial solutions with us.

– MILLER & LOUGHRY INSURANCE AND SERVICES, INC. EXPANDS –

     Murfreesboro’s most recognized name in insurance, Miller & Loughry Insurance and Services, Inc. (Miller & Loughry) has long been a dominant player in personal and commercial insurance, as well as employee benefits. Miller & Loughry also offers the unique ability to supervise human resources for those who wish to outsource this portion of their business via a professional employer organization (PEO).

     Miller & Loughry's contribution to the Company's bottom line is well ahead of budget in terms of both volume of business and revenue generated.  Miller & Loughry’s human resources department has grown particularly quickly, obviously meeting a crucial need in the market. Miller & Loughry’s success since joining Cavalry Banking has been reflected in its staff size, which has grown from 17 to 21 people since the acquisition.

Page 4
2002 Annual Report to Shareholders

– AN EXPANDED HOME FOR NASHVILLE-BASED MORTGAGE SERVICES –

     Cavalry Mortgage, a division of Cavalry Banking, has expanded in Nashville’s Green Hills neighborhood on Crestmoor Drive, adding several new employees. This office enables us to explore the burgeoning Nashville market, not only in the mortgage arena—which is doing quite well, with results far outpacing budget—but also for other Cavalry Banking services which are cross-sold there, particularly insurance. Cavalry Mortgage is significantly enhancing our overall loan portfolio, as well as providing Nashvillians with perhaps their first exposure to one of the best independent banks in Tennessee.

– STATE BANK CHARTER FINALIZED –

OUR NEW CHARTER RECOGNIZES CAVALRY BANKING'S BREADTH OF SERVICES

      Cavalry Banking is now a Tennessee state chartered commercial bank and member of the Federal Reserve System. This culmination of a long process allows Cavalry Banking to function as what it truly is—an aggressive, progressive bank that has outgrown its roots in the savings bank sector. The ability to function as a bank gives us certain advantages. We can pursue growth more assertively, and we are less restricted in our ability to provide the most complete and up-to-date services.

     While we will always honor our origins, our continued growth as a responsive, customer-oriented financial institution demanded that we expand the definition of what we have become. For years, we have functioned as a bank in every way except our charter. Now, our new charter more accurately reflects our institution.

– MERCHANT SERVICES DISTINGUISH CAVALRY BANKING –

     Cavalry Banking’s approach to merchant services is an excellent example of our ability to create opportunities in areas overlooked by less progressive institutions. While credit card and debit card processing services have been available elsewhere, area merchants have frequently been left to fend for themselves when equipment problems arose and were vulnerable to inferior contracts written by sub-standard vendors who offer little or no service.

Page 5
2002 Annual Report to Shareholders

     Cavalry Banking has changed that for our clients. We aggressively and successfully marketed our merchant services to local businesses by offering them outstanding personalized customer service. Merchants receive both equipment and equipment servicing from Cavalry Banking and are never left without a safety net in case of malfunctions. Free replacement equipment is delivered quickly and local service people are available around the clock to personally correct any problems. Merchants are never left without credit card services nor must they negotiate 800-number-based voicemail labyrinths to try to find help. Someone from Cavalry Banking is there for them.

Our level of service and our commitment to merchant satisfaction has distinguished Cavalry Banking from the competition . . .

     This level of service and our commitment to merchant satisfaction has distinguished Cavalry Banking from the competition—whether that be large, national or regional institutions or small local companies. We were one of the first in this area to offer local businesses merchant services and we are the best. The proof is in the growth in this department and in our strong presence in the merchant services market in this region.

EXPANDING LOCATIONS

Cavalry Banking is continuing to expand to serve its community. Two new sites and the upgrading of an existing site to a full-service branch will make it even more convenient to bank with an institution that already has more branch offices than most other banks in the area. And, the Cavalry Banking Financial Center enables Cavalry Banking to expand its service offerings in several areas.

– NEW SMYRNA OFFICE UNDER CONSTRUCTION –

THE NEW SMYRNA BRANCH OFFICE, OUR THIRD IN THAT CITY, WILL BE CAVALRY BANKING'S LARGEST BRACH

     Cavalry Banking’s third Smyrna branch office broke ground in August 2002 and is expected to open its doors in May 2003. Located near Stone Crest Hospital, it will be Cavalry Banking’s largest branch. The 5,000-square-foot building will feature five teller windows, a large lobby area, triple drive-through windows and 850 safe deposit boxes. It is comparable, in fact, to our main office in Murfreesboro by the space devoted to direct customer services.

Page 6
2002 Annual Report to Shareholders

     This branch will also offer complete financial services to our customers in North Rutherford County, including consumer lending, commercial lending and mortgages, along with investment and insurance products and services. It’s fitting that in our 30th year in Smyrna, we will construct a branch that reflects the city's dynamic economy.

– TWO NEW LOCATIONS PLANNED –

GROUNDBREAKING CEREMONY FOR NEW SMYRNA OFFICE.

In addition to the new Smyrna branch, Cavalry Banking plans to build two new full-service offices in fast-growing areas of Murfreesboro.

     At the intersection of Thompson Lane and U.S. 231, Cavalry Banking has purchased a one-acre building site on which we plan to build a branch office. Well-located in this burgeoning community, the new branch will be near the Seigel Elementary, Middle and High schools, First United Methodist Church, the Tennessee Miller Horse Arena, the Veterans Administration Hospital and several area businesses.

     Cavalry Banking also intends to construct a full-service branch office on Lascassas highway on a site that now has a drive-up ATM. The branch, our 11th, will offer a wide array of financial services, including consumer loans and mortgages.

– FINANCIAL CENTER FILLING UP –

     Miller & Loughry Insurance and Services, Inc., along with Cavalry Banking’s Trust Department and Cavalry Investment Services, both of which are divisions of Cavalry Banking, moved to the Cavalry Banking Financial Center in 2002. The new building, officially opened in September 2000, first housed much of our IT and Item Processing Department, as well as Accounting and Compliance. Now, it is also a convenient source of financial services for our customers. First floor entrances offer better accessibility for clients and 19 parking spaces directly outside the front door make visiting our Financial Services Center simple and convenient.

     Moving these services outside the main office has allowed us to significantly expand our Construction Real Estate Lending Department into an area formerly occupied by the Trust Department. Our fast-growing Merchant Services Department has expanded to fill the space formerly used by Cavalry Investment Services.

Page 7
2002 Annual Report to Shareholders

COMMUNITY SERVICE

– INVOLVEMENT BY SENIOR MANAGEMENT –

ED C. LOUGHRY, JR. CHAIRMAN & CEO

ED LOUGHRY WAS ELECTED CHAIRMAN OF THE TENNESSEE BANKERS ASSOCIATION.

Members of Cavalry Banking's senior management team have been active during 2002, contributing to our professional and civic communities. Ed C. Loughry, Jr., chairman and CEO, has been elected Chairman of the Tennessee Bankers Association and a director of the American Bankers Association. He is the first individual to head both the Tennessee Bankers Association and the Tennessee League of Savings Institutions, which he chaired in 1989. He was also named business legend of the year by the Rutherford County Chamber of Commerce in 2001. Mr. Loughry also serves on the board of the Christy Houston Foundation and the Middle Tennessee Medical Center.

RONALD F. KNIGHT PRESIDENT & COO

RONNIE KNIGHT WAS SELECTED 2002 “BUSINESS PERSON OF THE YEAR.”

President & COO Ronald F. Knight was named "2002 Business Person of the Year" by the Rutherford County Chamber of Commerce and also received its Outstanding Service Award. A poll of Murfreesboro Magazine readers voted him "Most Community-Minded Business Leader," as well. In his service to the community in 2002, Mr. Knight held several leadership positions, including co-chair of Christmas for the Children, which he co-founded; division chair for United Way of Rutherford County; board member of Main Street Murfreesboro; member of the Destination Rutherford Council; and active roles with the American Heart Association and American Cancer Society. At the state level, Mr. Knight was reappointed by the governor to the Tennessee Housing Development Agency and appointed to the Tennessee State Collateral Pool Board.

WILLIAM S. JONES EXECUTIVE VICE PRESIDENT & CAO

BILL JONES GUIDED THE COMPLETION OF FUNDRAISING EFFORTS TO BUILD THE HONORS COLLEGE AT MTSU.

William S. Jones, executive vice president and chief administrative officer, has completed his term as president of the Middle Tennessee State University Foundation, officially rotating off June 30, 2002. Mr. Jones helped oversee the completion of fundraising efforts to build the Honors College at MTSU, the only public honors college in Tennessee. With Mr. Jones' supervision and guidance, the Foundation successfully raised $4.15 million, coming in $6,000 above the targeted amount. Construction has already begun on the college. In addition to his work with MTSU, Mr. Jones is also on the board of directors of the Rutherford County Chamber of Commerce, where he will serve as treasurer in 2003.

Page 8
2002 Annual Report to Shareholders

– CHRISTMAS FOR THE CHILDREN –

CAVALRY BANKING EMPLOYEES, FRIENDS AND FAMILY DONATE FAVORITE RECIPES FOR THE NEW CHRISTMAS FOR THE CHILDREN COOKBOOK

     One of the rewards of business is the ability to improve the lives of our neighbors. Christmas for the Children is a way for Cavalry Banking to do just that by raising funds to benefit disadvantaged children in Rutherford County. One-half of the total funds raised are used to purchase Christmas gifts for the children, and the other half is split evenly between Murfreesboro and Rutherford County school systems, where it is used to meet the needs of indigent children throughout the year.

     Fundraising efforts in 2002 were quite successful. Christmas for the Children’s two main fundraising events were the Walking for the Children Horse Show and the Swing for the Children Golf Tournament. These events raised $60,000, a 25% increase from the previous year. Because administrative expenses are covered completely by volunteers, 100% of the net proceeds from Christmas for the Children will be used to buy Christmas presents for disadvantaged children in Cavalry Banking’s service area, as well as clothing and other necessities.

     This year, Christmas for the Children also published a cookbook filled with favorite recipes donated by Cavalry Banking employees and their friends and family. Cavalry Banking is well on its way to achieving our $10,000 fundraising goal for this book, which will be in addition to the $60,000 already raised.

     While Christmas for Children is one of the charities dearest to us, it is far from being the only cause to which we donate time and money. Cavalry Banking and its employees continue to be a strong presence in the American Cancer Society, the American Heart Association and United Way. By supporting these three excellent charities, in addition to Christmas for the Children, Cavalry Banking strives to use its charitable dollars and volunteer time to touch a broad cross section of those in need in our community.

– SENIOR CRIMESTOPPERS PROGRAM –

     Cavalry Banking invested approximately $300,000 in the Senior Housing Crime Prevention Foundation Investment Corporation to support crime prevention at Community Care of Rutherford County. The investment will enable the 131 residents at Community Care to participate in the Senior Crimestoppers Program. This program provides nursing homes with a proven, effective system for preventing crime against residents and staff. Community Care will work with the program to utilize preventative measures, including education, to increase awareness and personal lock boxes for residents. The program also provides rewards for those who report fraudulent claims with an 800-number.

Page 9
2002 Annual Report to Shareholders

     Support for the Senior Crimestoppers Program is part of Cavalry Banking’s commitment to the Community Reinvestment Act (CRA), a program encouraging financial institutions to serve frequently overlooked, low income sectors of the community. Cavalry Banking is the only bank in Rutherford County providing this level of commitment to its senior community. This investment marks the beginning of a five-year commitment to Community Care and its residents.

SENIOR MANAGEMENT ACCEPTS RECOGNITION ON BEHALF OF CAVALRY BANKING FOR PARTICIPATING IN THE SENIOR CRIMESTOPPERS PROGRAM

– CAVALRY BANKING SCHOOL –

     Helping to provide quality education continues to be one of Cavalry Banking’s chief concerns. One way we carry out this mission is by sponsoring the Cavalry Patriot Bank at Oakland High School, to which we donate our time and financial resources, as well as equipment such as computers, adding machines and teller drawers. The first of its kind in the community, Cavalry Patriot Bank functions like a real bank in miniature, with a bank president responsible for overseeing the management of deposits. By creating this unique institution and providing on-going consulting services, Cavalry Banking hopes to enhance students’ math and communication skills through their application in the ‘real world.’

– R.H. DONNELL SCHOLARSHIP –

     Named in honor of former president R.H. Donnell, who served Cavalry Banking from 1958 until 1972, this $1,000 scholarship is awarded annually to a qualified student pursuing a business administration degree at Middle Tennessee State University with emphasis on financial institution management. The recipient, who is selected by MTSU’s Banking Chair Scholarship Committee, must have a cumulative grade point average of 2.80 or better on at least 60 hours of non-major undergraduate degree work and a 3.00 grade point average in business and economics courses.

     “This scholarship allows us to express our genuine appreciation for the significant contribution Mr. Donnell made to this bank and to this community, and at the same time it enables us to help deserving students achieve their career goals,” said Cavalry Banking chairman Ed Loughry.

– HABITAT FOR HUMANITY –

     One of the great pleasures of community oriented banking is helping our neighbors be more financially secure. There is no surer way to accomplish this than to help foster home ownership. That’s why Cavalry Banking supports Habitat for Humanity, a non-profit organization that builds and sells homes to people in our community who would otherwise be unable to afford the dream of home ownership.

Page 10
2002 Annual Report to Shareholders

     These homes are sold to participating low-income families for the cost of construction, with no interest or profit attached to the mortgage. Forgoing profit and interest allows families to successfully qualify for these mortgages. Mortgage payments are used to purchase construction materials for additional homes.

     In 2002, Cavalry Banking donated 5.68 acres of land in Bedford County to the Bedford Builds chapter of Habitat for Humanity.  We are gratified to know that this donation has created an influx of cash to help further Habitat for Humanity's efforts.

– FESTIVAL FUN ON MAPLE STREET –

     Although it was damp outside, crowds for this year’s Rally on Maple were barely dampened, if at all. Rain moved the festival from Maple Street to the fifth floor community room of Cavalry Banking’s main office, where over 600 festivalgoers sampled offerings from local restaurants. Proceeds go towards the Main Street revitalization program. This was Cavalry Banking’s third year of co-sponsoring this event with the Daily News Journal, Main Street and MTSU. Rally on Maple is held in conjunction with the Rutherford County Chamber of Commerce’s Business After Hours program.

– CAVALRY BANKING RECOGNIZED AS BEST BANK –

     It is always heartening to be honored for one’s strengths. This year Cavalry Banking was voted highest honors by readers of two Rutherford County publications: the Daily News Journal and Murfreesboro Magazine.  Readers of the Daily News Journal awarded Cavalry Banking “Ruthie Awards” in two categories: Favorite Mortgage Provider and Favorite Rutherford County Bank. At Murfreesboro Magazine, readers voted Cavalry Banking the Number One Lender in the area. We always knew we worked hard in providing the best service for our customers and community members. Now everyone else does, too.

Page 11
2002 Annual Report to Shareholders

– CAVALIERS TROOP ONWARDS –

Barbara Vincion, Cavalry Banking’s special events coordinator, took our Cavalier Club members to several exciting locations in 2002, including Jackson Hole, Wyoming, New York City and Europe.

While trips to far away locales might seem removed from the main business of banking, in fact, they represent another facet of what customer and community oriented banking means. We are more than a place to store money. We are part of the community’s life; we are our customer’s neighbors and strive to make our banking services a meaningful addition to their lives and ambitions.

CORPORATE INFORMATION

Corporate Address
114 West College Street
Murfreesboro, Tennessee 37130
(615) 893-1234

Transfer Agent and Registrar
Mellon Investor Services LLC
85 Challenger Road
Ridgefield Park, NJ 07660

Independent Auditors
Rayburn, Betts & Bates, P.C.
Nashville, Tennessee

Market Price of the Company’s Common
Stock and Related Security Matters

The common stock of Cavalry Bancorp, Inc.  is listed on the Nasdaq National Market System under the symbol “CAVB.” The following table discloses on a quarterly basis the high and low bid and closing prices and dividends declared for the stock for the years ended December 31, 2002 and 2001.

	2002
	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter

Market Price:
High	$13.36	$13.75	$13.25	$13.20
Low	$12.95	$12.91	$12.80	$11.58
Close	$13.34	$13.09	$13.05	$13.20
Dividends
declared	$0.05	$0.05	$0.05	$0.05

	2001
	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter

Market Price:
High	$11.95	$11.94	$12.00	$12.63
Low	$10.17	$9.75	$10.53	$10.63
Close	$11.46	$10.55	$10.65	$11.75
Dividends
declared	$0.05	$0.05	$0.05	$0.05

The Company may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Company’s regulatory capital to be below the amount required for the liquidation account established in connection with the mutual to stock conversion.  The approximate number of shareholders of the Company’s common stock as of March 1, 2003, was 2,500.

Annual Meeting

The annual Meeting of Shareholders of Cavalry Bancorp, Inc.  will be held at 10:00 a.m.  Central Daylight Time, April 24, 2003, in the Fifth Floor Auditorium of the main office of Cavalry Banking, 114 West College Street, Murfreesboro, Tennessee

A COPY OF THE FORM 10-K, INCLUDING CONSOLIDATED FINANCIAL STATEMENTS, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS AS OF THE RECORD DATE FOR VOTING AT THE ANNUAL MEETING OF SHAREHOLDERS UPON WRITTEN REQUEST TO IRA B.  LEWIS, JR., SECRETARY, CAVALRY BANCORP, INC., 114 WEST COLLEGE STREET, MURFREESBORO, TENNESSEE 37130.

The SEC maintains an internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC.  The address of that site is http://www.sec.gov.

Internet Information
Information on the Company’s and the Bank’s history, locations, products and services can be accessed on the internet at http://www.cavb.com.

A link to the Company’s electronic filings with the SEC may also be found at http://www.cavb.com.

Page 12
2002 Annual Report to Shareholders

CAVALRY BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars in Thousands)

The following tables set forth certain information concerning the consolidated financial position and results of operations of the Company at the dates and for the periods indicated.

	At December 31,

	2002	2001	2000	1999	1998

	(Dollars in thousands)
Financial Condition Data:
Total assets	$464,365	$432,874	$384,285	$395,419	$364,892
Loans receivable, net	300,524	280,239	279,478	272,211	237,547
Loans held-for-sale	17,800	10,423	4,183	4,485	10,923
Investment securities held-to-maturity	-	637	594	651	959
Investment securities available-for-sale	37,926	41,808	32,247	6,964	46,505
Cash and cash equivalents	73,162	69,281	45,025	94,422	53,188
Deposits	407,752	380,990	336,534	308,929	266,032
Borrowings	2,944	998	1,578	45,000	-
Total shareholders’ equity	49,746	48,806	43,971	38,765	95,181

	For the Year Ended December 31,

	2002	2001	2000	1999	1998

	(Dollars in thousands, except per share amounts)
Operating Data:
Interest income	$23,257	$28,108	$29,436	$28,008	$26,596
Interest expense	7,193	12,649	13,070	10,130	9,594

Net interest income	16,064	15,459	16,366	17,878	17,002
Provision for loan losses	497	661	306	991	452

Net interest income
after provision for loan losses	15,567	14,798	16,060	16,887	16,550

Gains from sale of loans	3,401	2,537	1,548	2,245	2,266
Other income	8,217	5,763	4,147	3,403	2,960
Other expenses	20,177	18,664	14,700	16,385	12,481

Income before income taxes	7,008	4,434	7,055	6,150	9,295
Income tax expense	2,891	2,435	3,003	2,681	3,598

Net income	$4,117	$1,999	$4,052	$3,469	$5,697

Basic Earnings Per Share	$0.64	$0.31	$0.64	$0.52	$0.83
Diluted Earnings Per Share	$0.62	$0.31	$0.64	$0.52	$0.83
Dividends Declared Per Share	$0.20	$0.20	$0.20	$0.20	$0.15

Page 13
2002 Annual Report to Shareholders

CAVALRY BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (CONTINUED)

Key Financial Ratios:
	For the Year Ended December 31,

	2002	2001	2000	1999	1998

Performance Ratios:
Return on average assets (1)	0.97%	0.50%	1.11%	0.92%	1.66%
Return on average equity (2)	8.36	4.33	9.90	4.05	6.63
Interest rate spread (3)	4.00	3.65	4.22	3.92	4.01
Net interest margin (4)	4.28	4.24	4.89	5.10	5.29
Average interest-earning assets
to average interest-bearing
liabilities	114.94	117.19	117.19	140.48	142.81
Non-interest expense as a
percent of average total assets	4.77	4.67	4.02	4.35	3.63
Efficiency ratio (5)	72.89	78.56	66.63	69.65	56.15
Dividend payout ratio (6)	31.25	64.52	31.25	38.46	18.07
Asset Quality Ratios:
Non-accrual and 90 days or more
past due loans as a percent
of total loans, net	0.17	0.14	0.04	0.12	0.07
Non-performing assets as a
percent of total assets	0.16	0.13	0.05	0.13	0.03
Allowance for loan losses as a
percent of total
loans receivable	1.46	1.38	1.34	1.24	1.06
Allowance for loan losses as a
percent of non-performing
loans	878.68	1,134.52	3,443.09	1,242.04	3,019.63
Net charge-offs to average
outstanding loans	0.10	0.15	0.07	0.03	0.01
Capital Ratios: (7)
Total equity-to-assets ratio	10.71	11.27	11.44	9.80	26.08
Average equity to average assets (8)	11.64	11.56	11.19	22.75	25.01

(1)	Net income divided by average total assets.
(2)	Net income divided by average equity.
(3)	Difference between weighted average yield on interest-earning assets and weighted average rate on interest-bearing liabilities.
(4)	Net interest income as a percentage of average interest-earning assets.
(5)	Other expenses divided by the sum of net interest income and other income.
(6)	Dividends per share divided by net income per share.
(7)

During 1999, the Company repurchased 358,066 shares of its outstanding common stock for $8.9 million, and on December 23, 1999, the Company paid a special dividend to shareholders of $7.50 per share ($53.3 million in the aggregate). During 2001, the Company repurchased 25,000 shares for $271,000. During 2002, the Company repurchased 250,064 shares for $3.2 million.

(8)	Average total equity divided by average total assets.

Page 14
2002 Annual Report to Shareholders

CAVALRY BANCORP, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

      Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the financial condition and results of operations of the Company. The information contained in this section should be read in conjunction with the Consolidated Financial Statements and accompanying Notes contained in this Annual Report.

Private Securities Litigation Reform Act Safe Harbor Statement

      This Annual Report contains forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts, rather statements based on the Company's expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends," and similar expressions.

      Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause the Company's actual results, performance, and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; changes in market conditions in the Company’s principal market area; adverse changes in the financial condition of the Company’s loan customers; competitive pressures on loan or deposit terms; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

      Because of the risks and uncertainties in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. The Company assumes no obligation to update any forward-looking statements.

The Company's Business and Strategy

      Cavalry Bancorp, Inc. (the “Company”), a Tennessee corporation, is the holding company for Cavalry Banking (the “Bank”), a state chartered, Federal Reserve member, commercial bank with its main office located in Murfreesboro, Tennessee.

      The Bank is a community-oriented financial institution whose primary business is attracting deposits from the general public and using those funds to originate a variety of loans to individuals residing within its primary market area, and to businesses owned and operated by such individuals. The Bank originates one-to-four family mortgage loans, construction loans, commercial real estate loans, consumer loans, commercial business loans, and land acquisition and development loans. In addition, the Bank invests in U.S. Government and federal agency obligations. The Bank continues to fund its assets primarily with retail deposits, although FHLB-Cincinnati advances can be used as an additional source of funds. The Bank offers investment management and trust services, brokerage services through an in house broker, and annuities. In 2002, the Bank expanded its mortgage banking division, Cavalry Mortgage, which primarily operates in the Nashville, Tennessee market. The Company anticipates that the expansion of this division will allow the Bank to increase lending volumes and expand into new markets. In January 2002, the Bank completed the purchase of 100% of the issued and outstanding capital stock of Miller & Loughry Insurance and Services, Inc., a local independent insurance agency. The addition of this agency as a subsidiary allows the Bank to offer a full range of financial services and insurance products to its customers. This subsidiary of the Bank also provides personnel and human resource services.

      The Bank’s profitability depends primarily on its net interest income, which is the difference between the income it receives on its loan and investment portfolio and its cost of funds, which consists of interest paid on deposits and other borrowings. Net interest income is also affected by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest- earning assets equal or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. The level of other income and other expenses also affects the Bank’s profitability. Other income, net, includes income associated with the origination and sale of mortgage loans, loan servicing fees, deposit-related fees, commissions from the sales of insurance and financial instruments, and trust fees. Other expenses include compensation and benefits, occupancy and equipment expenses, deposit premiums, data servicing expenses and other operating costs. The Bank’s results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government legislation and regulation and monetary and fiscal policies.

      Management of the Company believes its operations are divided into four distinct operating segments - banking, mortgage banking, insurance, and trust services. The banking segment’s profitability depends primarily on its net interest income, which is the difference between the income it receives on its loan and investment portfolios and its cost of funds, which consists of interest paid on deposits and other borrowings. The banking segment also depends on deposit and other fee income. The mortgage banking segment originates loans for sale in the secondary market and services residential mortgage loans for other investors. These loans are sold either with or without the rights to service these loans. The mortgage banking segment relies on the net gains on the sale of these loans for its profitability. Other fees related to secondary marketing activities also include any pricing concessions that may be offered, as well as mortgage servicing rights. Servicing rights permit the collection of fees for gathering and processing monthly payments for the owner of the mortgage loans. The insurance segment relies on the commissions it earns from sales of various insurance products. The trust segment relies on the fees collected for services related to a line of

Page 15
2002 Annual Report to Shareholders

CAVALRY BANCORP, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION &ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

investments and trust products. These products include a line of investment management accounts, personal trusts, employee benefits, custodial and corporate trust services. (See Note 23 of Notes to Consolidated Financial Statements).

Critical Accounting Policies

      The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The financial information contained within these statements is, to a significant extent, financial information that is based on approximate measures of the financial effects of transactions and events that have already occurred. Based on its consideration of accounting policies that involve the most complex and subjective decisions and assessments, management has identified its most critical accounting policy to be that related to the allowance for loan losses. The Company’s allowance for loan loss methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan loss that management believes is appropriate at each reporting date. Quantitative factors include the Company’s historical loss experience, delinquency and charge-off trends, collateral values, changes in nonperforming loans, and other factors. Quantitative factors also incorporate known information about individual loans, including borrowers’ sensitivity to interest rate movements. Qualitative factors include the general economic environment in the Company’s markets, including economic conditions throughout the Southeast and in particular, the state of certain industries. Size and complexity of individual credits in relation to loan structure, existing loan policies and pace of portfolio growth are other qualitative factors that are considered in the methodology. As the Company adds new products and increases the complexity of its loan portfolio, its methodology accordingly may change. In addition, it may report a materially different amount for the provision for loan losses in the statement of operations if management’s assessment of the above factors change in future periods. This discussion and analysis should be read in conjunction with the Company’s financial statements and the accompanying notes presented elsewhere herein, as well as the portion of this Management’s Discussion and Analysis section entitled “Comparison of Operating Results for the Years Ended December 31, 2002 and 2001 - Provision for Loan Losses.” Although management believes the levels of the allowance for loan losses as of both December 31, 2002 and 2001 were adequate to absorb inherent losses in the loan portfolio, a decline in local economic conditions, or other factors, could result in increasing losses that cannot be reasonably predicted at this time.

      The Company also considers its policies on non-accrual loans and sales of loans as critical accounting policies.  Loans are placed on non-accrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on these loans is reversed from income and an allowance for accrued interest is recorded.

      The Company sells mortgage loans for cash proceeds equal to the principal amount of the loans sold but with yield rates which reflect the current market rate. Gain or loss is recorded at the time of sale in an amount reflecting the difference between the contractual interest rates of the loans sold and the current market rate.

Comparison of Financial Condition at December 31, 2002 and December 31, 2001

      Consolidated total assets increased from $432.9 million at December 31, 2001, to $464.4 million at December 31, 2002, an increase of $31.5 million or 7.28%. The growth primarily resulted from an increase in the loan portfolio. The increase in assets was primarily funded by increases in deposits received from customers and by proceeds from Federal Home Loan Bank advances.
      Cash and cash equivalents increased $3.9 million or 5.63% from $69.3 million at December 31, 2001, to $73.2 million at December 31, 2002. The increase resulted from proceeds from several investments maturing at the end of the year.

      Investment securities available-for-sale decreased from $41.8 million at December 31, 2001, to $37.9 million at December 31, 2002. This decrease was a result of investment maturities, payments and calls being exercised by the issuer.
      Loans receivable, net, increased to $300.5 million at December 31, 2002, from $280.2 million at December 31, 2001, a 7.24% increase. The portfolio increased in construction loans and real estate secured loans. The portfolio declined in consumer and commercial loans. A substantial portion of the loan portfolio is secured by real estate, either as primary or secondary collateral, located in the Bank’s primary market areas. In addition, the Bank continued to originate consumer and commercial loans with shorter maturities for asset and liability management purposes.

      Loans held-for-sale increased from $10.4 million at December 31, 2001, to $17.8 million at December 31, 2002. The increase resulted primarily from increased lending activity and timing differences in the funding of loan sales.

      Office properties and equipment, net, increased from $15.6 million at December 31, 2001, to $18.1 million at December 31, 2002. During 2002, the Bank made a significant investment in technology to improve the efficiency of its operations. The Bank also purchased property for construction of a new branch location.

      On January 4, 2002, the Bank completed the purchase of 100% of the issued and outstanding capital stock of Miller & Loughry Insurance and Services, Inc. (Miller & Loughry) for cash of approximately $2.0 million. Miller & Loughry is an independent insurance agency located in Murfreesboro, Tennessee. The transaction resulted in approximately $1.8 million of goodwill (See Note 2 of Notes to Consolidated Financial Statements). Goodwill is not amortized, but is tested for impairment on at least an annual basis in accordance with SFAS 142, Goodwill and Other Intangible Assets.

Page 16
2002 Annual Report to Shareholders

CAVALRY BANCORP, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION &ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

      Deposit accounts totaled $407.8 million and $381.0 million at December 31, 2002, and December 31, 2001, respectively. The Bank experienced growth in all deposit categories. Non-interest bearing deposits increased $9.0 million from $48.3 million at December 31, 2001, to $57.3 million at December 31, 2002, an increase of 18.63%. Interest-bearing demand deposits increased 5.02% from $173.2 million at December 31, 2001, to $181.9 million at December 31, 2002. Savings deposits increased 19.42% from $13.9 million at December 31, 2001, to $16.6 million at December 31, 2002. Certificates of deposit increased $6.2 million or 4.26% from $145.6 million to $151.8 million at December 31, 2001 and 2002, respectively. The increases were a result of a continuing effort to solicit and promote deposit growth.

      Total borrowings increased from $1.0 million at December 31, 2001, to $2.9 million at December 31, 2002. The Bank took advantage of lower borrowing rates and entered into two separate $1.0 million transactions with the Federal Home Loan Bank of Cincinnati, Ohio. These advances mature in 2006 and 2007 with interest rates of 3.81% and 3.95%, respectively.

      Total shareholders’ equity was $49.7 million at December 31, 2002, and $48.8 million at December 31, 2001. This increase was the result of earnings of $4.1 million and the allocation of shares under the Bank's Employee Stock Ownership Plan ("ESOP") that totaled $1.3 million. These increases were offset by dividends of $1.3 million for the year ended December 31, 2002 and the repurchase and retirement of $3.2 million of the Company’s common stock. On September 20, 2001, the Company’s Board of Directors authorized the repurchase of up to 710,480 shares of the Company’s outstanding common stock; as of December 31, 2002, 275,064 shares have been repurchased under this repurchase program, of which 250,064 shares were purchased during 2002.

Comparison of Operating Results for the Years Ended December 31, 2002 and 2001

      Net Income. Net income was $4.1 million or $0.62 per diluted share for the year ended December 31, 2002, compared to $2.0 million or $0.31 per diluted share for the year ended December 31, 2001. This increase was a result of increases in net interest income, a smaller provision for loan losses, and increased non-interest income. These factors were partially offset by increased non-interest expense.

      Net Interest Income. Net interest income increased 3.87% from $15.5 million for the year ended December 31, 2001, to $16.1 million for the same period in 2002. Total interest and dividend income decreased 17.08% from $28.1 million for fiscal 2001 to $23.3 million for fiscal 2002. This decrease was a result of a decrease in average yield on interest-earning assets from 7.71% for fiscal 2001 to 6.20% for fiscal 2002. This decrease in yield was partially offset by an increase in average interest-earning assets from $364.8 million for fiscal 2001 to $375.2 million for fiscal 2002, which was funded primarily by increased deposit balances. Average loans receivable increased from $283.2 million for fiscal 2001 to $296.6 million for fiscal 2002. This increase in volume was accompanied by a decrease in average yield from 8.53% for fiscal 2001 to 7.08% for fiscal 2002. Average investment securities available-for-sale declined from $46.9 million for fiscal 2001 to $36.7 million for fiscal 2002.  The average yield decreased from 5.55% for fiscal 2001 to 3.98% for fiscal 2002. Average interest-bearing deposits increased from $32.6 million for fiscal 2001 to $38.5 million for fiscal 2002. This increase in volume was offset by a decrease in average yield from 3.74% for fiscal 2001 to 1.60% for fiscal 2002. Interest expense decreased 42.86% from $12.6 million for fiscal 2001 to $7.2 million for fiscal 2002. This decrease was a result of declining interest rates offset by higher levels of deposits and borrowings. Average deposits and borrowings increased from $311.3 million for fiscal 2001 to $326.4 million for fiscal 2002. The average cost of funds decreased from 4.06% for fiscal 2001 to 2.20% for fiscal 2002. The average cost of certificates of deposit decreased from 5.66% for fiscal 2001 to 3.61% for fiscal 2002. The interest rate spread increased from 3.65% for fiscal 2001 to 4.00% for fiscal 2002. The decrease in yields and cost were attributable to declining rates for fiscal 2002 as compared to fiscal 2001.

      Provision for Loan Losses. Provisions for loan losses are charges to earnings to bring the total allowance for loan losses to a level considered by management as adequate to provide for estimated losses based on concentrations, trends in historical loss experience, specific impaired loans and economic conditions. In determining the adequacy of the allowance for loan losses, management periodically reviews the loan portfolio and considers such factors as delinquency status, past performance problems, historical loss experience, adverse situations that may affect the ability of the borrowers to repay, known and inherent risks in the portfolio, assessments of economic conditions, regulatory policies, and the estimated value of underlying collateral. The Bank’s credit management systems have resulted in low loan loss experience, however there can be no assurances that such experience will continue. The allowance for loan losses is based principally on the risks associated with the type of loans in the portfolio with greater emphasis placed on higher risk assets. This requires a heavier weight assigned to internally identified problem assets, repossessed assets, and non-performing assets that otherwise exhibit, in management’s judgment, potential credit weaknesses. The required level of the allowance for loan losses is then calculated based upon the outstanding balances in each loan category and the risk weight assigned to each category.

      The provision for loan losses was $497,000, charge-offs were $496,000 and recoveries were $186,000 for the year ended December 31, 2002, compared with a provision of $661,000, charge-offs of $540,000 and recoveries of $114,000 for the year ended December 31, 2001. The allowance for loan losses increased from $4.5 million at December 31, 2001, to $4.7 million at December 31, 2002. The Company had an increase in internally classified assets, however, the primary reason for the increase in the allowance for loan losses was growth in the loan portfolio. The allowance for loan losses as a percentage of total loans receivable increased from 1.38% at December 31, 2001, to 1.46% at December 31, 2002. Non-accrual loans increased from

Page 17
2002 Annual Report to Shareholders

CAVALRY BANCORP, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION &ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

$394,000 at December 31, 2001, to $530,000 at December 31, 2002. Total non-performing assets (which includes non-accrual loans, foreclosed loans and other accruing loans 90 days or more past due) increased from $578,000 at December 31, 2001, to $733,000 at December 31, 2002. (See Note 6 of Notes to Consolidated Financial Statements).

At December 31, 2002, and December 31, 2001, management believed the provision and allowance for loan losses was adequate.

      Non-interest Income. Non-interest income increased 39.76% from $8.3 million for the year ended December 31, 2001, to $11.6 million for the year ended December 31, 2002. This increase was a result of several factors such as increased mortgage banking activity and the acquisition of the insurance subsidiary Miller & Loughry. Commissions and other non-banking fees increased from $59,000 for fiscal 2001 to $2.2 million for fiscal 2002 primarily as a result of the acquisition of Miller & Loughry.

      In the mortgage banking segment, gain on sale of loans increased from $2.5 million for fiscal 2001 to $3.4 million for fiscal 2002. This increase was a result of increased volume of loans originated and sold during the year ended December 31, 2002, compared to the year ended December 31, 2001. This increase in volume was a result of declining mortgage rates, increased refinancing activity and the expansion of the Cavalry Mortgage division. Loan servicing income decreased slightly from $249,000 for fiscal 2001 to $237,000 for fiscal 2002.

      In the banking segment, deposit servicing fees and charges increased from $3.7 million for fiscal 2001 to $3.8 million for fiscal 2002. This increase was a result of increased transaction account volume and increased deposit fees charged for services.

      As a result of declines in the equity markets, trust fees were constant at $1.1 million for fiscal 2001 and 2002. Trust incomes are based on market values of investments under management. Assets under management did not decline to the same extent as the equity market due to net new business and an appreciation in bond values. The equity markets have continued to be volatile. Continued volatility may have an adverse impact on investment management income.

      Non-interest Expense. Non-interest expense increased 8.02% from $18.7 million for the year ended December 31, 2001, to $20.2 million for the year ended December 31, 2002. The increase was primarily a result of increased employee compensation and benefits, which increased to $12.7 million for the year ended December 31, 2002, from $12.2 million for the year ended December 31, 2001. As a result of increased lending activity and the acquisition of Miller & Loughry, commissions paid during 2002 increased to $1.9 million from $1.1 million for fiscal 2001. The Bank experienced significant increases in employee health insurance costs. These costs increased approximately 70.0%. Increases in other expenses are primarily the result of increased loan and deposit activity.

      Income Tax Expense. Income tax expense was $2.9 million for the year ended December 31, 2002, compared to $2.4 million for the year ended December 31, 2001. This increase was a result of higher income before income taxes for the fiscal 2002. The effective tax rate for fiscal 2002 was 41.1% compared to 54.9 % for fiscal 2001. The effective tax rate for fiscal 2001 consisted of increased non-deductible expenses due to the termination of the Company’s Management Recognition Plan. (See Notes 11and 13 of Notes to Consolidated Financial Statements.)

Comparison of Operating Results for the Years Ended December 31, 2001 and 2000

      Net Income. Net income was $2.0 million or $0.31 per diluted share for the year ended December 31, 2001, compared to $4.1 million or $0.64 per diluted share for the year ended December 31, 2000, a decrease of 51.22%. This decrease was a result of decreases in interest income, a larger provision for loan losses, and higher operating expenses. These factors were partially offset by decreased interest expense and higher non-interest income.

      Net Interest Income. Net interest income decreased 5.49% from $16.4 million for the year ended December 31, 2000, to $15.5 million for the same period in 2001. Total interest and dividend income decreased 4.42% from $29.4 million for fiscal 2000 to $28.1 million for fiscal 2001. This decrease was a result of a decrease in average yield on average interest-earning assets from 8.80% for fiscal 2000 to 7.71% for fiscal 2001. This decrease in yield was partially offset by an increase in average interest- earning assets from $334.4 million for fiscal 2000 to $364.8 million for fiscal 2001 as a result of funds received from increased deposit balances. Average loans receivable increased from $280.1 million for fiscal 2000 to $283.2 million for fiscal 2001. This increase in volume was accompanied by a decrease in average yield from 9.26% for fiscal 2000 to 8.53% for fiscal 2001. Average investment securities available-for-sale increased from $24.0 million for fiscal 2000 to $46.9 million for fiscal 2001. The average yield decreased from 6.45% for fiscal 2000 to 5.55% for fiscal 2001. Average interest-bearing deposits increased from $28.4 million for fiscal 2000 to $32.6 million for fiscal 2001. This increase in volume was offset by a decrease in average yield from 6.34% for fiscal 2000 to 3.74% for fiscal 2001. Interest expense decreased 3.82% from $13.1 million for fiscal 2000 to $12.6 million for fiscal 2001. This decrease was a result of declining interest rates offset by higher levels of deposits. Average deposits and borrowings increased from $285.3 million for fiscal 2000 to $311.3 million for fiscal 2001. The average cost of funds decreased from 4.58% for fiscal 2000 to 4.06% for fiscal 2001. The decrease was primarily a result of lower costs for interest- bearing demand deposits. The cost of certificates of deposit also decreased from 5.86% for fiscal 2000 to 5.66% for fiscal 2001. The interest rate spread decreased from 4.22% for fiscal 2000 to 3.65% for fiscal 2001. The decrease in yields and cost were attributable to declining rates for fiscal 2001 as compared to fiscal 2000.

      Provision for Loan Losses. The provision for loan losses was $661,000, charge-offs were $540,000 and recoveries were $114,000 for the year ended December 31, 2001, compared with a provision of $306,000, charge-offs of $236,000 and recoveries of $29,000 for

Page 18
2002 Annual Report to Shareholders

CAVALRY BANCORP, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION &ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

the year ended December 31, 2000. The allowance for loan losses increased from $4.2 million at December 31, 2000, to $4.5 million at December 31, 2001. The allowance for loan losses as a percentage of total loans receivable increased from 1.34% at December 31, 2000, to 1.38% at December 31, 2001. Non-accrual loans increased from $123,000 at December 31, 2000, to $394,000 at December 31, 2001. Total non-performing assets increased from $209,000 at December 31, 2000, to $578,000 at December 31, 2001.

At December 31, 2001, and December 31, 2000, management believed the provision and allowance for loan losses was adequate.
Non-interest Income. Non-interest income increased 45.61% from $5.7 million for the year ended December 31, 2000, to $8.3 million for the year ended December 31, 2001.

      In the mortgage banking segment, gain on sale of loans increased from $1.5 million for fiscal 2000 to $2.5 million for fiscal 2001. This increase was a result of increased volume of loan sales during the year ended December 31, 2001, compared to the year ended December 31, 2000. This increase in volume was a result of declining mortgage rates and increased refinancing activity. Loan servicing income decreased slightly from $256,000 for fiscal 2000 to $249,000 for fiscal 2001.

      In the banking segment, deposit servicing fees and charges increased from $2.5 million for fiscal 2000 to $3.7 million for fiscal 2001. This increase was a result of increased transaction account volume and increased deposit fees charged for services. During 2001, the Bank introduced a new free checking account and a new program of overdraft privileges for customers of the Bank. These programs were the primary reason for the increase in deposit servicing fees and charges.

In the trust segment, trust fees were $1.1 million for fiscal 2000 and 2001.

      Non-interest Expense. Non-interest expense increased 27.21% from $14.7 million for the year ended December 31, 2000, to $18.7 million for the year ended December 31, 2001. The increase was primarily a result of increased employee salaries and benefits, which increased to $12.2 million for the year ended December 31, 2001, from $9.3 million for the year ended December 31, 2000. This increase was primarily a result of increased commissions paid for loan originations and the termination of the Management Recognition Plan. These two items accounted for increases of $2.5 million from the prior year. Increases in occupancy expense were primarily the result of increased depreciation and utilities related to the operations building which was completed and occupied during the fourth quarter of 2000. Increases in other expenses are primarily the result of increased loan and deposit activity.

      Income Tax Expense. Income tax expense was $3.0 million for the year ended December 31, 2000, compared to $2.4 million for the year ended December 31, 2001. This decrease was a result of lower income before income taxes for fiscal 2001. The effective tax rate for fiscal 2001 was 54.9% compared to 42.6 % for fiscal 2000. The effective tax rate for fiscal 2001 increased primarily as a result of increased non-deductible expense due to the termination of the Company’s Management Recognition Plan. (See Notes 11 and 13 of Notes to Consolidated Financial Statements.)

Page 19
2002 Annual Report to Shareholders

CAVALRY BANCORP, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION &ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Average Balances, Interest and Average Yields/Cost

     The following table sets forth certain information for the periods indicated regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets, interest expense on average interest- bearing liabilities and average yields and costs. Such yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities respectively, for the periods presented. Average balances are derived from daily balances for the years ended.

	Year ended December 31,

		2002			2001			2000
		Interest			Interest			Interest
	Average	and	Yield/	Average	and	Yield/	Average	and	Yield/
	Balance	Dividends	Cost	Balance	Dividends	Cost	Balance	Dividends	Cost

	(Dollars in thousands)
Interest-earning assets:
Loans receivable, net (1)	$296,600	$21,007	7.08%	$283,199	$24,146	8.53%	$280,066	$ 25,947	9.26%
Investment securities
available-for-sale	36,719	1,462	3.98	46,943	2,604	5.55	23,965	1,545	6.45
Interest-bearing deposits with
other financial institutions	38,497	615	1.60	32,558	1,218	3.74	28,426	1,802	6.34
Federal Home Loan Bank
and Federal Reserve Stock	3,358	173	5.15	2,075	140	6.75	1,929	142	7.36

Total interest-earning
assets	375,174	23,257	6.20	364,775	28,108	7.71	334,386	29,436	8.80
Non-interest-earning assets	48,179			34,676			31,424

Total assets	$423,353			$ 399,451			$365,810

Interest-bearing liabilities:
Savings deposits	$15,816	77	0.49	$ 13,677	130	0.95	$13,636	169	1.24
Demand deposits	159,642	1,676	1.05	137,078	3,461	2.53	113,441	3,660	3.23
Certificates of deposit	149,314	5,392	3.61	159,365	9,027	5.66	154,855	9,067	5.86

Total deposits	324,772	7,145	2.20	310,120	12,618	4.07	281,932	12,896	4.57

Borrowings	1,643	48	2.92	1,144	31	2.71	3,414	174	5.10

Total interest-bearing
liabilities	326,415	7,193	2.20	311,264	12,649	4.06	285,346	13,070	4.58

Non-interest-bearing
liabilities (2)	47,671			42,009			39,533

Total liabilities	374,086			353,273			324,879
Shareholders’ equity	49,267			46,178			40,931

Total liabilities and
shareholders’ equity	423,353			$399,451			$365,810

Net interest income (3)		$16,064			$15,459			$ 16,366

Interest rate spread			4.00%			3.65%			4.22%

Net interest margin			4.28%			4.24%			4.89%

Ratio of average interest-earning
assets to average interest-
bearing liabilities			114.94%			117.19%			117.19%

(1)

Does not include interest on loans 90 days or more past due. Includes loans originated for sale. Interest income includes amortization of fees of $898,000, $882,000 and $837,000 for the years ended December 31, 2002, 2001, and 2000, respectively.

(2)	Includes non-interest bearing deposits of $44.7 million, $39.2 million, and $36.9 million for the years ended December 31, 2002, 2001, and 2000, respectively.
(3)	The Company had no tax-free investments during the years ended December 31, 2002, 2001, and 2000.

Page 20
2002 Annual Report to Shareholders

CAVALRY BANCORP, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION &ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Yields Earned and Rates Paid

     The following table sets forth for the periods and at the dates indicated the weighted average yields earned on the Company’s assets and the weighted average interest rates paid on the Company’s liabilities, together with the interest rate spread and net interest margin on interest-earning assets.

	At	Year Ended December 31,
	December 31,
	2002	2002	2001	2000

Weighted average yield on:
Loans receivable, net	6.41%	7.08%	8.53%	9.26%
Investment securities available-for-sale	3.43	3.98	5.55	6.45
Interest-bearing deposits with other
financial institutions	1.17	1.60	3.74	6.34
FHLB and FRB stock	4.82	5.15	6.75	7.36
All interest-earning assets	5.47	6.20	7.71	8.80

Weighted average rate paid on:
Savings deposits	0.40	0.49	0.95	1.24
Demand deposits	0.78	1.05	2.53	3.23
Certificates of deposit	3.23	3.61	5.66	5.86
Borrowings	3.36	2.92	2.71	5.10
All interest-bearing liabilities	1.83	2.20	4.06	4.58

Interest rate spread (spread between
weighted average rate on all interest-
earning assets and all interest-
bearing liabilities)	3.64	4.00	3.65	4.22

Net interest margin (net interest income
(expense) as a percentage of average
interest-earning assets)	N/A	4.28	4.24	4.89

Page 21
2002 Annual Report to Shareholders

CAVALRY BANCORP, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION &ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Rate/Volume Analysis

     The following table sets forth the effects of changing rates and volumes on net interest income of the Company. Information is provided with respect to (i) effects on interest income attributable to changes in volume (changes in volume multiplied by prior rate) and (ii) effects on interest income attributable to changes in rate (changes in rate multiplied by prior volume). The net change attributable to the combined impact of volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
	2002 Compared to Year			2001 Compared to Year			2000 Compared to Year
	Ended December 31, 2001			Ended December 31, 2000			Ended December 31,1999
	Increase (Decrease)			Increase (Decrease)			Increase (Decrease)
	Due to			Due to			Due to
	Rate	Volume	Total	Rate	Volume	Total	Rate	Volume	Total

	(Dollars in thousands)
Interest-earning assets:
Loans receivable (1)	$(4,282)	$1,143	$ (3,139)	$ (2,091)	$ 290	$(1,801)	$ 1,113	$ 1,143	$2,256
Investment securities	(575)	(567)	(1,142)	(420)	1,479	1,059	285	(862)	(577)
Interest-bearing deposits with
other financial institutions	(825)	222	(603)	(846)	262	(584)	383	(649)	(266)
FHLB and FRB stock	(54)	87	33	(13)	11	(2)	6	9	15

Total net change in income
on interest-earning assets	(5,736)	885	(4,851)	(3,370)	2,042	(1,328)	1,787	(359)	1,428

Interest-bearing liabilities:
Savings deposits	(73)	20	(53)	(40)	1	(39)	(11)	(4)	(15)
Demand deposits	(2,355)	570	(1,785)	(1,001)	802	(199)	406	369	775
Certificates of deposit	(3,066)	(569)	(3,635)	(304)	264	(40)	1,005	1,149	2,154
Borrowings	3	14	17	(27)	(116)	(143)	(78)	104	26

Total net change in expense
on interest-bearing liabilities	(5,491)	35	(5,456)	(1,372)	951	(421)	1,322	1,618	2,940

Net change in net interest income	$ (245)	$ 850	$ 605	$ (1,998)	$ 1,091	$ (907)	$ 465	$ (1,977)	$(1,512)

(1)	Does not include interest on loans 90 days or more past due. Includes loans originated for sale.

Quantitative and Qualitative Disclosure About Market Risk

Asset and Liability Management

      The Company, like other financial institutions, is subject to direct and indirect market risk. Direct market risk exists from changes in interest rates. The Company’s net income is dependent on its net interest income. Net interest income is susceptible to interest rate risk to the degree that interest-bearing liabilities mature or reprice on a different basis than interest-earning assets. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could result in a decrease in net income.

      In an attempt to manage its exposure to changes in interest rates, management monitors the Company’s interest rate risk. The Company has an asset/liability management committee that monitors the Company’s interest rate risk position and profitability and reports this information to the board of directors quarterly. Management also reviews the securities portfolio, formulates investment strategies, and oversees the timing and implementation of transactions to help achieve attainment of the board’s objectives in the most effective manner. Notwithstanding the Company’s interest rate risk management activities, the potential for changing interest rates is an uncertainty that can have an adverse effect on net income.

      In adjusting the Company’s asset/liability position, the asset/liability management committee attempts to manage the Company’s interest rate risk while maintaining or enhancing net interest margins. At times, depending on the level of general interest rates, the relationship between long-term and short-term interest rates, market conditions and competitive factors, the board and management may decide to increase the Company’s interest rate risk position somewhat to increase its net interest margin. The Company’s results of operations and net portfolio values remain vulnerable to decreases in interest rates and to fluctuations in the differences between long-term and short-term interest rates.

Page 22
2002 Annual Report to Shareholders

CAVALRY BANCORP, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION &ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

      One approach used to quantify interest rate risk is the net portfolio value analysis. In essence, this analysis calculates the difference between the present value of liabilities and the present value of expected cash flows from assets and off-balance-sheet contracts. The following table sets forth, at December 31, 2002, an analysis of the Company’s interest rate risk as measured by the estimated changes in the net portfolio value resulting from instantaneous and sustained parallel shifts in the yield curve (+ or – 300 basis points).

Changes (In Basis Points)	Estimated Change in	Estimated Change in	Board Approved
in Interest Rates	Net Portfolio Value	Net Portfolio Value	Limits

	(Dollars in Thousands)	( Percentage)	(Percent)
+300 bp	1,029	3	(30)
+200 bp	478	1	(20)
+100 bp	166	1	(10)
0 bp	-	-	-
-100 bp	(218)	(1)	(10)
-200 bp	(678)	(2)	(20)
-300 bp	(2,118)	(5)	(30)

      The above table illustrates, for example, that an instantaneous 100 basis point decrease in market interest rates at December 31, 2002, would reduce the Company’s net portfolio value by approximately $218,000 or 1.0%.

      As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market interest rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features, which restrict changes in interest rates on a short- term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates of deposit could deviate significantly from those assumed in calculating the table.

      Quantitative Aspects of Market Risk. The principal market risk affecting the Company is risk associated with interest rate volatility ("interest rate risk"). The Company does not maintain a trading account for any class of financial instrument nor does it engage in hedging activities or purchase high-risk derivative instruments. Furthermore, the Company is not subject to foreign currency exchange rate risk or commodity price risk. Substantially all of the Company's interest rate risk is derived from the Bank's lending and deposit taking activities. This risk could result in reduced net income, loss in fair values of assets and/or increases in fair values of liabilities due to upward changes in interest rates.

      Qualitative Aspects of Market Risk. The Company’s principal financial objective is to achieve long-term profitability while reducing its exposure to fluctuating market interest rates. The Company has sought to reduce the exposure of its earnings to changes in market interest rates by attempting to manage the mismatch between assets and liability maturities and interest rates. The principle element in achieving this objective is to increase the interest-rate sensitivity of the Company’s interest-earning assets by retaining for its portfolio, loans with interest rates subject to periodic adjustment to market conditions and the selling of fixed-rate one- to- four family mortgage loans. In addition the Company maintains an investment portfolio of U.S. Government and agency securities with contractual maturities of between zero and five years. The Company relies on retail deposits as its primary source of funds. Management believes retail deposits, compared to brokered deposits, reduce the effects of its interest rate fluctuations because they generally represent a more stable source of funds. As part of its interest rate risk management strategy, the Bank promotes demand accounts and certificates of deposit with primarily terms of up to four years.

      Interest Rate Sensitivity. The following table provides information about the Company’s financial instruments at December 31, 2002 that are sensitive to changes in interest rates including off-balance sheet items. For financial instruments, the table presents principal cash flows and related average interest rates by expected maturity dates with estimated fair values.

      Since this presentation is a snapshot of the financial instruments as of December 31, 2002 there are material limitations in not fully reflecting market risk exposures. The table does not consider the effects of interest rate changes on the embedded options on loans and deposit liabilities. Changes in interest rates may cause borrowers to exercise the option to prepay loans before the scheduled maturity. Depositors have the option to withdraw deposits before maturity, which is the case with certificates of deposits or to withdraw funds anytime from accounts with no stated maturity such as savings accounts. This table also does not take into consideration the effects on reinvestment of maturing financial instruments. This presentation does not consider that all rate changes do not affect assets or liabilities in the same maturity range by equal amounts. When interest rates change, all rates do not change in equal amounts nor do they change at the same time. Some financial instruments have indefinite maturities. That is to say that some assets and some significant liabilities do not have clear maturities.

      As of December 31, 2002, the Company’s greatest exposure would be to falling rates. The Company has more assets maturing than liabilities during the one-year time frame, which can decrease the yield on assets faster than the cost of funds on liabilities would decrease.

Page 23
2002 Annual Report to Shareholders

CAVALRY BANCORP, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION &ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

	Within	One	After 3	After 5
	One	Year To 3	Years To 5	Years To 10	Beyond 10
	Year	Years	Years	Years	Years	Total	Fair Value

	(Dollars in thousands)
Interest-Sensitive Assets:
Fixed rate loans	$ 56,511	$ 45,511	$ 63,496	$ 3,884	$41,209	$ 210,611
Average Rate	6.652%	7.513%	7.250%	6.997%	5.950%	6.887%
Adjustable rate loans	45,284	17,122	6,720	4,301	34,286	107,713
Average Rate	4.999	4.989	5.496	6.153	6.259	5.476

Total loans	101,795	62,633	70,216	8,185	75,495	318,324	$ 320,521

Fixed rate investments	28,493	2,532	3,801	342	-	35,168
Average Rate	2.770	5.640	5.408	5.116	-	3.285
Adjustable rate investments	85	181	198	577	1,717	2,758
Average Rate	4.352	4.352	4.352	4.353	4.357	4.355

Total investments	28,578	2,713	3,999	919	1,717	37,926	37,926

FHLB and FRB Stock	2,874	-	-	-	-	2,874	2,874
Average Rate	4.820	-	-	-	-	4.820
Interest-bearing deposits with
other financial institutions	51,962	-	-	-	-	51,962	51,962
Average Rate	1.17	-	-	-	-	1.17

Total Interest-Sensitive Assets	$185,209	$ 65,346	$ 74,215	$ 9,104	$77,212	$ 411,086

Interest-Sensitive Liabilities:
Deposits with no
stated maturity:
Demand deposits	$ 36,386	$ 72,772	$ 72,772	$ -	$ -	$ 181,930	$ 181,930
Average Rate	0.784%	0.784%	0.784%	-%	-%	0.784%
Savings deposits	3,328	6,658	6,658	-	-	16,644	16,644
Average Rate	0.396	0.396	0.396	-	-	0.396
Fixed rate
Certificates of deposit	101,321	34,019	15,277	-	-	150,617
Average Rate	2.829	3.866	4.588	-	-	3.243
Adjustable rate
Certificates of deposit	1,073	145	-	-	-	1,218
Average Rate	1.759	1.800	-	-	-	1.177

Totals Certificates of deposit	102,394	34,164	15,277	-	-	151,835	155,179
Fixed Rate Borrowings	54	108	2,108	275	399	2,944	2,858
Average Rate	3.360	3.360	3.360	3.360	3.360	3.360

Total Interest Sensitive Liabilities	$ 142,162	$ 113,702	$ 96,815	$ 275	399	$353,353

Off-Balance Sheet Items:
Commitments to extend credit	$ 33,962						$ 33,962
Average Rate	4.662
Unused lines of credit	$ 29,531						$ 29,531
Average Rate	5.241

Page 24
2002 Annual Report to Shareholders

CAVALRY BANCORP, INC. AND SUBSIDIARIES

MANAGEMENT’S DISCUSSION &ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Liquidity and Capital Resources

      The Company’s primary source of funds is customer deposits, proceeds from loan principal and interest payments, sale of loans, maturing securities and FHLB advances. While maturities and scheduled amortization of loans are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

      The Company must maintain an adequate level of liquidity to ensure the availability of sufficient liquidity to fund loan originations and deposit withdrawals, to satisfy other financial commitments and to take advantage of investment opportunities. The Company generally maintains sufficient cash and short-term investments to meet short-term liquidity needs. At December 31, 2002, cash and cash equivalents totaled $73.2 million or 15.76% of total assets. At December 31, 2002, the Bank also maintained an available line of credit of $10.0 million with the FHLB-Cincinnati that may be used as an additional source of liquidity.

      At December 31, 2002, the Bank’s commitments to extend funds consisted of unused lines of credit of $29.5 million, outstanding letters of credit of $6.1 million issued primarily to municipalities as performance bonds, and commitments to originate loans of $34.0 million. The commitments to originate loans at December 31, 2002 consisted of commitments to originate variable rate loans of $28.5 million, and commitments to originate fixed rate loans of $5.5 million at interest rates ranging from 4.25% to 7.00%.

      The Bank to a large extent originates real estate mortgage loans for sale in the secondary market. During the years ended December 31, 2002, 2001, and 2000, the Bank originated $183.0 million, $158.2 million, and $102.2 million of such loans, respectively. During the years ended December 31, 2002, 2001, 2000, the Bank sold in the secondary market $179.0 million, $154.5 million, and $104.1 million of these loans. At December 31, 2002, the Bank had loan commitments totaling $33.9 million that were made up completely of undisbursed loans in process. The Bank anticipates that it will have sufficient funds available to meet current loan commitments. Also, the Bank at December 31, 2002 had locked-rate mortgage loan commitments, which are considered to be derivative instruments, to be sold in the secondary market of $13.7 million. Certificates of deposit that are scheduled to mature in less than one year from December 31, 2002 totaled $102.4 million. Historically, the Bank has been able to retain a significant amount of its deposits as they mature.

      The Company and the Bank are required to comply with the capital adequacy standards established by the Federal Reserve. The Federal Reserve has established a risk-based and a leverage capital measure of capital adequacy for bank holding companies and state member banks. As of December 31, 2002, the Company and the Bank complied with all regulatory capital requirements as of that date with tier 1 leverage, tier 1 risk-based and total risk-based capital ratio. At December 31, 2002, the Company’s ratios were 10.89%, 14.62% and 15.87%, respectively, while the Bank’s ratios were 9.08%, 12.00% and 13.25%, respectively.

      The primary source of funds for the Company is dividends from the Bank. The Federal Reserve Act imposes limitations on the amount of dividends that may be paid by state member banks. Generally, member banks may pay dividends out of their undivided profits, in such amounts and at such times, as the Bank’s board of directors deem prudent. Without prior Federal Reserve approval, however, state member banks may not pay dividends in any calendar year that, in the aggregate, exceed the Bank’s calendar year-to-date net income plus the Bank’s retained net income for the two preceding years.

      As the primary function of the Company is to own the stock of the Bank, expenses of the Company are limited. These expenses include fees paid to members of the Board of Directors for meetings, expenses paid for investor services such as transfer agency fees, fees paid for listing on the NASDAQ exchange, fees paid to the Bank for management services, and postage.

Page 25
2002 Annual Report to Shareholders

Rayburn, Betts & Bates, P.C.
CERTIFIED PUBLIC ACCOUNTANTS
Suite 420
3310 West End Avenue
Nashville, Tennessee 37203

INDEPENDENT AUDITORS’ REPORT

Board of Directors
Cavalry Bancorp, Inc.
Murfreesboro, Tennessee

We have audited the accompanying consolidated balance sheets of Cavalry Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2002.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

Nashville, Tennessee
January 31, 2003

Page 26
2002 Annual Report to Shareholders

Cavalry Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheets
December 31, 2002 and 2001
(Dollars in Thousands)

Assets	2002	2001

Cash (note 3)	$21,200	23,596
Interest-bearing deposits with other financial institutions	51,962	45,685

Cash and cash equivalents	73,162	69,281
Investment securities available-for-sale (note 4)	37,926	41,808
Investment securities held-to-maturity (note 5)	-	637
Loans held for sale, at estimated fair value (note 6)	17,800	10,423
Loans receivable, net (notes 6 and 10)	300,524	280,239
Accrued interest receivable	1,577	2,139
Office properties and equipment, net (note 7)	18,108	15,554
Required investment in stock of Federal Home Loan Bank
and Federal Reserve Bank, at cost (note 8)	2,874	2,159
Deferred tax asset, net (note 11)	1,400	1,295
Foreclosed assets	203	184
Intangible asset (note 2)	193	-
Bank owned life insurance	7,921	7,500
Goodwill (note 2)	1,772	-
Other assets	905	1,655

Total assets	$464,365	432,874

Liabilities and Shareholders’ Equity
Liabilities:
Deposits: (note 9)
Non-interest-bearing	$57,343	48,302
Interest-bearing	350,409	332,688

	407,752	380,990
Advances from Federal Home Loan Bank of Cincinnati (note 10)	2,944	998
Accrued expenses and other liabilities (notes 11 and 12)	3,923	2,080

Total liabilities	414,619	384,068

Shareholders’ Equity (notes 12, 13, 14 and 15):
Preferred stock, no par value:
Authorized - 250,000 shares, none issued or outstanding at:
December 31, 2002 and 2001	-	-
Common stock, no par value:
Authorized - 49,750,000 shares; issued and
outstanding: 6,830,679 and 7,079,801 shares
at December 31, 2002 and 2001, respectively	9,138	11,683
Retained earnings	$43,543	40,700
Unallocated ESOP shares	(3,057)	(3,723)
Accumulated other comprehensive
income, net of taxes	122	146

Total shareholders’ equity	49,746	48,806

Total liabilities and shareholders’ equity	$464,365	432,874

Commitments and contingencies (notes 3, 12, 13, and 19)

See accompanying notes to consolidated financial statements.

Page 27
2002 Annual Report to Shareholders

Cavalry Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
Years Ended December 31, 2002, 2001 and 2000
(Dollars in Thousands)

	2002	2001	2000

Interest and dividend income:
Loans	$21,007	24,146	25,947
Investment securities	1,635	2,744	1,687
Other	615	1,218	1,802

Total interest and dividend income	23,257	28,108	29,436

Interest expense:
Deposits (note 9)	7,145	12,618	12,896
Advances from Federal Home
Loan Bank of Cincinnati	48	31	45
Other borrowings	-	-	129

Total interest expense	7,193	12,649	13,070

Net interest income	16,064	15,459	16,366

Provision for loan losses (note 6)	497	661	306

Net interest income after provision for loan losses	15,567	14,798	16,060

Non-interest income:
Servicing income	237	249	256
Gain on sale of loans, net	3,401	2,537	1,548
Gain on sale of office properties and equipment	46	-	2
Gain on sale of investment securities, net	4	-	-
Deposit servicing fees and charges	3,825	3,710	2,513
Trust service fees	1,086	1,096	1,067
Commissions and other non-banking fees	2,195	59	55
Other	824	649	254

Total non-interest income	11,618	8,300	5,695

See accompanying notes to consolidated financial statements.

Page 28
2002 Annual Report to Shareholders

Cavalry Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income (Continued)
Years Ended December 31, 2002, 2001 and 2000
(Dollars in Thousands, Except Per Share Amounts)

	2002	2001	2000

Non-interest expenses:
Salaries and employee benefits (notes 12 and 13)	12,695	12,211	9,268
Occupancy expense	1,179	977	789
Supplies, communications and other
office expenses	1,084	883	793
Advertising expense	495	365	278
Equipment and service bureau expense	2,682	2,457	2,064
Other	2,042	1,771	1,508

Total non-interest expenses	20,177	18,664	14,700

Income before income tax expense	7,008	4,434	7,055

Income tax expense (note 11)	2,891	2,435	3,003

Net income	$4,117	1,999	4,052

Basic earnings per share (note 16)	$0.64	0.31	0.64

Diluted earnings per share (note 16)	$0.62	0.31	0.64

See accompanying notes to consolidated financial statements.

Page 29
2002 Annual Report to Shareholders

Cavalry Bancorp, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
Years Ended December 31, 2002, 2001 and 2000
(Dollars in Thousands)

	2002	2001	2000

Net income	$4,117	1,999	4,052

Other comprehensive (loss) income, net of tax (note 22):

Unrealized (loss) gain on investment securities
available-for-sale	(24)	51	97

Comprehensive income	$4,093	2,050	4,149

See accompanying notes to consolidated financial statements.

Page 30
2002 Annual Report to Shareholders

Cavalry Bancorp, Inc. and Subsidiaries
Consolidated Statements of Changes in Shareholders’ Equity (Continued)
Years Ended December 31, 2002, 2001 and 2000
(Dollars in Thousands, Except Per Share Amounts)

						Accumulated
				Unearned	Unallocated	Other
	Common	Common	Retained	Restricted	ESOP	Comprehensive
	Shares	Stock	Earnings	Stock	Shares	Income (Loss)	Total

Balance, December 31, 1999	7,104,801	$10,972	37,194	(4,380)	(5,019)	(2)	38,765
Net income	-	-	4,052	-	-	-	4,052
Change in valuation allowance for
investment securities available-
for-sale, net of income taxes of $58	-	-	-	-	-	97	97
ESOP shares committed for release (note 12)	-	517	-	-	639	-	1,156
Dividends ($0.20 per share)	-	-	(1,255)	-	-	-	(1,255)
Deferred MRP shares earned (note 13)	-	-	-	1,156	-	-	1,156

Balance, December 31, 2000	7,104,801	11,489	39,991	(3,224)	(4,380)	95	43,971
Net income	-	-	1,999	-	-	-	1,999
Change in valuation allowance for
investment securities available-
for-sale, net of income taxes of $35	-	-	-	-	-	51	51
ESOP shares committed for release (note 12)	-	465	-	-	657	-	1,122
Purchase and retirement of common stock (note 14)	(25,000)	(271)	-	-	-	-	(271)
Dividends ($0.20 per share)	-	-	(1,290)	-	-	-	(1,290)
Deferred MRP shares earned (note 13)	-	-	-	3,224	-	-	3,224

Balance, December 31, 2001	7,079,801	11,683	40,700	-	(3,723)	146	48,806

Net income	-	-	4,117	-	-	-	4,117

Change in valuation allowance
for investment securities
available-for-sale, net of income taxes of $16	-	-	-	-	-	(24)	(24)

ESOP shares committed for release (note 12)	-	664	-	-	666	-	1,330

Purchase and retirement of common stock (note 14)	(250,064)	(3,221)	-	-	-	-	(3,221)

Proceeds from issuance of common stock as a result
of stock options exercised (note 13)	942	12	-	-	-	-	12

Dividends ($0.20 per share)	-	-	(1,274)	-	-	-	(1,274)

Balance, December 31, 2002	6,830,679	$ 9,138	43,543	-	(3,057)	122	49,746

See accompanying notes to consolidated financial statements.

Page 31
2002 Annual Report to Shareholders

Cavalry Bancorp, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
Years Ended December 31, 2002, 2001 and 2000
(Dollars in Thousands)

	2002	2001	2000

Operating activities:
Net income	$4,117	1,999	4,052
Adjustments to reconcile net income
to net cash provided by operating activities:
Provision for loan losses	497	661	306
Gain on sales of foreclosed assets, net	(44)	(24)	(6)
Gain on sales of loans, net	(3,401)	(2,537)	(1,548)
Gain on sale of office properties
and equipment	(46)	-	(2)
Gain on sale of investment securities, net	(4)	-	-
Contribution of foreclosed asset, at cost	15	-	-
Depreciation and amortization on
office properties and equipment	1,514	1,200	928
Amortization of intangible asset	28	-	-
Allocation of ESOP shares at fair value	1,330	1,122	1,156
Compensation expense recognized
on restricted stock	-	3,224	1,156
Net amortization (accretion) of investment
securities premiums and discounts	312	34	(266)
Accretion of deferred loan
origination fees	(898)	(882)	(837)
Loan fees collected	968	907	794
Deferred income tax benefit	(105)	(15)	(12)
Increase in cash surrender value
of bank owned life insurance	(421)	-	-
Stock dividends on Federal Home
Loan Bank stock	(101)	(139)	(142)
Proceeds from sales of loans	179,030	154,515	104,074
Origination of loans held for sale	(183,006)	(158,218)	(102,224)
Decrease (increase) in accrued
interest receivable	562	420	(775)
Decrease (increase) in other assets	613	(97)	140
Increase (decrease) in accrued expenses
and other liabilities	1,548	(156)	(581)

Net cash provided by operating activities	2,508	2,014	6,213

See accompanying notes to consolidated financial statements.

Page 32
2002 Annual Report to Shareholders

Cavalry Bancorp, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (Continued)
Years Ended December 31, 2002, 2001 and 2000
(Dollars in Thousands)

	2002	2001	2000

Investing activities:
Increase in loans receivable, net	$(21,179)	(1,727)	(7,842)
Principal payments on investment
securities available-for-sale and held-to-maturity	4,441	168	55
Proceeds from the sales of office
properties and equipment	59	-	44
Purchases of investment securities
available-for-sale	(45,207)	(72,750)	(37,860)
Purchases of investment securities
held-to-maturity	-	(100)	-
Proceeds from maturities of investment securities
available-for-sale	40,500	63,130	13,000
Proceeds from sales of investment securities
available-for-sale	4,020	-	-
Proceeds from sales of investment securities
held-to-maturity	417	-	-
Purchases of office properties and equipment	(4,002)	(1,499)	(6,333)
Proceeds from sale of foreclosed assets	355	206	398
Improvements on foreclosed assets	(18)	-	-
Purchase of bank owned life insurance	-	(7,500)	-
Purchase of stock in Federal Reserve Bank	(1,240)	-	-
Redemption of stock in Federal Reserve Bank	626	-	-
Cash paid for acquisition of Miller & Loughry
Insurance and Services, Inc.,
net of cash acquired	(1,611)	-	-

Net cash used in investing activities	(22,839)	(20,072)	(38,538)

Financing activities:
Net increase in deposits	26,762	44,456	27,605
Advances from Federal Home Loan Bank
of Cincinnati	2,000	-	1,614
Repayment of advances from Federal Home
Loan Bank of Cincinnati	(54)	(580)	(36)
Other borrowings repayments	-	-	(45,000)
Retirement of common stock	(3,221)	(271)	-
Proceeds from exercise of stock options	12	-	-
Dividends paid	(1,287)	(1,291)	(1,255)

Net cash provided by (used in) financing activities	24,212	42,314	(17,072)

Increase (decrease) in cash and cash equivalents	$3,881	24,256	(49,397)
Cash and cash equivalents, beginning of year	69,281	45,025	94,422

Cash and cash equivalents, end of year	$73,162	69,281	45,025

See accompanying notes to consolidated financial statements.

Page 33
2002 Annual Report to Shareholders

Cavalry Bancorp, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (Continued)
Years Ended December 31, 2002, 2001 and 2000
(Dollars in Thousands)

	2002	2001	2000

Supplemental Disclosures of Cash
Flow Information:
Payments during the period for:
Interest	$7,209	12,866	13,022

Income taxes	$3,050	2,310	3,485

Supplemental Disclosures of Noncash
Investing and Financing Activities:
Foreclosures and in substance
foreclosures of loans during year	$327	321	392

Net unrealized gains (losses) on investment
securities available-for-sale	$(40)	86	155

Increase in deferred tax asset (liability) related
to unrealized gain (loss) on investments	$16	(35)	(58)

Investment securities transferred from
held-to-maturity to available-for-sale	$100	-	-

Dividends declared and payable	$339	354	355

See accompanying notes to consolidated financial statements.

Page 34
2002 Annual Report to Shareholders

Cavalry Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2002, 2001 and 2000

(1)	Summary of Significant Accounting Policies:
Nature of Operations and Customer Concentration

Cavalry Bancorp, Inc. (the Corporation) is a bank holding company incorporated in the state of Tennessee.  The Company’s principal business activities are conducted through it’s wholly-owned subsidiary, Cavalry Banking (the Bank), which is a state chartered commercial bank engaged in the business of accepting deposits and providing mortgage, consumer, construction and commercial loans to the general public through its retail banking offices.  The Bank’s business activities are primarily limited to within Rutherford County and adjacent counties of Tennessee.  The Bank is subject to competition from other financial institutions.  Deposits at the Bank are insured up to the applicable limits by the Federal Deposit Insurance Corporation (FDIC).  The Bank is subject to comprehensive regulation, examination and supervision by the Tennessee Department of Financial Institutions, the Board of Governors of the Federal Reserve System (FRB) and the FDIC.  Effective January 1, 2002, the Bank and Corporation converted to their current charters.  Prior to this date, the Corporation was a unitary thrift holding company and the Bank was a federally chartered savings bank.  The Bank was at that time regulated by the Office of Thrift Supervision (OTS) and the FDIC.

A substantial portion of the Bank’s loans are secured by real estate in the Middle Tennessee market.  In addition, foreclosed real estate is located in this same market.  Accordingly, the ultimate collectibility of a substantial portion of the Bank’s loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate is susceptible to changes in local market conditions.

Management believes that the allowance for loan losses is adequate.  While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions.  In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowances for losses on loans and foreclosed real estate.  Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

Principles of Consolidation

The consolidated financial statements include the accounts of the Corporation, the Bank and its wholly-owned subsidiary Miller & Loughry Insurance and Services, Inc., (collectively the Company) for the year ended December 31, 2002.  The consolidated financial statements included the accounts of the Corporation, the Bank and its wholly-owned subsidiary Cavalry Enterprises, Inc., (collectively the Company) for the years ended December 31, 2001 and 2000.  Effective January 1, 2002, Cavalry Enterprises, Inc. was dissolved as a corporation and is now operating as a division of the Bank.  Significant intercompany balances and transactions have been eliminated in consolidation under the equity method.

Accounting

The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America and conform to general practices in the banking industry.

Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and revenues and expenses for the year.  Actual results could differ significantly from those estimates.  Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.  In connection with the determination of the allowances for loan losses and foreclosed real estate, management obtains independent appraisals for significant properties.

Cash Equivalents
Cash equivalents include cash and demand and time deposits at other financial institutions with remaining maturities of three months or less.

Page 35
2002 Annual Report to Shareholders

Cavalry Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2002, 2001 and 2000

(1)	Summary of Significant Accounting Policies: (Continued)
Investment Securities

In accordance with Statement of Financial Accounting Standards No. (SFAS) 115, Accounting for Certain Investments in Debt and Equity Securities, the Company is required to report debt, readily-marketable equity, mortgage-backed and mortgage related securities in one of the following categories: (i)  “held-to-maturity” (management has a positive intent and ability to hold to maturity) which are to be reported at amortized cost adjusted, in the case of debt securities, for the amortization of premiums and accretion of discounts; (ii) “trading” (held for current resale) which are to be reported at fair value, with unrealized gains and losses included in earnings; and (iii) “available-for-sale” (all other debt, equity, mortgage-backed and mortgage related securities) which are to be reported at fair value, with unrealized gains and losses reported net of tax as a separate component of shareholders’ equity.  At the time of new securities purchases, a determination is made as to the appropriate classification.  Realized and unrealized gains and losses on trading securities are included in net income.  Unrealized gains and losses on securities available-for-sale are recognized as direct increases or decreases in shareholders’ equity, net of any tax effect.  Cost of securities sold is recognized using the specific identification method.

Loans Receivable

Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees and unearned discounts.  Unearned discounts on installment loans are recognized as income over the term of the loans using the interest method.

Loan origination and commitment fees, as well as certain origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans adjusted for estimated prepayments based on the Company’s historical prepayment experience, using the interest method.  Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more.  Any unpaid interest previously accrued on these loans is reversed from income and an allowance for accrued interest is recorded.

The allowance for loan losses is maintained at a level which, in management’s judgment, is adequate to absorb losses inherent in the loan portfolio.  The amount of the allowance is based on management’s evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions.  Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows.  The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.  Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses.

Loans are considered to be impaired when, in management’s judgment, principal or interest is not collectible according to the contractual terms of the loan agreement.  When conducting loan evaluations, management considers various factors such as historical loan performance, the financial condition of the borrower and adequacy of collateral to determine if a loan is impaired.

The measurement of impaired loans generally is based on the present value of future cash flows discounted at the historical effective interest rate, except that collateral-dependent loans generally are measured for impairment based on the fair value of the collateral.  When the measured amount of an impaired loan is less than the recorded investment in the loan, the impairment is recorded as a charge to income and a valuation allowance which is included as a component of the allowance for loan losses.

Mortgage loans originated and held for sale in the secondary market are carried at the lower of cost or market value determined on an aggregate basis.  Net unrealized losses are recognized in a valuation allowance through charges to income.  Gains and losses on the sale of loans held for sale are determined using the specific identification method.

Page 36
2002 Annual Report to Shareholders

Cavalry Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2002, 2001 and 2000

(1)	Summary of Significant Accounting Policies: (Continued)
Foreclosed Assets

Foreclosed assets include property acquired through foreclosure and deeds in lieu of foreclosure.  Property acquired by deed in lieu of foreclosure results when a borrower voluntarily transfers title to the Company in full settlement of the related debt in an attempt to avoid foreclosure.  Foreclosed assets are valued at the date of acquisition and thereafter at the lower of fair value less costs to sell or the Company’s net investment in the loan and subsequent improvements to the property.  Certain costs relating to holding the properties, and gains or losses resulting from the disposition of properties are recognized in the current period’s operations.

Office Properties and Equipment

Depreciation and amortization are provided over the estimated useful lives of the respective assets which range from 3 to 40 years.  All office properties and equipment are recorded at cost and are depreciated on the straight-line method.

Goodwill
Beginning January 1, 2002 with the adoption of SFAS 142, Goodwill and Other Intangible Assets, goodwill is no longer amortized, but instead tested for impairment at least annually.

Intangible Asset

The intangible asset for insurance contracts is amortized using the straight-line method over the estimated period of benefit of eight years.  The Company periodically evaluates the recoverability of the intangible asset and takes into account events or circumstances that warrant a revised estimate of the useful life or indicates that an impairment exists.

Advertising
The Company expenses the production cost of advertising as incurred.

Income Taxes

Under the asset and liability method of SFAS 109, Accounting for Income Taxes, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  To the extent that current available evidence about the future raises doubt about the realization of a deferred tax asset, a valuation allowance must be established.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company files consolidated federal income and combined state franchise and excise tax returns. All taxes are accrued on a separate entity basis.

Fair Values of Financial Instruments

SFAS 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the consolidated balance sheets for which it is practicable to estimate that value.  In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.  Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows.  In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments.  Fair value estimates are made at a point in time, based on relevant market information and information about the financial instrument.  Accordingly, such estimates involve uncertainties and matters of judgment and therefore cannot be determined with precision.  SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements.  Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Page 37
2002 Annual Report to Shareholders

Cavalry Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2002, 2001 and 2000

(1)	Summary of Significant Accounting Policies: (Continued)
Fair Values of Financial Instruments (Continued)
The following are the more significant methods and assumptions used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents:  The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents approximate those assets’ fair values, because they mature within 90 days or less and do not present credit risk concerns.  Investment securities available-for-sale and held-to-maturity:  Fair values for investment securities available-for-sale and held-to-maturity are based on quoted market prices, where available.  If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans receivable:  The fair values for loans receivable are estimated using discounted cash flow analysis which considers future repricing dates and estimated repayment dates, and further using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.  Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics.

Loans held for sale: Fair value is based on investor commitments, or in the absence of such commitments, on current investor yield requirements.

Accrued interest receivable:  Fair value is estimated to approximate the carrying amount because such amounts are expected to be received within 90 days or less and any credit concerns have been previously considered in the carrying value.

Deposits:  The fair values disclosed for deposits with no stated maturity such as demand deposits, interest-bearing checking accounts and savings accounts are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts).  The fair values for certificates of deposit and other fixed maturity time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on such type accounts to a schedule of aggregated contractual maturities on such time deposits.

Advances from the FHLB: The fair value of these advances is estimated by discounting the future cash flows of these advances using the current rates at which similar advances could be obtained.

Commitments to extend credit:  Commitments to extend credit were evaluated and fair value was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties.  For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

Sale and Servicing of Mortgage Loans

The Company sells mortgage loans for cash proceeds equal to the principal amount of the loans sold but with yield rates which reflect the current market rate.  Gain or loss is recorded at the time of sale in an amount reflecting the difference between the contractual interest rates of the loans sold and the current market rate.  Certain loans are sold with the servicing retained by the Company.  Servicing income is recognized as collected and is based on the normal agency servicing fee as defined by GNMA, FNMA, or FHLMC.  For mortgage servicing rights that are created through the origination of mortgage loans, and where the loans are subsequently sold or securitized with servicing rights retained, the Company allocates the total cost of the mortgage loans to the mortgage servicing rights and the loans based on their relative fair values.  The Company periodically makes an assessment of capitalized mortgage servicing rights for impairment based on the current fair value of those rights.

Page 38
2002 Annual Report to Shareholders

Cavalry Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2002, 2001 and 2000
(Table Amounts in Thousands, Except Per Share Data)

(1)	Summary of Significant Accounting Policies: (Continued)
Sale and Servicing of Mortgage Loans

Fees earned for servicing loans are reported as income when the related mortgage loan payments are collected.  Mortgage servicing rights (MSRs) are amortized, as a reduction to loan service fee income, using the interest method over the estimated remaining life of the underlying mortgage loans.  MSR assets are carried at fair value and impairment, if any, is recognized through a valuation allowance.  The Company primarily sells its mortgage loans on a non-recourse basis.

Earnings Per Share

Earnings per share (EPS) consists of two separate components, basic EPS and diluted EPS.  Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding for each period presented.  Diluted EPS is calculated by dividing net income by the weighted average number of common shares outstanding plus dilutive common stock equivalents (CSE).  CSE consists of dilutive stock options granted through the Company’s stock option plan.  Common stock equivalents which are considered antidilutive are not included for the purposes of this calculation.  During 2002, 2001 and 2000, there were no antidilutive CSEs.

Stock Options

The Company accounts for its stock option plans in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, as permitted by SFAS 123, Accounting for Stock-Based Compensation.  As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price.  SFAS 123 requires entities which continue to apply the provisions of APB Opinion No. 25 to provide pro-forma earnings per share disclosure for stock option grants made in 1995 and subsequent years as if the fair value based method defined in SFAS 123 had been applied.  SFAS 148, Accounting  for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB No. 123, provides that an entity that has transitioned to the accounting treatment prescribed by SFAS 123 may use the intrinsic value method in lieu of the fair value based method for determining the fair value of stock options at the date of grant.  SFAS 148 requires disclosure in addition to SFAS 123 if APB opinion No. 25 is currently being applied (see Effect of New Accounting Pronouncements).

The Company applies Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees, and related interpretations in accounting for the plan.  No compensation cost has been recognized for the plan because the stock option price is equal to or greater than the fair value at the grant date.  Following is a reconciliation of reported and pro forma net income and earnings per share had compensation cost for the plan been determined based on the fair value of SFAS 123, Accounting for Stock-Based Compensation, as amended:

	Year Ended
	December 31,

	2002	2001

Net income:
As reported	$4,117	1,999
Deduct: Total stock-based employee
compensation expense determined under
fair value based method for all awards
granted, net of related tax effects	(133)	(66)

Pro forma net income	$3,984	1,933

Earnings per share:
Basic - as reported	$0.64	0.31

Basic - pro forma	0.62	0.30

Diluted - as reported	$0.62	0.31

Diluted - pro forma	0.60	0.30

Page 39
2002 Annual Report to Shareholders

Cavalry Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2002, 2001 and 2000

(1)	Summary of Significant Accounting Policies: (Continued)
Derivative Financial Instruments

It is the policy of the Company to record all derivative financial instruments at fair value in the consolidated financial statements.  The Bank has derivative financial instruments in the form of locked-rate mortgage loan commitments that are carried at their current market value and changes in their current market value are recorded in the consolidated statements of income during the current period.

Effect of New Accounting Pronouncements

In June 2001, the FASB issued SFAS 143, Accounting for Asset Retirement Obligations.  SFAS 143 establishes accounting standards for the recognition and measurement of legal obligations associated with the retirement of tangible long-lived assets.  The provisions of this statement are effective for financial statements issued for fiscal years beginning after June 15, 2002, with earlier application encouraged.The Company does not anticipate any material impact on the Company’s financial position, results of operations and cash flow subsequent to the effective date of this statement.

In August 2001, the FASB issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets.  SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets.  The provisions of this statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with earlier application encouraged.  The implementation of this statement did not have a material impact on the Company’s financial position, results of operations and cash flow.

In April 2002, the FASB issued SFAS 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.  SFAS 145 rescinds SFAS 4 and 64, relative to debt extinguishments and provides that gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria in APB Opinion No. 30.  Applying the provisions of APB Opinion No. 30 will distinguish transactions that are part of an entity’s recurring operations from those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item.  The Statement amends SFAS 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions.  Finally, the Statement rescinds SFAS 44, Accounting for Intangible Assets of Motor Carriers, and amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions.  The provisions of the Statement relative to accounting for leases were effective for transactions occurring after May 15, 2002.  Implementation of these provisions of the Statement had no impact on the Company’s financial position, results of operations and cash flow subsequent to the effective date of this statement.

In June 2002, the FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities.  SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).”  The provisions of the Statement are effective for exit or disposal activities that are initiated after December 31, 2002.  The Company does not anticipate any material impact on the Company’s financial position, results of operations and cash flow subsequent to the effective date of the statement.

In October 2002, the FASB issued SFAS 147, Acquisitions of Certain Financial Institutions - an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9.   SFAS 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, and FASB Interpretation No. 9, Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method, provided interpretive guidance on the application of the purchase method to acquisitions of financial institutions.  Except for transactions between two or more mutual enterprises, this Statement removes acquisitions of financial institutions from the scope of both SFAS 72 and Interpretation No. 9 and requires that those transactions be accounted for in accordance

Page 40
2002 Annual Report to Shareholders

Cavalry Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2002, 2001 and 2000

(1)	Summary of Significant Accounting Policies: (Continued)
Effect of New Accounting Pronouncements (Continued)

with SFAS 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets.  Thus, the requirement in paragraph 5 of SFAS 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of intangible and identifiable intangible assets acquired as an identifiable intangible asset no longer applies to acquisitions within the scope of this Statement.  In addition, this Statement amends SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets.  Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that SFAS 144 requires for other long-lived assets that are held and used.  Paragraph 5 of this Statement, which relates to the application of the purchase method of accounting, is effective for acquisitions for which the date of acquisition is on or after October 1, 2002.  The provisions in paragraph 6 related to accounting for the impairment or disposal of certain long-term customer-relationship intangible assets are effective on October 1, 2002.  Transition provisions for previously recognized unidentifiable intangible assets are effective on October 1, 2002.  The Company does not anticipate any material impact on the Company’s financial position, results of operations and cash flow subsequent to the effective date of this statement.

In December 2002, the FASB issued SFAS 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123.  SFAS 148 amends SFAS 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation.  In addition, this Statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.  The provisions of the Statement are effective for financial statements of fiscal years ending after December 15, 2002.  Interim disclosures are required for reports containing condensed financial statements for periods beginning after December 15, 2002.  The Company does not anticipate any material impact on the Company’s financial position, results of operations and cash flow subsequent to the effective date of this statement.

Reclassification
Certain 2001 and 2000 amounts have been reclassified to conform to the December 31, 2002 presentation.

(2)	Acquisition:

The Company’s wholly-owned subsidiary, Cavalry Banking (the Bank), completed the purchase of 100% of the capital stock issued and outstanding of Miller & Loughry Insurance and Services, Inc. (MLI&S) on January 4, 2002 for cash totaling approximately $2.0 million.  MLI&S is an independent insurance agency located in Murfreesboro, Tennessee.  The Company believes that this transaction will enhance its market share by providing its customer base a full range of financial services.

The consolidated statement of income of the Company for the year ended December 31, 2002, includes the results of operations for MLI&S from the January 4, 2002 acquisition date.  The acquisition resulted in approximately $1.8 million of goodwill, of which no amount is deductible for tax purposes, and approximately $220,000 in an identified intangible asset for insurance contracts.  The amount allocated to the identified intangible asset for insurance contracts was determined by an annual owner’s cash valuation method and is being amortized over the estimated useful life of eight years using a straight-line amortization method.

Page 41
2002 Annual Report to Shareholders

Cavalry Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2002, 2001 and 2000
(Table Amounts in Thousands, Except Per Share Data)

(2)	Acquisition: (Continued)
The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:
(Dollars in thousands)

Current assets	$250
Office equipment	79

Total assets acquired	329

Current liabilities	(324)

Total liabilities assumed	(324)

Net assets acquired	$5

The following represents supplemental pro forma disclosure required by SFAS 141 for the year ended December 31, 2001, of total revenue, net income and earnings per share as though the business combination had been completed as of January 1, 2001.  Supplemental pro forma disclosure has not been provided for the year ended December 31, 2002 as the transaction was consummated at the beginning of the period.

For the Year Ended
December 31, 2001

Interest income	$28,110
Non-interest income	9,925
Net income	2,169
Earnings per share:
Basic	0.33
Diluted	0.33

(3)	Cash:

The Company is required to maintain cash on hand or in the Federal Reserve Bank account for various regulatory purposes.  During 2002 and 2001, such required cash averaged approximately $6,998,000 and $6,417,000, respectively.

Page 42
2002 Annual Report to Shareholders

Notes to Consolidated Financial Statements (Continued)
December 31, 2002, 2001 and 2000
(Table Amounts in Thousands)

(4)	Investment Securities Available-for-Sale:
The amortized cost and estimated fair values of investment securities available-for-sale at December 31, 2002 and 2001 are as follows:

	December 31, 2002

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Obligations of U.S. Government agencies	$26,551	128	-	26,679
Collateralized mortgage obligations
and mortgage-backed securities	10,752	82	12	10,822
Certificate of deposit	100	-	-	100
Other security	325	-	-	325

	$37,728	210	12	37,926

	December 31, 2001

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

U.S. Treasury securities	$1,000	4	-	1,004
Obligations of U.S. Government agencies	30,571	411	-	30,982
Collateralized mortgage obligations
and mortgage-backed securities	10,000	-	178	9,822

	$41,571	415	178	41,808

The amortized cost and estimated fair value of investment securities available-for-sale at December 31, 2002, by contractual maturity, are shown below.
		Estimated
	Amortized	Fair
	Cost	Value

Obligations of U.S. Government agencies
and certificate of deposit:
Maturing within one year	$8,239	8,303
Maturing within one through five years	18,412	18,476

	26,651	26,779
Collateralized mortgage obligations
and mortgage-backed securities	10,752	10,822
Other security	325	325

	$37,728	37,926

Page 43
2002 Annual Report to Shareholders

Cavalry Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2002, 2001 and 2000
(Table Amounts in Thousands)

(4)	Investment Securities Available-for-Sale: (Continued)
The amortized cost and estimated fair value of investment securities available-for-sale at December 31, 2001, by contractual maturity, are shown below.
		Estimated
	Amortized	Fair
	Cost	Value

U.S. Treasury securities and obligations
of U.S. Government agencies:
Maturing within one year	$13,048	13,256
Maturing within one through five years	17,511	17,716
Maturing within five through ten years	1,012	1,014

	31,571	31,986
Collateralized mortgage obligations
and mortgage-backed securities	10,000	9,822

	$41,571	41,808

Certain securities, with amortized cost of $8.7 million and estimated fair value of $8.8 million at December 31, 2002 and amortized cost of $29.6 million and estimated fair value of $30.0 million at December 31, 2001, were pledged as collateral as permitted or required by law.

During 2002, the Company sold investment securities classified as available-for-sale for proceeds of $4.0 million resulting in gross gains of $20,000.  There were no sales of investment securities available-for-sale in the years ended December 31, 2001 and 2000.

(5)	Investment Securities Held-to-Maturity:

During the year ended December 31, 2002, the Company sold investment securities classified as held-to-maturity with amortized cost of $433,000, resulting in gross realized losses of $16,000.  These investment securities held-to-maturity were sold as a majority of the principal had been collected and with the increase in prepayments on mortgage loans, yields on these securities had reduced significantly and Management of the Company felt it prudent to utilize other investment opportunities.  Management’s intent was to invest these funds in investment securities available-for-sale with shorter terms as the securities sold had on average 15 years remaining until maturity.  As a result of the sales, one certificate of deposit classified as held-to-maturity was transferred to the available-for sale classification at its amortized cost of $100,000 as the amortized cost approximated estimated fair value at the time of the transfer.  The Company sold no securities held-to-maturity during the years ended December 31, 2001 and 2000.  There were no investment securities held-to-maturity as of December 31, 2002.  The amortized cost and estimated fair values of investment securities held-to-maturity at December 31, 2001 is as follows:

	December 31, 2001

		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Certificate of deposit	$100	-	5	95
Mortgage-backed securities:
FHLMC	161	1	1	161
FNMA	376	1	1	376

Total investment securities
held-to-maturity	$637	2	7	632

As of December 31, 2001, the certificate of deposit had a contractual maturity of within one year through five years and the mortgage-backed securities had contractual maturity dates of greater than ten years.

Page 44
2002 Annual Report to Shareholders

Cavalry Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2002, 2001 and 2000
(Table Amounts in Thousands)

(6)	Loans Receivable:
The composition of the loan portfolio as of December 31, 2002 and 2001 is presented as follows:

	2002	2001

Commercial	$104,512	130,800
Real estate loans held for sale	17,800	10,423
Real estate - mortgage	107,459	60,803
Real estate - construction	66,882	48,449
Installment and other consumer	27,166	45,424

	323,819	295,899
Less deferred loan fees, net	(838)	(767)
Less allowance for loan losses	(4,657)	(4,470)

	$318,324	290,662

Loans serviced for the benefit of others totaled approximately $64.9 million, $87.9 million and $111.4 million at December 31, 2002, 2001 and 2000, respectively.  Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow amounts, disbursing payments to investors and foreclosure processing.

Qualified one-to-four family first mortgage loans are pledged to the Federal Home Loan Bank of Cincinnati as discussed in note 10.

Impaired loans and related valuation allowance amounts at December 31, 2002 and 2001 were as follows:

	2002	2001

Recorded investment	$5,153	3,925
Valuation allowance	$592	642

The average recorded investment in impaired loans for the years ended December 31, 2002, 2001 and 2000 was $4,156,000, $3,509,000 and $3,666,000, respectively.  Interest income recognized on impaired loans was not significant during the years ended December 31, 2002, 2001 and 2000.

Activity in the allowance for loan losses, consisted of the following:

	2002	2001	2000

Balance at beginning of period	$4,470	4,235	4,136
Provision for loan losses	497	661	306
Recoveries	186	114	29
Charge-offs	(496)	(540)	(236)

Balance at end of period	$4,657	4,470	4,235

Non-accrual loans totaled approximately $530,000 and $394,000 at December 31, 2002 and 2001, respectively.  Interest income foregone on such loans was not significant during the years ended December 31, 2002, 2001 and 2000.  The Company is not committed to lend additional funds to borrowers whose loans have been placed on a non-accrual basis.

There were no loans three months or more past due which were still accruing interest as of December 31, 2002 and 2001.

Page 45
2002 Annual Report to Shareholders

Cavalry Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2002, 2001 and 2000
(Table Amounts in Thousands)

(6)	Loans Receivable: (Continued)

The Company originates loans to officers and directors at terms substantially identical to those available to other borrowers.  Mortgage and consumer loans to officers and directors at December 31, 2002 and 2001 were approximately $926,000 and $1,656,000, respectively.  At December 31, 2002 funds committed that were undisbursed to officers and directors approximated $4,516,000.

The following summarizes activity of loans to officers and directors for the year ended December 31, 2002 and 2001:

	2002	2001

Balance at beginning of period	$1,656	2,011
New loans	1,581	3,652
Principal repayments	(2,311)	(4,007)

Balance at end of period	$926	1,656

(7)	Office Properties and Equipment, Net:
Office properties and equipment, less accumulated depreciation and amortization, consisted of the following at December 31, 2002 and 2001:

	2002	2001

Land	$3,864	3,440
Office buildings	11,865	11,638
Furniture, fixtures, and equipment	11,071	8,440
Leasehold improvements	444	432
Automobiles	136	128
Construction in process	453	3

	27,833	24,081
Less accumulated depreciation and amortization	9,725	8,527

Office properties and equipment, net	$18,108	15,554

(8)	Required Investment in Stock of Federal Home Loan Bank and Federal Reserve Bank:

The Bank is a member of the Federal Home Loan Bank (FHLB).  As a member of this system, the Bank is required to maintain an investment in capital stock of the Federal Home Loan Bank of Cincinnati in an amount equal to the greater of 1% of residential mortgage loans and mortgage-backed securities, or .3% of total assets of the Bank.  At December 31, 2002, no additional investments are required.  No ready market exists for the stock, and it has no quoted market value, but may be redeemed for face value by the FHLB if the Bank withdraws its membership.  Accordingly, this investment is carried at the Bank’s historical cost.

Effective January 1, 2002, the Corporation and the Bank became members of the Federal Reserve System.  Membership requirements for the Corporation and the Bank are set forth in Regulation Y and Regulation H, respectively.  The Bank is required to own stock in the Federal Reserve Bank to be a member of the Federal Reserve System.  No ready market exists for the stock, and it has no quoted market value, but may be redeemed for face value by the Federal Reserve Bank if the Bank withdraws its membership.  Accordingly, this investment is carried at the Bank’s historical cost.

Page 46
2002 Annual Report to Shareholders

Cavalry Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2002, 2001 and 2000
(Table Amounts in Thousands, Except Percentages)

(9)	Deposits:
Deposit account balances at December 31, 2002 and 2001, are summarized as follows (dollars in thousands):

	2002	2001

Non-interest bearing	$57,343	48,302
Interest-bearing demand	181,930	173,193
Savings deposits	16,644	13,938
Certificates of deposit	151,835	145,557

	$407,752	380,990

The aggregate amount of certificates of deposit each with a minimum denomination of $100,000, was $57,928,000 and $41,100,000 as of December 31, 2002 and 2001, respectively.

As of December 31, 2002, the scheduled maturities of certificates of deposit were as follows:

Year Ended
December 31,

2003	$102,394
2004	28,119
2005	6,045
2006	4,622
2007	10,655

$151,835

Interest expense on deposit balances for the years ended December 31, 2002, 2001 and 2000 is summarized as follows:

	2002	2001	2000

Interest-bearing demand	$77	130	169
Savings deposits	1,676	3,461	3,660
Certificates of deposit	5,392	9,027	9,067

	$7,145	12,618	12,896

(10)	Advances from the Federal Home Loan Bank of Cincinnati:
FHLB advances are summarized as follows:

	December 31,

	2002		2001

		Weighted		Weighted
		Average		Average
Type of Advances	Amount	Rate	Amount	Rate

Fixed-rate	$2,944	3.36%	998	2.25%

Page 47
2002 Annual Report to Shareholders

Cavalry Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2002, 2001 and 2000
(Table Amounts in Thousands, Except Percentages)

(10)	Advances from the Federal Home Loan Bank of Cincinnati: (Continued)
Scheduled maturities of FHLB advances as of December 31, 2002 are as follows:

Amount at
Year Ended	Stated
December 31,	Maturity

2003	$54
2004	54
2005	54
2006	1,054
2007	1,054
Thereafter	674

$2,944

The Bank has an approved line of credit of $10,000,000 at December 31, 2002 which is secured by a blanket agreement to maintain residential first mortgage loans with a principal value of 125% of the outstanding advances and has a variable interest rate.  The Company can increase its borrowings from the FHLB to $61,298,000 at December 31, 2002.

(11)	Income Taxes:
The components of income tax expense (benefit) are as follows:

	2002	2001	2000

Current income tax expense:
Federal	$2,492	2,071	2,538
State	504	379	477

Total current income tax expense	2,996	2,450	3,015

Deferred income tax benefit:
Federal	(93)	(13)	(11)
State	(12)	(2)	(1)

Total deferred income tax benefit	(105)	(15)	(12)

Income tax expense	$2,891	2,435	3,003

The following table presents a reconciliation of the provision for income taxes as shown in the consolidated statements of income, with that which would be computed by applying the statutory federal income tax rate of 34% to income before income taxes.

	2002		2001		2000

Tax expense at statutory rates	$2,383	34.0%	1,508	34.0%	2,399	34.0%
Increases (decrease) in taxes
resulting from:
State income tax, net of
federal effect	325	4.6	250	5.6	314	4.5
Nondeductible ESOP compensation	303	4.3	247	5.6	299	4.2
Nondeductible MRP compensation	-	-	286	6.5	105	1.5
Increase in life insurance CSV	(143)	(2.0)	-	-	-	-
Other, net	23	0.2	144	3.2	(114)	(1.6)

Total income tax expense	$2,891	41.1%	2,435	54.9%	3,003	42.6%

Page 48
2002 Annual Report to Shareholders

Cavalry Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2002, 2001 and 2000
(Table Amounts in Thousands)

(11)	Income Taxes: (Continued)

In years ended December 31, 1995 and prior, the Bank was allowed under the Internal Revenue Code to deduct, subject to certain conditions, an annual addition to a reserve for bad debts (reserve method) in determining taxable income.  Legislation enacted in August 1996 repealed the reserve method effective for the Bank for the year ended December 31, 1996.

The tax effects of temporary differences that give rise to the significant portions of deferred tax asset and liabilities at December 31, 2002 and 2001, are as follows:

	2002	2001

Deferred tax assets:
Loans receivable, allowance for loan losses	$1,756	1,670
Deferred loan fees	321	291
Deferred compensation	170	-
Other	3	14

Total deferred tax asset	2,250	1,975

Deferred tax liabilities:
FHLB stock	561	518
Office properties and equipment	289	156
Other	-	6

Total deferred tax liability	850	680

Net deferred tax asset	$1,400	1,295

SFAS 109, Accounting for Income Taxes, requires that the tax benefit of deductible temporary differences be recorded as an asset to the extent that management assesses the utilization of such temporary differences to be “more likely than not.”  In accordance with SFAS 109, the realization of tax benefits of deductible temporary differences depends on whether the Company has sufficient taxable income within the carryback and carryforward period permitted by tax law to allow for utilization of the deductible amounts.  Taxable income in the carryback period and estimates of taxable income in the carryforward period were expected to be sufficient to utilize such differences.  As such, no valuation allowance was established at December 31, 2002 and 2001.

(12)	Employee Benefit Plans:

401(k) Plan – The Company sponsors a 401(k) plan, which is available to all employees who meet minimum eligibility requirements.  Management has contributed 2% of employees’ earnings to the Plan on the employees’ behalf.  Participants may generally contribute up to 15% of earnings, and, in addition, management will match employee contributions up to 4%.  Expense related to Company contributions amounted to $356,000, $345,000 and $285,000 in the years ended December 31, 2002, 2001 and 2000, respectively.

Employee Stock Ownership Plan – The Cavalry Banking Employee Stock Ownership Plan (ESOP) is a noncontributory retirement plan adopted by the Company effective January 1, 1998 which includes all employees who meet minimum eligibility requirements.  The ESOP acquired 603,060 shares of the Corporation’s common stock at the time of conversion at a price of $10 per share with proceeds of a loan from the Corporation in the amount of approximately $6,031,000.  The Bank makes periodic cash contributions to the ESOP in an amount sufficient for the ESOP to make the scheduled payments under the note payable to the Corporation.  In connection with a cash distribution, the ESOP received approximately $4.5 million on its shares of the Corporation’s common stock.  The ESOP purchased an additional 321,305 shares with the proceeds.

Page 49
2002 Annual Report to Shareholders

Cavalry Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2002, 2001 and 2000

(12)	Employee Benefit Plans: (Continued)

This off-balance sheet note payable has a term of 12 years, bears interest at 8.5% and requires a level quarterly payment of principal and interest of approximately $202,000.  The note is collateralized by the shares of common stock held by the ESOP.

As the note is repaid, shares are released from collateral based on the proportion of the payment in relation to total payments required to be made on the loan.  The shares released from collateral are then allocated to participants based upon compensation.  Compensation expense is determined by multiplying the per share market price of the Corporation’s stock at the time the shares are committed to be released by the number of shares to be released.  The value of the released shares is recorded at cost as a deduction to common stock and the value of the released shares at market is recorded as an addition or deduction to unallocated ESOP shares.  The Company recognized approximately $1,330,000, $1,122,000, and $1,156,000 in compensation expense in the years ended December 31, 2002, 2001 and 2000, respectively, related to the ESOP of which approximately $666,000, $657,000 and $639,000 reduced the cost of unallocated ESOP shares and $664,000, $465,000 and $517,000 increased common stock on the balance sheets, respectively.

The cost of the unallocated shares is reflected as a reduction of equity.  Unallocated shares are considered neither outstanding shares for computation of basic earnings per share nor potentially dilutive securities for computation of diluted earnings per share.  Dividends on unallocated ESOP shares are reflected as a reduction in the note payable.  Shares released or committed to be released for allocation during the years ended December 31, 2002 and 2001 totaled 103,163 and 101,471, respectively.  Shares remaining not released or committed to be released for allocation at December 31, 2002 and 2001 totaled 467,681 and 570,844, and had a market value of approximately $6,239,000 and $6,542,000, respectively.

Supplemental Retirement Plan – During the first quarter of 2002, the Company adopted a nonqualified noncontributory Supplemental Retirement Plan (the “Retirement Plan”) for certain of the directors and executive officers of the Company and the Bank. The Company invests in and is the owner of single premium life insurance policies on the life of each participant and is the beneficiary of the policy value. When a participant retires, the accumulated gains on the policy allocated to such participant, if any, will be distributed to the participant in equal installments for 15 years (the “Primary Benefit”). In addition, any annual gains after the retirement date of the participant will be distributed on an annual basis for the lifetime of the participant (the “Secondary Benefit”).

The Retirement Plan also provides the participants with life insurance coverage, which is a percentage of the net death proceeds for the policy, if any, applicable to the participant. The life insurance proceeds are not taxable to the Company or the participant’s beneficiary.

The Retirement Plan contains provisions that provide for certain accelerated payments upon a change of control of the Company. If a participant ceases to be an employee or director of the Bank prior to his normal retirement date but after a change of control, the Company will be obligated to pay the retirement benefits accrued under the Retirement Plan for the participants calculated as if the participant has reached his or her normal retirement age with the Company.

(13)	Stock Compensation Plans:

Management Recognition Plan - On April 22, 1999, the Corporation's stockholders approved the Cavalry Bancorp, Inc. 1999 Management Recognition Plan (MRP).  301,530 shares were awarded under the MRP.  The objective of the MRP was to reward performance and build the participant's equity interest in the Company by providing long-term incentives and rewards to officers, key employees and other persons who provide services to the Company and its subsidiaries.  Shares of common stock awarded under the MRP originally were to vest over a five year period.  Compensation expense is determined by the value of the stock on the award date, recognized on a straight-line basis over the vesting period.  Participants are entitled to all voting and other stockholder rights related to the shares, including unvested shares.  Participants also receive dividends and other distributions with respect to such stock.  Also, all such shares are included in outstanding shares for the computation of basic earnings per share.

Total compensation expense recognized for the MRP during 2001 and 2000 was $3.2 million and $1.2 million, respectively.  As a result of a special cash distribution, the per share basis of recognizing compensation over the vesting period was reduced from $22.38 to $16.76.  The MRP was terminated during the fourth quarter of 2001 and all remaining compensation expense was recognized.

Page 50
2002 Annual Report to Shareholders

Cavalry Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2002, 2001 and 2000
(Table Amounts in Thousands, Except Per Share Amounts and Percentages)

(13)	Stock Compensation Plans: (Continued)

  Stock Option Plan - On April 22, 1999, the Corporation's stockholders approved the Cavalry Bancorp, Inc. 1999 Stock Option Plan (SOP).  The SOP allows the granting to management and directors the option to purchase common stock of the Corporation (options) aggregating to 753,825 shares.  All employees and non-employee directors are eligible to participate in the SOP.  Each option has a term of 10 years and the exercise price of each option is equal to the fair market value of the shares on the date of the grant.  Options vest in equal installments over a five-year period.  In the event of a change in control of the Company, all options will become fully vested and immediately exercisable.  If provision is not made for the assumption of the options in connection with the change of control, the SOP provides for cash settlement of any outstanding options.

The following is an analysis of stock option activity:
			Weighted
	Options		Average
	Available	Options	Exercise
	For Grant	Outstanding	Price

Balance, December 31, 2000	753,825	-	$-

Granted	(753,825)	753,825	10.03

Balance, December 31, 2001	-	753,825	10.03

Granted	-	17,904	13.00
Exercised	-	(942)	10.63
Forfeited	-	(17,904)	10.00

Balance, December 31, 2002	-	752,883	10.09

The following is a summary of stock options outstanding at December 31, 2002:

	Weighted
	Average
	Remaining
Exercise	Contractual	Options	Options
Price	Life (Years)	Outstanding	Exercisable

$10.63	8.0	169,618	36,742
10.00	8.6	188,464	36,742
9.75	8.6	376,897	73,487
13.00	9.5	17,904	-

10.09	8.5	752,883	146,971

The weighted average fair value of options granted in the year ended December 31, 2002 and 2001 was $1.97 and $2.65 per share.  The fair value of the option grant is estimated on the date of grant using an option pricing model with the following assumptions:

	Year Ended
	December 31,

	2002	2001

Dividend yield	1.42%	1.75%
Risk-free interest rate	4.78%	4.52 - 5.11%
Expected volatility	14%	25%
Expected life (years)	7	7

Page 51
2002 Annual Report to Shareholders

Cavalry Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2002, 2001 and 2000
(14)	Equity:
Liquidation Account

At the time of the conversion, the Bank established a liquidation account for the benefit of eligible account holders who continue to maintain their accounts at the Bank after the conversion.  The liquidation account will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits.  Subsequent increases will not restore an eligible account holder’s interest in the liquidation account.  In the event of a complete liquidation of the Bank, each eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held before any distribution may be made to the Corporation with respect to the Bank’s capital stock.

Dividends

The Corporation’s sources of income and funds for dividends to its stockholders are earnings on its investments and dividends from the Bank.  Federal Reserve Board policy provides that a bank holding company should not pay dividends unless (i) the dividends can be fully funded out of net income from the company’s net earnings over the prior year and (ii) the prospective rate of earnings retention appears consistent with the Company’s (and its subsidiaries’) capital needs, asset quality and overall financial condition.  Tennessee law provides that a state bank may not declare dividends in any calendar year that exceeds the total of its net income of that year combined with its retained net income of the preceding two years without the prior approval of the Commissioner of the Tennessee Department of Financial Institutions.  In no case will the Bank be allowed to make a capital distribution reducing equity below the required balance of the liquidation account.  No dividends were paid to the Corporation by the Bank during the year ended December 31, 2002.  The Bank paid dividends to the Corporation totaling $11,600,000 and $43,250,000 during the years ended December 31, 2001 and 2000, respectively.

Federal Reserve Board policies also place restrictions on the Corporation with respect to repurchases of its common stock.  With prior notice to the Federal Reserve Board, the Corporation is allowed to repurchase its outstanding shares.  Prior to the Corporation’s charter conversion, the Corporation was regulated by the OTS which also placed restrictions of the repurchase of its common stock.  During 2001, the Corporation requested and received regulatory approval to acquire 710,480 shares of its outstanding common stock.  As of December 31, 2002, 275,064 shares had been repurchased at a cost of approximately $3,492,000.  As of December 31, 2001, 25,000 shares had been repurchased at a cost of approximately $271,000.  No outstanding shares were repurchased by the Corporation during the year ended December 31, 2000.

(15)	Regulatory Capital Requirements:

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company and the Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.  Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined).  Management believes as of December 31, 2002 and 2001, that the Bank met all capital adequacy requirements it is subject to.

As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.  To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables.  There are no conditions or events since the notification that management believes have changed the Bank’s category.  The Company’s and Bank’s actual capital amounts and ratios as of December 31, 2002 and the Bank’s actual capital amounts and ratios as of December 1, 2001 are also presented in the table.

Page 52
2002 Annual Report to Shareholders

Cavalry Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2002, 2001 and 2000
(Table Amounts in Thousands, Except Percentages)

(15)	Regulatory Capital Requirements: (Continued)

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2002:
Total risk-based capital (to risk-weighted assets)
Bank	$42,910	13.3%	$25,909	8.0%	$32,386	10.0%
Company	$51,717	15.9%	$26,063	8.0%	$32,579	10.0%
Tier 1 risk-based capital (to risk-weighted assets)
Bank	$38,856	12.0%	$12,955	4.0%	$19,432	6.0%
Company	$47,637	14.6%	$13,032	4.0%	$19,547	6.0%
Tier 1 risk-based capital (to adjusted total assets)
Bank	$38,856	9.1%	$17,108	4.0%	$21,385	5.0%
Company	$47,637	10.9%	$17,491	4.0%	$21,864	5.0%

As of December 31, 2001:
Total risk-based capital (to risk-weighted assets)	$40,500	11.6%	$27,825	8.0%	$34,781	10.0%
Tier 1 risk-based capital (to risk-weighted assets)	$36,030	10.4%	$13,913	4.0%	$20,869	6.0%
Tier 1 risk-based capital (to adjusted total assets)	$36,030	8.6%	$16,755	4.0%	$20,944	5.0%

(16)	Earnings Per Share:
Earnings per share of common stock are based on the weighted average number of basic shares and dilutive shares outstanding during the year.

The following is a reconciliation of weighted average common shares for the basic and diluted earnings per share computations:

	Years Ended December 31,

	2002	2001	2000

Basic Earnings per Share:
Weighted average common shares	6,427,576	6,478,827	6,370,127

Diluted Earnings per Share:
Weighted average common shares	6,427,576	6,478,827	6,370,127
Diluted effect of stock options	163,983	27,907	-

Weighted average common and
incremental shares	6,591,559	6,506,734	6,370,127

Page 53
2002 Annual Report to Shareholders

Cavalry Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2002, 2001 and 2000

(17)	Financial Instruments with Off-Balance-Sheet Risk and Derivative Instruments:

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates.  These financial instruments include commitments to extend credit, standby letters of credit, and financial guarantees.  Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.  The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual notional amount of those instruments.  The Company uses the same credit policies in making these commitments and conditional obligations as it does for on-balance-sheet instruments.

At December 31, 2002 and 2001, unused lines of credit were approximately $29,531,000 and $32,492,000, respectively, with the majority having terms of one year for commercial and two to five years for consumer; outstanding letter of credit balances were approximately $6,075,000 and $4,600,000, respectively; and commitments to originate or purchase loans were approximately $33,962,000 and $27,896,000, respectively.  The commitments to originate loans at December 31, 2002 were composed of variable rate loans of approximately $28,530,000 and fixed rate loans of approximately $5,432,000.  The fixed rate loans had interest rates ranging from 4.25% to 7.00%.  The commitments to originate loans at December 31, 2001 were composed of variable rate loans of approximately $22,744,000 and fixed rate loans of approximately $5,152,000.  The fixed rate loans had interest rates ranging from 5.90% to 8.13%.  Derivative instruments, consisting of locked-rate mortgage loan commitments to be sold at December 31, 2002, were $13,680,000, composed of variable rate commitments of $1,130,000 and fixed rate commitments of $12,550,000.  The fixed rate commitments had interest rates ranging from 5.00% to 7.25%.  Fair value is based on investor commitments, which approximates cost as of December 31, 2002.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The Company evaluates each customer’s creditworthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counter-party.  Collateral held varies but may include property, plant, and equipment and income-producing commercial properties.

Commitments to originate locked-rate loans to be sold are mortgage loan commitments which have not closed and funds have not been disbursed but have locked into an interest rate.  These loans, once originated, are held for sale to a third-party investor.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party.  Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions.  Most guarantees extend from one to two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

Page 54
2002 Annual Report to Shareholders

Cavalry Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2002, 2001 and 2000
(Table Amounts in Thousands)

(18)	Fair Value of Financial Instruments:

Information about the fair value of the financial instruments in the consolidated balance sheets, which should be read in conjunction with Note 1 and certain other notes to the consolidated financial statements presented elsewhere herein, is set forth as follows :

	2002		2001

		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Financial assets:
Cash and cash equivalents	$73,162	73,162	69,281	69,281
Investment securities available-
for-sale	37,926	37,926	41,808	41,808
Investment securities held-
to-maturity	-	-	637	632
Loans receivable, net	300,524	302,721	280,239	282,845
Loans held for sale	17,800	17,800	10,423	10,423
Accrued interest receivable	1,577	1,577	2,139	2,139
Required investment in stock of
the Federal Home Loan Bank and
Federal Reserve Bank	2,874	2,874	2,159	2,159
Bank owned life insurance	7,921	7,921	7,500	7,500
Financial liabilities:
Deposits with no stated maturity	255,917	255,917	235,433	235,433
Certificates of deposit	151,835	155,179	145,557	147,882
Advances from the FHLB	2,944	2,858	998	765

Off-balance sheet assets (liabilities):
Unused lines of credit	-	-	-	-
Standby letters of credit	-	-	-	-
Commitments to extend credit	-	-	-	-

(19)	Commitments and Contingencies:

In the normal course of the Company’s business, there are outstanding various commitments and contingent liabilities that have not been reflected in the consolidated financial statements.  In the opinion of management, the financial position of the Company will not be affected materially as a result of such commitments and contingent liabilities.

In the normal course of business, there are various outstanding legal proceedings.  In the opinion of management, after consultation with legal counsel, the financial position of the Company will not be affected materially by the outcome of such legal proceedings.

The Company’s profitability depends to a large extent on its net interest income, which is the difference between interest income on loans and investments and interest expense on deposits and borrowings.  Like most financial institutions, the Company’s interest income and interest expense are significantly affected by changes in market interest rates and other economic factors beyond its control.  The Company’s interest earning assets consist primarily of mortgage loans and investments which adjust more slowly to changes in interest rates than its interest-bearing deposits.  Accordingly, the Company’s earnings would be adversely affected during periods of rising interest rates.

The Corporation and the Bank have agreed to enter into Employment Agreements with two of the Bank’s executive officers, which provide certain benefits in the event of their termination following a change in control of the Corporation or the Bank.  The Employment Agreements provide for an initial term of three years.  On each anniversary of the commencement

Page 55
2002 Annual Report to Shareholders

Cavalry Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2002, 2001 and 2000
(Table Amounts in Thousands)

(19)	Commitments and Contingencies: (Continued)

date of the Employment Agreements, the term of each agreement may be extended for an additional year at the discretion of the Board.  In the event of a change in control of the Corporation or the Bank, as defined in the agreement, each executive officer will be entitled to a package of cash and/or benefits with a maximum value each to 2.99 times their average annual compensation during the five-year period preceding the change in control.

The Corporation and the Bank have also agreed to enter into Severance Agreements with seven of the Bank’s senior officers, none of whom are covered by an Employment Agreement.  Each agreement has an initial term of two years.  On each anniversary of the commencement due date of the Severance Agreements, the term of each agreement may be extended for an additional year at the discretion of the Board.  In the event of a change in control of the Corporation or the Bank, as defined in the agreement, each senior officer will be entitled to a package of cash and/or benefits with a maximum value equal to 2.99 times their average annual compensation during the five-year period preceding the change in control.

The Corporation and the Bank have entered into a Key Employee Severance Compensation Plan to provide benefits to eligible key employees in the event of a change in control of the Corporation or the Bank.  In general all officers except those who have entered into separate Employment or Severance Agreements with the Bank will be eligible to participate in the Severance Plan.  In the event of a change in control of the Corporation or the Bank, eligible key employees who are terminated or who terminate employment within 12 months of the effective date of a change in control will be entitled to a payment based on years of service with the Bank, not to exceed an amount equal to three months of their then current compensation.

(20)	Condensed Parent Company Only Financial Statements:

The following table presents the condensed balance sheets of the Corporation at December 31, 2002 and 2001, and the condensed statements of income and cash flows for the years ended December 31, 2002, 2001 and 2000:

Condensed Balance Sheets:
	2002	2001

Assets:
Cash and cash equivalents	$9,161	12,860
Investment in Bank	5,622	184
Note receivable from Bank	3,531	4,180
Other assets	10	101

Total assets	$18,324	17,325

Liabilities and Equity:
Other liabilities	$391	330
Equity	17,933	16,995

Total liabilities and equity	$18,324	17,325

Page 56
2002 Annual Report to Shareholders

Cavalry Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2002, 2001 and 2000
(Table Amounts in Thousands)

(20)	Condensed Parent Company Only Financial Statements: (Continued)
Condensed Statements of Income:
	2002	2001	2000

Investment income:
Interest income	$503	528	499
Dividends from Bank	-	11,600	43,250

	503	12,128	43,749
Interest expense	-	-	129

Net interest income	503	12,128	43,620
Non-interest expense	353	342	310

Income before income taxes and equity in
undistributed earnings of the Bank	150	11,786	43,310
Provision for income taxes	55	24	21

Income before equity in undistributed
earnings of Bank	95	11,762	43,289
Equity in undistributed earnings (distribution
in excess of earnings) of Bank	4,022	(9,763)	(39,237)

Net income	$4,117	1,999	4,052

Condensed Statements of Cash Flows:
	2002	2001	2000

Cash flows from operating activities:
Net income	$4,117	1,999	4,052
Adjustments to reconcile net income to net
cash provided by operating activities:
Equity in undistributed earnings of Bank	(4,022)	-	-
Distributions in excess of earnings of Bank	-	9,763	39,237
Net change in other assets and liabilities	162	(55)	(109)

Net cash provided by operating activities	257	11,707	43,180

Cash flows from investing activities:
Investment in Bank	(109)	(130)	(166)
Collection on notes receivable from Bank	649	601	535

Net cash provided by investing activities	540	471	369

Cash flows from financing activities:
Other borrowings repayments	-	-	(45,000)
Retirement of common stock	(3,221)	(271)	-
Dividends paid	(1,287)	(1,291)	(1,255)
Exercise of stock options	12	-	-

Net cash used in financing activities	(4,496)	(1,562)	(46,255)

Net (decrease) increase in cash and
cash equivalents	(3,699)	10,616	(2,706)
Cash and cash equivalents at beginning of year	12,860	2,244	4,950

Cash and cash equivalents at end of year	$9,161	12,860	2,244

Page 57
2002 Annual Report to Shareholders

Cavalry Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2002, 2001 and 2000
(Table Amounts in Thousands, Except Per Share Amounts)

(21)	Quarterly Results of Operations: (Unaudited)
Summarized unaudited quarterly operating results for the years ended December 31, 2002 and 2001 are as follows:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

December 31, 2002:
Interest income	$5,918	5,885	5,738	5,716
Interest expense	1,929	1,775	1,789	1,700

Net interest income	3,989	4,110	3,949	4,016
Provision for loan losses	109	54	115	219

Net interest income after
provision for loan losses	3,880	4,056	3,834	3,797

Non-interest income	2,471	2,709	3,131	3,307
Non-interest expense	4,504	4,916	5,192	5,565

Income before income taxes	1,847	1,849	1,773	1,539
Income taxes	778	676	713	724

Net income	$1,069	1,173	1,060	815

Basic earnings per share
(note 16)	$0.16	0.18	0.17	0.13

Diluted earnings per share
(note 16)	$0.16	0.17	0.16	0.12

Weighted average shares
outstanding (note 16)	6,495,260	6,436,781	6,396,215	6,387,794

Weighted average shares
outstanding - diluted
(note 16)	6,643,655	6,756,723	6,568,172	6,531,975

December 31, 2001:
Interest income	$7,500	7,186	6,931	6,491
Interest expense	3,642	3,472	3,174	2,361

Net interest income	3,858	3,714	3,757	4,130
Provision for loan losses	103	63	82	413

Net interest income after
provision for loan losses	3,755	3,651	3,675	3,717
Non-interest income	1,762	2,125	2,009	2,404
Non-interest expense	3,856	4,106	3,955	6,747

Income (loss) before income
taxes	1,661	1,670	1,729	(626)
Income taxes	704	717	709	305

Net income (loss)	$957	953	1,020	(931)

Basic earnings per share
(note 16)	$0.15	0.15	0.16	(0.14)

Diluted earnings
share (note 16)	$0.15	0.15	0.16	(0.14)

Weighted average shares
outstanding - basic
(note 16)	6,444,654	6,469,086	6,493,217	6,506,975

Weighted average shares
outstanding - diluted
(note 16)	6,458,994	6,478,762	6,529,616	6,576,473

Page 58
2002 Annual Report to Shareholders

Cavalry Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2002, 2001 and 2000
(Table Amounts in Thousands)
(22)	Comprehensive Income:

SFAS 130, Reporting Comprehensive Income, established standards for reporting comprehensive income.  Comprehensive income includes net income and other comprehensive net income which is defined as non-owner related transactions in shareholders’ equity. The following table sets forth the amounts of other comprehensive income (loss) included in shareholders’ equity along with the related tax effect for the years ended December 31, 2002, 2001 and 2000:

	Pre-Tax	(Expense)	Net of Tax
	Amount	Benefit	Amount

December 31, 2002:
Unrealized holding losses for the
period	$(20)	(8)	(12)
Less reclassification adjustment
for gains included in net income	20	8	12

Other comprehensive loss	$(40)	(16)	(24)

December 31, 2001:
Unrealized holding gains for the
period	$86	(35)	51

December 31, 2000:
Unrealized holding gains for the
period	$155	(58)	97

(23)	Business Segments:

The Company’s segments are identified by the products and services offered, principally distinguished as banking, trust, insurance and mortgage banking operations.  Approximately 30% of mortgage banking revenues are derived each year from transactions with agencies of the U.S. government.  In addition, one unrelated entity purchased approximately 50% of mortgage loans sold in 2002 and 2001.

Segment information is derived from the internal reporting system utilized by management with accounting policies and procedures consistent with those described in Note 1.  Segment performance is evaluated by the Company based on profit or loss before income taxes.  Revenue, expense and asset levels reflect those which can be specifically identified and those assigned based on internally developed allocation methods.  These methods have been consistently applied.

Page 59
2002 Annual Report to Shareholders

Cavalry Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (Continued)
December 31, 2002, 2001 and 2000
(Table Amounts in Thousands)

(23)	Business Segments: (Continued)

2002	Banking	Mortgage Banking	Trust	Insurance	Eliminations	Consolidated

Interest revenue	$23,257	-	-	1	(1)	23,257

Other income - external customers	5,117	237	1,086	1,769	(86)	8,123

Interest expense	7,194	-	-	-	(1)	7,193

Depreciation and amortization	1,149	258	58	49	-	1,514

Other significant items:
Provision for loan losses	497	-	-	-	-	497
Gain on sale of assets	94	3,401	-	-	-	3,495

Segment profit (loss)	6,786	(5)	192	163	(128)	7,008

Segment assets	445,895	17,990	373	2,577	(2,470)	464,365

2001	Banking	Mortgage Banking	Trust	Consolidated

Interest revenue	$28,108	-	-	28,108
Other income-external customers	4,394	249	1,096	5,739
Interest expense	12,649	-	-	12,649
Depreciation and amortization	1,029	131	40	1,200
Other significant items:
Provisions for loan losses	661	-	-	661
Gain on sale of assets	24	2,537	-	2,561
Segment profit	3,960	255	219	4,434
Segment assets	421,762	10,756	356	432,874

2000	Banking	Mortgage Banking	Trust	Consolidated

Interest revenue	$29,436	-	-	29,436
Other income-external customers	2,818	256	1,067	4,141
Interest expense	13,070	-	-	13,070
Depreciation and amortization	762	133	33	928
Other significant items:
Provisions for loan losses	306	-	-	306
Gain on sale of assets	6	1,548	-	1,554
Segment profit (loss)	6,976	(164)	243	7,055
Segment assets	379,594	4,305	386	384,285

Page 60
2002 Annual Report to Shareholders

Board of Directors

Ed C. Loughry, Jr. Chairman and Chief Executive Officer Cavalry Banking Ronald F. Knight President and Chief Operating Officer Cavalry Banking	Gary Brown Vice Chairman of the Board President, Roscoe Brown, Inc. Kent Coleman Attorney Rucker, Rucker & Coleman James C. Cope Attorney Murfree, Cope, Hudson & Scarlett	Tim Durham Owner Durham Realty & Auction, Inc. Ed Elam Retired Rutherford County Clerk	Terry G. Haynes Chief Executive Officer Haynes Bros. Lumber Co. W.H. Huddleston, IV President Huddleston-Steele Engineering, Inc.

Community Business Development Board

Gloria Bonner, Ed.D. Middle Tennessee State University Melanie Davenport Cellular Concepts, Inc. Chuck Farrer Farrer Construction Company John Goodman Bob Parks Realty	John Lane Coey Tanning Company Miles Lane, DVM Brogli Lane Weaver Animal Hospital Bud Mitchell Bud’s Tire Jack Mitchell Attorney	Sandra Parks Mitchell-Neilson Primary School Jean Anne Rogers ,OD Optometrist Rick Sain Reeves-Sain Drug Store, Inc. Robert Scales, Jr. H. Preston Scales & Sons Funeral Home	Dow Smith Dow Smith Contracting Company, Inc. Greg Waldron Waldron Enterprises, LLC Mary Elizabeth Vogler Crosslin Supply Company

Corporate Officers

Ed C. Loughry, Jr.
Chairman &
Chief Executive Officer

Ronald F. (Ronnie) Knight
President &
Chief Operating Officer

William S. (Bill) Jones
Executive Vice President & Chief Administrative Officer

Hillard C. (Bud) Gardner, CPA
Senior Vice President &
Chief Financial Officer

R. Dale Floyd
Senior Vice President

David W. Hopper
Senior Vice President &
Trust Officer

M. Glenn Layne
Senior Vice President

Joy B. Jobe
Senior Vice President

Ira B. Lewis, Jr.
Senior Vice President

Joe W. Townsend
Vice President

Christopher L. Kelly
Vice President & Trust Officer

E. Cannon Loughry, III
Vice President & Chief Information Officer

James O. (Jamie)
Sweeney, III
Vice President

Gary E. Green, CPA
Vice President

Rodney Barrett
Vice President

Suzanne S. McClaran
Assistant Vice President

Peggy A. Hollandsworth
Assistant Vice President

Roger D. White
Assistant Vice President

Linda F. Eakes
Assistant Vice President

James V. (Jim) Gregory
Assistant Vice President

Mary W. Schneider
Assistant Vice President

Rhonda P. Smith
Assistant Vice President

Joe G. Sadler
Assistant Vice President

David K. Bailiff
Assistant Vice President

Donna K. Davis
Assistant Vice President

Jane H. Lester
Assistant Vice President

P. David Edwards
Assistant Vice President

JoAnn Fann
Assistant Vice President

Charles Simmons
Assistant Vice President

Wendy Tompkins
Assistant Vice President

Elizabeth Bazzell
Assistant Vice President

Vallie M. Reed
Assistant Vice President

Deborah K. Morgan
Assistant Vice President

Lyndell Parks
Assistant Vice President

Barry J. Allen
Assistant Vice President

W. Alan Gauger
Assistant Vice President

W. Ken Halliburton, Jr.
Miller & Loughry Insurance and Services, Inc.

Andrea J. Loughry
Miller & Loughry Insurance and Services, Inc.

Edward E Miller, III
Miller & Loughry Insurance and Services, Inc.

Banking Officers

Rebecca Bratcher Linda Bucy	Peggy F. Gilbert Carrolyn A. Gilley	Lisa R. Knight Jane K. Lewellen Karen Messick	Linda Quatrini Travis Stalsworth James (Jim) Vinson