Form 10-K, Exhibit 13
period 2003-12-31
CAVALRY BANCORP INC
filed 2004-03-12
CIK 1049535

CELEBRATING 75 Years

Cavalry Bancorp, Inc.

2003 ANNUAL REPORT

Corporate Profile

Cavalry Bancorp, Inc. (the "Company"), a Tennessee corporation, is a bank holding company which owns Cavalry Banking (the "Bank"), the oldest and largest independent community bank in Rutherford County, Tennessee. The Bank is a Federal Reserve member and state chartered commercial bank. The primary Federal regulator for both the Company and the Bank is the Board of Governors of the Federal Reserve System. The Bank is also under the supervision of the Tennessee Department of Financial Institutions. In addition to traditional banking services, the Company and its subsidiaries provide a wide range of other financial products and services. Cavalry Mortgage, a division of the Bank, provides mortgage lending assistance primarily in the Middle Tennessee market area. The Bank’s Main Office location houses a consumer and commercial lending department and offers mortgage lending options to Rutherford County and the surrounding market areas. Cavalry Investments provides a complete array of investment options, while the Investment and Trust division contributes a full range of trust services. The Bank’s subsidiary, Miller & Loughry Insurance and Services, Inc., offers a complete selection of insurance products, as well as human resource services and personnel assistance. The Company and its subsidiaries are located throughout the Middle Tennessee area at the following locations:

114 West College Street Murfreesboro, TN 37130 615/893-1234	123 Cason Lane Murfreesboro, TN 37128 615/893-1812	604 North Main Street Shelbyville, TN 37160 931/684-6166

2035 Southeast Broad Street Murfreesboro, TN 37130 615/895-0905	1645 Northwest Broad Street Murfreesboro, TN 37129 615/895-3380	269 South Lowry Street Smyrna, TN 37167 615/459-2535

1745 Memorial Boulevard Murfreesboro, TN 37129 615/890-2919	2604 South Church Street Murfreesboro, TN 37127 615/848-1966	467 Sam Ridley Parkway West Smyrna, TN 37167 615/459-6828

Cavalry Financial Center 214 West College Street Murfreesboro, TN 37130 615/893-1234	Cavalry Mortgage One Burton Hills Blvd., Suite 110 Nashville, TN 37215 615/665-4480	Cavalry Mortgage 4705 Alabama Avenue Nashville, TN 37209 615/292-2221

Miller & Loughry Insurance and Services, Inc. 214 West College Street Murfreesboro, TN 37130 615/896-9292

Table of Contents

Letter to Shareholders
Corporate Information	1
Selected Financial Data	2
Management’s Discussion and Analysis of Financial Condition and Results of Operations	4
Independent Auditors’ Report	19
Consolidated Financial Statements	20
Notes to Consolidated Financial Statements	27
Board of Directors, Community Board, Officers	Inside Back Cover

To Our Shareholders:

Cavalry Bancorp, Inc. (the "Company") and the Company's subsidiaries experienced continued increases in growth during 2003. The strong continued financial performance of the Company's subsidiary, Cavalry Banking, (the "Bank") coincides with the Bank's celebration of 75 years of service to communities of Middle Tennessee.

Double-digit growth for the Company is quickly becoming a trend. At year end, the Company realized double-digit growth in nearly every area, including total assets increasing 10.9% to $515.2 million, total deposits grew 11.4% in 2003 to $454.3 million, and total loans receivable increased 16.6% to $350.4 million. Total equity increased to $54.4 million from $49.7 million in 2002, or 9.5% growth in 2003.

The year 2003 provided income increases as well. Net income grew from $4.1 million or $0.62 per share (diluted) to $4.5 million or $0.67 per share (diluted). Return on average assets declined slightly from 0.97% in 2002 to 0.96% for the year ended December 31, 2003. Return on average equity increased from 8.36% in 2002 to 8.60% in 2003. Net interest income increased 1.24% from $16.1 million for 2002 to $16.3 million for 2003.

The Company remained vigilant in maintaining the overall quality of the loan portfolio in 2003. Non-performing loans in 2003 were 0.24% of total loans outstanding, which the Company feels demonstrates the high quality of the loan portfolio. Non-interest income increased 25.86% to $14.6 million in 2003 compared to $11.6 million for 2002.

Having the technological tools to be the community banking leader in its market, Cavalry set forth in 2003 to utilize one of its most valuable assets, trained, professional employees, enabling it to move to the next level of service. Structuring the retail division of the bank to include a Private Banking Group of knowledgeable, experienced Cavalry personnel, the Private Bankers ended 2003 equipped to begin an unprecedented quest to provide unparalleled service for current and new customers. The development of the Private Banking Group re-emphasizes the Company's continued desire to promote the most innovative and customer friendly services available.

In May 2003, Cavalry Banking began celebrating its 75th Anniversary. Cavalry Banking was chartered May 29, 1929. In addition to providing an opportunity for the Company to reflect on the years of service to the community, the celebration continues to help the Company establish in the coming year the dedication that it has provided and continues to have toward improving the quality of life for individuals and businesses in its Middle Tennessee market area.

It's working . . . Cavalry Banking was once again selected "Favorite Bank" by various polls in Rutherford County, Tennessee. The people's choice of banking continues to grow as well. Completion of a new branch on Sam Ridley Parkway in Smyrna, Tennessee in 2003 gave a big boost to the Company's branch system. Location, location, location . . . sums up Cavalry's commitment to provide neighborhood offices as the Company plans two new locations in 2004. Cavalry customers will continue to enjoy a close proximity to their bank and easy access to financial services.

Various divisions of the Company have experienced growth in 2003, in addition to Cavalry Banking. Miller & Loughry Insurance and Services, Inc. experienced a growth in excess of 22% in their book of business compared to 2002, and plans office expansions within the Company branch system in 2004.

Cavalry Mortgage saw continued growth in its Nashville offices, requiring another move to a much larger facility in the Burton Hills complex, located in Green Hills in the Nashville market area. General mortgage lending growth in 2003 was 22.5% over loans originated in 2002. This reflects a total of $392.3 million in loans originated for 2003. The Company continues to be a leader in the market in mortgage loans originated.

The Company's commitment to community continues through various groups and agencies by virtue of sponsorship of such events as the Women's Leadership Conference in conjunction with the Rutherford County Chamber of Commerce, Destination Rutherford, an economic growth initiative, and hundreds of hours of volunteer community service provided by numerous employees. These hours are directed toward organizations such as United Way, local chapters of the American Cancer Society, American Heart Association, and the Company's own charity event, Christmas for the Children , which netted nearly $60,000 for indigent funds at the local school systems.

In an effort to enhance the community of tomorrow as well as today, the Company has implemented an innovative Bank@Schools program that spans elementary through high schools in the market. Employees meet regularly with students and parents in an e ffort to teach them to save at the elementary level, and high school students actually operate an in-school bank system.

Bank@Work is another innovative financial services program offered to Cavalry business customers. Employees of businesses who are Cavalry customers qualify for discounted services, tailored for their specific needs. These include checking accounts, loan discounts, investment portfolio reviews and insurance analysis. Businesses who choose to use the Bank@Work program also qualify for human resource analysis, an in-depth service provided through Cavalry Consulting.

Cavalry Bancorp was successful in 2003 and appreciates the continued support of our community. We look forward to another year of service for our customers and stockholders in 2004.

Ed C. Loughry, Jr. Chairman & Chief Executive Officer	Ronald F. Knight President & Chief Operating Officer	William S. Jones Executive Vice President & Chief Administrative Officer

Corporate Information

Corporate Address
114 West College Street
Murfreesboro, Tennessee 37130
(615) 893-1234

Transfer Agent and Registrar
Mellon Investor Services LLC
85 Challenger Road
Ridgefield Park, NJ 07660

Independent Auditors
Rayburn, Betts & Bates, P.C.
5200 Maryland Way, Suite 300
Brentwood, Tennessee 37027

Market Price of the Company’s Common
Stock and Related Security Matters
The common stock of Cavalry Bancorp, Inc. is listed on the Nasdaq National Market System under the symbol "CAVB." The following table discloses on a quarterly basis the high and low bid and closing prices and dividends declared for the stock for the years ended December 31, 2003 and 2002.

	2003

	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Market Price:
High	$19.98	18.75	18.81	16.31
Low	16.66	15.60	15.77	13.10
Close	17.68	16.75	16.98	16.23

Dividends Declared	$0.06	0.06	0.05	0.05

	2002

	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Market Price:
High	$13.36	13.75	13.25	13.20
Low	12.95	12.91	12.80	11.58
Close	13.34	13.09	13.05	13.20

Dividends Declared	$0.05	0.05	0.05	0.05

The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would cause the Bank’s regulatory capital to be below the amount required for the liquidation account established in connection with the mutual to stock conversion. The approximate number of shareholders of the Company’s common stock as of March 1, 2004, was 3,000.

Annual Meeting
The annual Meeting of Shareholders of Cavalry Bancorp, Inc. will be held at 10:00 a.m. Central Daylight Time, April 22, 2004, in the Fifth Floor Auditorium of the main office of Cavalry Banking, 114 West College Street, Murfreesboro, Tennessee.

A COPY OF THE FORM 10-K, INCLUDING CONSOLIDATED FINANCIAL STATEMENTS, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS AS OF THE RECORD DATE FOR VOTING AT THE ANNUAL MEETING OF SHAREHOLDERS UPON WRITTEN REQUEST TO IRA B. LEWIS, JR., SECRETARY, CAVALRY BANCORP, INC., 114 WEST COLLEGE STREET, MURFREESBORO, TENNESSEE 37130.

The SEC maintains an internet site that contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov.

Internet Information
Information on the Company’s and the Bank’s history, locations, products and services can be accessed on the internet at http://www.cavb.com.

A link to the Company’s electronic filings with the SEC may also be found at http://www.cavb.com.

Cavalry Bancorp, Inc. and Subsidiaries Selected Financial Data
The following tables set forth certain information concerning the consolidated financial position and results of operations of the Company at the dates and for the periods indicated.

	At December 31,

	2003	2002	2001	2000	1999

	(Dollars in thousands)
Financial Condition Data:

Total assets	$515,172	464,365	432,874	384,285	395,419
Loans receivable, net	350,412	300,524	280,239	279,478	272,211
Loans held-for-sale	2,648	17,800	10,423	4,183	4,485
Investment securities held-to-maturity	-	-	637	594	651
Investment securities available-for-sale	55,123	37,926	41,808	32,247	6,964
Cash and cash equivalents	70,913	73,162	69,281	45,025	94,422
Deposits	454,257	407,752	380,990	336,534	308,929
Borrowings	2,889	2,944	998	1,578	45,000
Total shareholders’ equity	54,427	49,746	48,806	43,971	38,765

	For the Year Ended December 31,

	2003	2002	2001	2000	1999

	(Dollars in thousands, except per share amounts)

Operating Data:

Interest and dividend income	$21,936	23,257	28,108	29,436	28,008
Interest expense	5,616	7,193	12,649	13,070	10,130

Net interest income	16,320	16,064	15,459	16,366	17,878
Provision for loan losses	101	497	661	306	991

Net interest income after provision for loan losses	16,219	15,567	14,798	16,060	16,887

Gains from sale of loans, net	5,473	3,401	2,537	1,548	2,245
Other income	9,138	8,217	5,763	4,147	3,403
Other expenses	23,371	20,177	18,664	14,700	16,385

Income before income taxes	7,459	7,008	4,434	7,055	6,150
Income tax expense	2,965	2,891	2,435	3,003	2,681

Net income	$4,494	4,117	1,999	4,052	3,469

Basic Earnings Per Share	$0.70	0.64	0.31	0.64	0.52
Diluted Earnings Per Share	$0.67	0.62	0.31	0.64	0.52
Dividends declared per share	$0.22	0.20	0.20	0.20	0.20

Cavalry Bancorp, Inc. and Subsidiaries Selected Financial Data (Continued)

Key Financial Ratios:

	For the Year Ended December 31,

	2003	2002	2001	2000	1999

Performance Ratios:
Return on average assets (1)	0.96%	0.97	0.50	1.11	0.92
Return on average equity (2)	8.60	8.36	4.33	9.90	4.05
Interest rate spread (3)	3.68	4.00	3.65	4.22	3.92
Net interest margin (4)	3.93	4.28	4.24	4.89	5.10
Average interest-earning assets to average interest-bearing liabilities	118.10	114.94	117.19	117.19	140.48
Non-interest expense as a percent of average total assets	5.00	4.77	4.67	4.02	4.35
Efficiency ratio (5)	75.56	72.89	78.56	66.63	69.65
Dividend payout ratio (6)	31.43	31.25	64.52	31.25	38.46

Asset Quality Ratios:
Non-accrual and 90 days or more past due loans as a percent of total loans, net	0.24	0.17	0.14	0.04	0.12
Non-performing assets as a percent of total assets	0.17	0.16	0.13	0.05	0.13
Allowance for loan losses as a percent of total loans receivable	1.28	1.46	1.38	1.34	1.24
Allowance for loan losses as a percent of non-performing loans	526.78	878.68	1,134.52	3,443.09	1,242.04
Net charge-offs to average outstanding loans	0.07	0.10	0.15	0.07	0.03

Capital Ratios: (7)
Total equity-to-assets ratio	10.56	10.71	11.27	11.44	9.80
Average equity to average assets (8)	11.17	11.64	11.56	11.19	22.75

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
(7)  During 1999, the Company repurchased 358,066 shares of its outstanding common stock for $8.9 million, and on December 23, 1999, the Company paid a special dividend to shareholders of $7.50 per share ($53.3 million in the aggregate). During 2001, the Company repurchased 25,000 shares for $271,000. During 2002, the Company repurchased 250,064 shares for $3.2 million. During 2003, the Company repurchased 28,112 shares for $461,000.
(8)  Average total equity divided by average total assets.

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

The Company’s Business and Strategy
Cavalry Bancorp, Inc. (the "Company"), a Tennessee corporation, is a holding company which owns Cavalry Banking (the "Bank"). The Bank is a Federal Reserve member and state chartered commercial bank whose principal office is located in Murfreesboro, Tennessee. The Bank has nine branch locations throughout the Middle Tennessee area, plus two additional locations in the Nashville market area dedicated exclusively to mortgage lending.

The Bank’s operations are divided into four distinct segments: banking, mortgage banking, insurance, and trust services. The Bank is a community-oriented financial institution whose principal business consists of attracting deposits from the general public and utilizing those funds to originate a wide assortment of loans to both individuals and business owners residing in the Middle Tennessee area. The Bank also offers investment management and trust services, brokerage services and annuity services. Additionally, Miller & Loughry Insurance and Services, Inc. ("Miller & Loughry"), a 100%-owned subsidiary of the Bank, offers a complete range of personal and commercial insurance services along with personnel and human resource services.

The banking segment offers a vast assortment of deposit options for both individuals and business owners. Some services offered include traditional demand deposit and savings accounts, certificates of deposit, individual retirement accounts, and money market options. The banking segment also houses the consumer and commercial lending department which originates consumer loans, commercial real estate and business loans, construction loans, and land acquisition and development loans. This segment also includes the merchant services department, which provides business owners with credit card processing, check collection services, and Web-based bill pay services. An additional component of this segment is an investment department, which provides various investment opportunities with a specialization in annuities. The banking segment’s profitability relies heavily on net interest income (discussed below) and deposit and other fee income.

The mortgage banking segment originates one-to-four family mortgage loans for sale in the secondary market and also services residential mortgage loans for other investors. This segment’s income is greatly influenced by market rates, outside competition, the general economy of the surrounding market area, and current levels of refinancing. This segment’s profitability depends primarily on their net gains on the sale of loans as well as the collection of fees, such as fees paid for the sale of servicing rights.

The insurance segment offers commercial insurance, property and home insurance, life and health insurance, and human resource services. This segment’s profitability is largely generated through commissions earned from the sale of various insurance products. Another important profit component is fee income received for providing human resource services to local small business clients.

Cavalry Bancorp, Inc. and Subsidiaries Management’s Discussion & Analysis of Financial Condition and Results of Operations (Continued)

The Company’s Business and Strategy (Continued)
The trust segment offers an array of investment management accounts, personal trusts, custodial and corporate trust services, and employee benefit services. This segment’s profitability is wholly dependent on the fees collected for services related to these products.

The Bank’s overall profitability depends significantly on its net interest income, which is the difference between the income it receives on its loan and investment portfolio and its cost of funds, consisting of interest paid on deposits and other borrowings. Net interest income is also affected by the relative amounts of interest-earning assets and interest-bearing liabilities of the Bank. When the amount of interest income earned on interest-earning assets equals or exceeds the interest expense generated by interest-bearing liabilities, a positive interest rate spread is recognized and net interest income is generated.

The Bank’s profitability is also dependent on its other income and expenses. Other income consists of deposit-related fees, merchant services fees, income associated with the origination and sale of mortgage loans, loan servicing fees, commissions from the sales of insurance and financial instruments, and trust fees. Other expenses include compensation and benefits expense, occupancy and equipment charges, advertising and public relations expense, data processing expenses and other general operating costs.

The Bank’s operating results can be significantly impacted by local economic and competitive conditions, fluctuations in the market interest rate, and changes in government legislation and regulatory policies. Deposit balances can be influenced by interest rates paid on competing personal investments and the level of income and savings for the surrounding market area. The level of lending activity can be influenced by the demand for housing and the general economy of the Bank’s market area, as well as outside competition from other lending institutions.

Critical Accounting Policies
The Company’s consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America and follow general practices within the industries in which it operates. The Company’s accounting policies are fundamental to understanding these financial statements. Certain accounting policies involve significant judgments and complex assumptions by management which may have a material impact on the carrying value of certain assets and liabilities; management considers these accounting policies to be critical accounting policies. Based on this definition, management considers the allowance for loan losses to be its most critical accounting policy. The Company’s allowance for loan loss methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance that management believes to be appropriate for each reporting date. Quantitative factors include the Company’s historical loss experience, delinquency and charge-off trends, collateral values, and changes in non-performing loans. The Company also incorporates known information about individual loans, including borrower’s sensitivity to interest rate movements and other relevant factors. Qualitative factors include the general economic environment in the Company’s markets, including economic conditions throughout the Southeast and the state of industries predominant in the Middle Tennessee area. The details of this methodology are discussed in the section of this Management’s Discussion and Analysis entitled "Critical Accounting Estimates."

Management also considers its policy on non-accrual loans to be a critical accounting policy. Loans are classified as non-accrual loans when principal or interest is delinquent for 90 days or more. Once a loan is categorized as non-accrual, all previously recorded earned income is reversed and income is no longer accrued on an on-going basis. When the deficiency is cured, the loan is taken out of non-accrual status, the related income is recorded on the books, and interest income will start accruing again as usual.

The final critical accounting policy identified by management relates to the sale of loans. The Bank sells mortgage loans for cash proceeds equal to the principal amount of the loans sold but with yield rates which reflect the current market rate. Gain or loss is recorded at the time of sale in an amount reflecting the difference between the contractual interest rates of the loans sold and the current market rate. The gain (or loss) on sales includes any fees received for release of servicing.

Critical Accounting Estimates
The preparation of the financial statements requires management to make certain judgments and assumptions in determining accounting estimates. Accounting estimates are considered critical if (a) the estimate requires management to make assumptions about matters that were highly uncertain at the time the estimate was made, and (b) different estimates reasonably could have been used in the current period that would have a material impact on the presentation of the Company’s financial condition, changes in financial condition, or results of operations. Based on these assumptions, management considers the calculation of the allowance for loan losses to be the Company’s most critical accounting estimate. The following is a discussion of the key elements of the Company’s methodology.

Cavalry Bancorp, Inc. and Subsidiaries Management’s Discussion & Analysis of Financial Condition and Results of Operations (Continued)
Critical Accounting Estimates (Continued)
The Company evaluates loans at two levels to arrive at the final allowance for loan loss value. The first level is the individual loan level. The evaluation process begins with an internal loan review performed by the credit department. This department conveys their recommendations of impaired loans to the asset classification committee, which is an internal team consisting of selected senior management and senior lenders. The asset classification committee, based on those recommendations, evaluates the overall loan portfolio and specifically identifies individual loans for impairment. An independent third party team also evaluates the loan portfolio annually and identifies specific loans they consider impaired. Impairment is evaluated by comparing the outstanding loan amount to (a) the fair value of the underlying collateral or (b) the present value of expected future cash flows. Based on this evaluation, a specific reserve amount is then determined on a loan by loan basis.

The second level of evaluation is the overall portfolio level. All loans that were not specifically identified to be impaired are classified into one of four categories based on credit risk characteristics. These categories are real estate mortgage loans, real estate construction loans, commercial loans, and installment and other consumer loans. Senior management then assigns factors to each category to reflect (a) historical loss trends; (b) the overall market economy; and (c) growth trends. The Company includes an additional factor over and above the initial assessment for consumer loans and construction development loans, as senior management feels these are traditionally higher risk loans. Off-balance sheet items are also considered in this phase and assigned a factor based on the type of item and level of risk associated with it. Based on these evaluations, a general reserve value is derived and added to the specific reserve amount discussed above.

While management uses the best information available to establish the allowance for loan losses, these evaluations are inherently subjective as they require material estimations in many cases. The Company’s methodology may be impacted in future periods by changes in economic conditions or by the discovery of information with respect to borrowers not known by management at the time of their evaluations. Additionally, as an essential part of their examination process, various regulatory agencies review the Company’s allowance for loan losses and may require adjustments based on their assessment of information available to them at the time of their review. As of December 31, 2003, management considers the Company’s methodology for allowance for loan losses to be sound and the balance is considered to be adequate to absorb inherent losses in the loan portfolio.

The following table sets forth an analysis of the Bank's gross allowance for loan losses for the periods indicated.

	Year Ended December 31,

	2003	2002	2001	2000	1999

	(Dollars in thousands)

Allowance at beginning of period	$4,657	4,470	4,235	4,136	3,231
Provision for loan losses	101	497	661	306	991
Recoveries:
Commercial	2	73	5	6	3
Real estate - construction	-	-	-	-	-
Real estate - mortgage	-	113	2	-	-
Installment and other consumer	101	-	107	23	13

Total recoveries	103	186	114	29	16

Charge-offs:
Commercial	(70)	(188)	(118)	(68)	(3)
Real estate - construction	-	-	-	-	-
Real estate - mortgage	(55)	-	(81)	(48)	(5)
Installment and other consumer	(211)	(308)	(341)	(120)	(94)

Charge-offs	(336)	(496)	(540)	(236)	(102)

Net charge-offs	(233)	(310)	(426)	(207)	(86)

Allowance at end of period	$4,525	4,657	4,470	4,235	4,136

Allowance for loan losses as a percentage of total loans receivable at the end of the period	1.28%	1.46	1.38	1.34	1.24
Net charge-offs to average loans during the period	(0.07)%	(0.10)	(0.15)	(0.07)	(0.03)
Allowance for loan losses as a percent of non-performing loans at end of period	526.78%	878.68	1,134.52	3,443.09	1,242.04

Cavalry Bancorp, Inc. and Subsidiaries Management’s Discussion & Analysis of Financial Condition and Results of Operations (Continued)

Critical Accounting Estimates (Continued)
For the three years ended December 31, 2003, the provision for loan losses totaled $1.3 million compared to net charge-offs of $1.0 million. This trend indicates that the Company has been sufficiently reserved on a consistent basis. Based on this information, management feels that their past evaluations and estimations have been reasonable and that their methodology for determining this provision is satisfactory. However, a decline in economic conditions or other factors beyond management’s control could significantly alter the amount of losses the Company recognizes in the future.

The following table sets forth the breakdown of the allowance for loan losses by category at the dates indicated.

	2003		2002		2001		2000		1999

	Amount	Percent of Loans In Category to Total Loans	Amount	Percent of Loans In Category to Total Loans	Amount	Percent of Loans In Category to Total Loans	Amount	Percent of Loans In Category to Total Loans	Amount	Percent of Loans In Category to Total Loans

	(Dollars in thousands)

Commercial	$1,352	35.4%	1,833	32.2	2,209	44.1	2,024	41.0	1,994	38.3
Real estate - construction	1,800	19.4	1,107	20.7	844	16.4	840	17.7	740	20.9
Real estate - mortgage	887	34.4	1,017	38.7	388	24.1	406	23.3	305	21.7
Installment and other consumer	486	10.8	612	8.4	734	15.4	777	18.0	874	19.1
Unallocated	-	N/A	88	N/A	295	N/A	188	N/A	223	N/A

Total allowance for loan losses	$4,525	100.0%	4,657	100.0	4,470	100.0	4,235	100.0	4,136	100.0

Comparison of Financial Condition at December 31, 2003 and December 31, 2002
Total Assets. Total assets increased 10.94%, from $464.4 million at December 31, 2002 to $515.2 million at December 31, 2003. This overall increase is due primarily to a 16.61% increase in the loan portfolio and a 45.38% increase in investment securities. The details of these increases are described below.

Investment Securities. Available-for-sale investment securities increased from $37.9 million at December 31, 2002 to $55.1 million at December 31, 2003, an increase of 45.38%. This increase is the result of the Company’s increased liquidity during 2003 due to an increase in the volume of customer deposits. Management therefore increased investments in short term agency securities.

Loans Receivable, Net. Loans receivable, net, increased 16.61%, from $300.5 million at December 31, 2002 to $350.4 million at December 31, 2003. The Company’s portfolio increased in all lending areas; however, commercial lending and consumer lending experienced the largest increases. Commercial loans increased 21.34%, from $104.5 million at December 31, 2002 to $126.8 million at December 31, 2003. Consumer loans increased 42.28%, from $27.2 million at December 31, 2002 to $38.7 million at December 31, 2003. Construction loans and mortgage loans increased 4.16% and 12.53%, respectively. During 2003, the Bank increased its mortgage portfolio by holding certain adjustable rate loans to help mitigate future interest rate risk. Additionally, a substantial portion of the loan portfolio is secured by real estate, either as primary or secondary collateral, located in the Company’s principal market areas. The Bank will continue to pursue loans to increase its portfolio of consumer, commercial and construction loans.

Cavalry Bancorp, Inc. and Subsidiaries Management’s Discussion & Analysis of Financial Condition and Results of Operations (Continued)
Comparison of Financial Condition at December 31, 2003 and December 31, 2002 (Continued)
Non-Accrual Loans. Non-accrual loans totaled approximately $859,000 and $530,000 at December 31, 2003 and 2002. See the section of this Management’s Discussion and Analysis entitled "Critical Accounting Policies" and Note 1 of Notes to Consolidated Financial Statements.

The following table sets forth information with respect to the Bank's non-performing assets at the dates indicated.

	At December 31,

	2003	2002	2001	2000	1999

	(Dollars in thousands)

Loans accounted for on a nonaccrual basis:
Commercial	$243	257	-	-	-
Real Estate - construction	-	-	97	10	-
Real estate - mortgage	574	-	233	71	328
Installment and other consumer	42	273	64	42	5

Total	859	530	394	123	333

Accruing loans which are contractually past due 90 days or more	-	-	-	-	-

Total of nonaccrual and 90 days past due loans	859	530	394	123	333

Foreclosed assets	-	203	184	86	166

Total nonperforming assets	$859	733	578	209	499

Restructured loans	$-	-	-	-	-

Non-accrual and 90 days or more past due loans as a percentage of total loans, net	0.24%	0.17	0.14	0.04	0.12
Non-accrual and 90 days or more past due loans as a percentage of total assets	0.17%	0.11	0.09	0.03	0.08
Non-performing assets as a percentage of total assets	0.17%	0.16	0.13	0.05	0.13

Loans receivable net	$353,060

Total assets	$515,172

Loans Held for Sale. Loans held for sale decreased 85.39%, from $17.8 million at December 31, 2002 to $2.6 million at December 31, 2003. This reflects a decreased volume of loans originated during December 2003 compared to December 2002.

Cavalry Bancorp, Inc. and Subsidiaries Management’s Discussion & Analysis of Financial Condition and Results of Operations (Continued)
Comparison of Financial Condition at December 31, 2003 and December 31, 2002 (Continued)
Goodwill.  On January 4, 2002, the Bank completed the purchase of 100% of the issued and outstanding capital stock of Miller & Loughry for cash of approximately $2.0 million. Miller & Loughry is an independent insurance agency located in Murfreesboro, Tennessee. The transaction resulted in approximately $1.8 million of goodwill (See Note 2 of Notes to Consolidated Financial Statements). Goodwill is not amortized, but is tested for impairment on at least an annual basis in accordance with SFAS 142, Goodwill and Other Intangible Assets. Based on the results of the impairment testing that was performed, the value of the goodwill has not declined and is properly recorded as of December 31, 2003.

Deposits. Customer deposits have increased 11.40%, from $407.8 million at December 31, 2002 to $454.3 million at December 31, 2003. The Bank has experienced continued growth in all deposit categories. Non-interest bearing deposits increased 26.35%, from $57.3 million at December 31, 2002 to $72.4 million at December 31, 2003. Interest bearing demand deposits increased 14.35%, from $181.9 million at December 31, 2002 to $208.0 million at December 31, 2003. Savings deposits increased 26.51%, from $16.6 million at December 31, 2002 to $21.0 million at December 31, 2003. Certificates of deposit increased 0.66%, from $151.8 million at December 31, 2002 to $152.8 million at December 31, 2003. These increases are a direct result of the Company’s continued efforts to promote and grow deposit accounts, particularly transaction accounts.

Borrowings. Total borrowings remained constant from December 31, 2002 to December 31, 2003. During 2002, the Bank took advantage of lower borrowing rates and entered into two transactions of $1.0 million each with the Federal Home Loan Bank of Cincinnati, Ohio. These advances mature in 2006 and 2007 with interest rates of 3.81% and 3.95%, respectively. No borrowings were entered into during 2003.

Shareholders’ Equity. Total shareholder’s equity increased 9.46%, from $49.7 million at December 31, 2002, to $54.4 million at December 31, 2003. This increase was the result of earnings of $4.5 million and the allocation of shares under the Bank's Employee Stock Ownership Plan ("ESOP") that totaled $1.8 million. In addition, $432,000 in proceeds was received from the issuance of common stock as a result of stock options being exercised. These increases were offset by dividends of $1.4 million for the year ended December 31, 2003 and the repurchase and retirement of $461,000 of the Company’s common stock. Additionally, the Bank experienced a decline of $130,000 in the valuation allowance for available-for-sale investment securities. On September 20, 2001, the Company’s Board of Directors authorized the repurchase of up to 710,480 shares of the Company’s outstanding common stock; as of December 31, 2003, 303,176 shares have been repurchased under this repurchase program, of which 28,112 shares were repurchased during 2003.

Comparison of Operating Results for the Years Ended December 31, 2003, 2002, and 2001
Presented below is a comparative summary of key income statement components and their related variances for the three years ended December 31, 2003, 2002, and 2001. The significant changes will be discussed in the summary that follows.

	For the Year Ended December 31,			Dollar Variance		Percent Variance

	2003	2002	2001	2003 over 2002	2002 over 2001	2003 over 2002	2002 over 2001

	(Dollars in thousands, except per share data)
Interest income	$21,936	23,257	28,108	(1,321)	(4,851)	(5.68)%	(17.26)
Interest expense	5,616	7,193	12,649	(1,577)	(5,456)	(21.92)	(43.13)
Net interest income	16,320	16,064	15,459	256	605	1.59	3.91
Provision for loan losses	101	497	661	(396)	(164)	(79.68)	(24.81)
Non-Interest Income	14,611	11,618	8,300	2,993	3,318	25.76	39.98
Non-Interest Expense	23,371	20,177	18,664	3,194	1,513	15.83	8.11
Income Taxes	2,965	2,891	2,435	74	456	2.56	18.73

Net income	$4,494	4,117	1,999	377	2,118	9.16%	105.95

Basic earnings per share	$0.70	0.64	0.31
Diluted earnings per share	$0.67	0.62	0.31

Cavalry Bancorp, Inc. and Subsidiaries Management’s Discussion & Analysis of Financial Condition and Results of Operations (Continued)
Comparison of Operating Results for the Years Ended December 31, 2003, 2002, and 2001 (Continued)
Net Income. Net income has consistently increased over the past three years. These increases are primarily due to higher net interest income, lower provisions for loan losses, and an increase in our non-interest income, particularly in the gains on sale of loans. Diluted earnings per share has steadily increased, from $0.31 in 2001 to $0.62 in 2002, to $0.67 in 2003. Return on average assets increased from 0.50% in 2001 to 0.97% in 2002, then decreased to 0.96% for 2003. Although net income for fiscal year 2002 to fiscal year 2003 increased by 9.16%, average assets increased 10.46%, from $423.4 million to $467.7 million, resulting in a slight decrease of 0.01% in the return on average assets ratio. Return on average equity has steadily increased, from 4.33% in 2001 to 8.36% in 2002, to 8.60% in 2003. For the three year reporting period, this trend reflects both a continued increase in net income as well as a steady increase in average equity.

Net Interest Income. Overall, the Company’s yields and costs have both declined over the three year reporting period, which is attributable to the overall economy and decrease in market rates since 2001. Net interest income has increased 5.16% over the past three years, from $15.5 million in 2001 to $16.3 million in 2003. Total interest and dividend income has decreased, from $28.1 million in 2001 to $23.3 million in 2002, to $21.9 million in 2003. This decrease is due to a steady decline in average yield on interest-earning assets, from 7.71% in 2001, to 6.20% in 2002, to 5.28% for 2003. This decrease was partially offset by a steady increase in average interest-earning assets, which rose from $364.8 million in 2001, to $375.2 million in 2002, to $415.7 million in 2003. The increase from 2001 to 2002 was due to an increase in the Bank’s interest-bearing deposits at other financial institutions along with an increase in loans receivable, partially offset by a decrease in available-for-sale investment securities. The increase from 2002 to 2003 was a result of an increase in available-for-sale investment securities along with an increase in loans receivable.

Average loans receivable have steadily increased over the three year reporting period, from $283.2 million in 2001 to $296.6 million in 2002, to $328.2 million in 2003. This increase in volume was offset by a decrease in average yields for the same three year period, with a 2001 yield of 8.53%, a 2002 yield of 7.08%, and a 2003 yield of 6.17%.

Average investment securities available-for-sale have varied over the three year reporting period. The average balance was $46.9 million for 2001, $36.7 million for 2002, and $48.2 million for 2003. Yields have steadily dropped from 5.55% in 2001, to 3.98% in 2002, to 2.39% in 2003.

Average interest-bearing deposits with other financial institutions have fluctuated during the three year reporting period, with an average balance of $32.6 million in 2001, $38.5 million in 2002, and $36.4 million in 2003. This overall increase was again offset by declining yields, from 3.74% in 2001, to 1.60% in 2002, and 1.05% in 2003.

Total interest expense has decreased 55.56% over the three year reporting period, from $12.6 million in 2001, to $7.2 million in 2002, to $5.6 million in 2003. This decrease is due to overall declining interest rates; however, the decrease is offset by higher volumes of average deposits and borrowings. Average deposits and borrowings increased 13.07% over the three year reporting period, from $311.3 million in 2001, to $326.4 million in 2002 and $352.0 million in 2003. The Company’s average cost of funds has steadily declined over this three year period, going from 4.06% in 2001, to 2.20% in 2002, to 1.60% in 2003. The Company’s overall interest rate spread has remained consistent over the three year reporting period, from 3.65% in 2001, to 4.00% in 2002, to 3.68% in 2003.

Average Balances, Interest and Average Yields/Costs
The following table sets forth certain information for the periods indicated regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets, interest expense on average interest-bearing liabilities, and average yields and costs. Such yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances are derived from daily balances for the years ended.

Cavalry Bancorp, Inc. and Subsidiaries Management’s Discussion & Analysis of Financial Condition and Results of Operations (Continued)
Comparison of Operating Results for the Years Ended December 31, 2003, 2002, and 2001 (Continued)
Average Balances, Interest and Average Yields/Costs (Continued)

	Year ended December 31,

	2003			2002			2001

	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest And Dividends	Yield/ Cost

	(Dollars in thousands)
Interest-earning assets:
Loans receivable, net (1)	$328,227	$20,267	6.17%	296,600	21,007	7.08	283,199	24,146	8.53
Investment securities available-for-sale	48,183	1,152	2.39	36,719	1,462	3.98	46,943	2,604	5.55
Interest-bearing deposits with other financial institutions	36,380	383	1.05	38,497	615	1.60	32,558	1,218	3.74
Federal Home Loan Bank and Federal Reserve stock	2,921	134	4.59	3,358	173	5.15	2,075	140	6.75

Total interest-earning assets	415,711	21,936	5.28	375,174	23,257	6.20	364,775	28,108	7.71
Non-interest-earning assets	51,985			48,179			34,676

Total assets	467,696			423,353			399,451

Interest-bearing liabilities:
Savings deposits	19,959	64	0.32	15,816	77	0.49	13,677	130	0.95
Demand deposits	179,482	1,143	0.64	159,642	1,676	1.05	137,078	3,461	2.53
Certificates of deposit	149,642	4,311	2.88	149,314	5,392	3.61	159,365	9,027	5.66

Total deposits	349,083	5,518	1.58	324,772	7,145	2.20	310,120	12,618	4.07

Borrowings	2,914	98	3.36	1,643	48	2.92	1,144	31	2.71

Total interest-bearing liabilities	351,997	5,616	1.60	326,415	7,193	2.20	311,264	12,649	4.06

Non-interest-bearing liabilities (2)	63,438			47,671			42,009

Total liabilities	415,435			374,086			353,273
Shareholders' equity	52,261			49,267			46,178

Total liabilities and shareholders' equity	$467,696			423,353			399,451

Net interest income (3)		$16,320			16,064			15,459

Interest rate spread			3.68%			4.00			3.65

Net interest margin			3.93%			4.28			4.24

Ratio of average interest-earning assets to average interest-bearing liabilities			118.10%			114.94			117.19

(1)   Does not include interest on loans 90 days or more past due. Includes loans originated for sale. Interest income includes amortization of fees of $1.0 million, $898,000 and $882,000 for the years ended December 31, 2003, 2002 and 2001, respectively.
(2)   Includes non-interest bearing deposits of $59.9 million, $44.7 million and $39.2 million for the years ended December 31, 2003, 2002 and 2001, respectively.
(3)   The Company had no tax-free investments during the years ended December 31, 2003, 2002, and 2001.

Cavalry Bancorp, Inc. and Subsidiaries Management’s Discussion & Analysis of Financial Condition and Results of Operations (Continued)
Comparison of Operating Results for the Years Ended December 31, 2003, 2002, and 2001 (Continued)
Yields Earned and Rates Paid
The following table sets forth for the periods and at the dates indicated the weighted average yields earned on the Company’s assets and the weighted average interest rates paid on the Company’s liabilities, together with the interest rate spread and net interest margin on interest-earning assets.

		Year Ended December 31,
	At December 31,
	2003	2003	2002	2001

Weighted average yield on:
Loans receivable, net	5.38%	6.17	7.08	8.53
Investment securities available-for-sale	2.47	2.39	3.98	5.55
Interest-bearing deposits with other financial institutions	0.80	1.05	1.60	3.74
Federal Reserve and Federal Home Loan Bank stock	4.56	4.59	5.15	6.75
All interest-earning assets	4.63	5.28	6.20	7.71

Weighted average rate paid on:
Savings deposits	0.20	0.32	0.49	0.95
Demand deposits	0.53	0.64	1.05	2.53
Certificates of deposit	2.63	2.88	3.61	5.66
Borrowings	3.38	3.36	2.92	2.71
All interest-bearing liabilities	1.37	1.60	2.20	4.06

Interest rate spread (spread between weighted average rate on all interest-earning assets and all interest-bearing liabilities)	3.26%	3.68	4.00	3.65

Net interest margin (net interest income (expense) as a percentage of average interest-earning assets)	N/A	3.93	4.28	4.24

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

	Year Ended December 31, 2003 Compared to Year Ended December 31, 2002 Increase (Decrease)			Year Ended December 31, 2002 Compared to Year Ended December 31, 2001 Increase (Decrease)			Year Ended December 31, 2001 Compared to Year Ended December 31, 2000 Increase (Decrease)

	Due to			Due to			Due to

	Rate	Volume	Total	Rate	Volume	Total	Rate	Volume	Total

	(Dollars in thousands)
Interest-earning assets:
Loans receivable (1)	$(2,979)	2,239	(740)	(4,282)	1,143	(3,139)	(2,091)	290	(1,801)
Investment securities	(766)	456	(310)	(575)	(567)	(1,142)	(420)	1,479	1,059
Interest-bearing deposits with other financial institutions	(198)	(34)	(232)	(825)	222	(603)	(846)	262	(584)
FHLB & FRB stock	(16)	(23)	(39)	(54)	87	33	(13)	11	(2)

Total net change in income on interest-earning assets	(3,959)	2,638	(1,321)	(5,736)	885	(4,851)	(3,370)	2,042	(1,328)

Interest-bearing liabilities:
Savings deposits	(33)	20	(13)	(73)	20	(53)	(40)	1	(39)
Demand deposits	(741)	208	(533)	(2,355)	570	(1,785)	(1,001)	802	(199)
Certificates of deposit	(1,093)	12	(1,081)	(3,066)	(569)	(3,635)	(304)	264	(40)
Borrowings	13	37	50	3	14	17	(27)	(116)	(143)

Total net change in expense on interest-bearing liabilities	(1,854)	277	(1,577)	(5,491)	35	(5,456)	(1,372)	951	(421)

Net change in net interest income	$(2,105)	2,361	256	(245)	850	605	(1,998)	1,091	(907)

(1) Does not include interest on loans 90 days or more past due. Includes loans originated for sale.

Cavalry Bancorp, Inc. and Subsidiaries Management’s Discussion & Analysis of Financial Condition and Results of Operations (Continued)
Comparison of Operating Results for the Years Ended December 31, 2003, 2002, and 2001 (Continued)
Provision for Loan Losses. The provision for loan losses is the charge to operating earnings that management determines to be necessary to maintain the allowance for loan losses at an adequate level. This level should sufficiently reflect management’s estimate of probable incurred losses in the loan portfolio based on concentrations, trends in historical loss experience, specifically identified impaired loans and general economic conditions. Please refer to this Management’s Discussion and Analysis, Critical Accounting Estimates section for details on the methodology in calculating this provision. The Bank’s credit management systems have resulted in low loan loss experience; however, there is no guarantee that this experience will continue.

The provision for loan losses decreased 84.72% over the past three years, from $661,000 in 2001, to $497,000 in 2002, to $101,000 in 2003. Charge-offs have steadily declined since 2001, dropping 37.78% from $540,000 in 2001 to $336,000 in 2003. Recoveries varied over this three year period, with $114,000 recovered in 2001, $186,000 recovered in 2002, and $103,000 recovered in 2003. The allowance for loan losses has remained consistent over the three year period. The balance of the allowance for loan losses was $4.5 million in 2001, $4.7 million in 2002, and $4.5 million in 2003. Non-accrual loans have increased since 2001, from $394,000 to $859,000 in 2003. Total non-performing assets (which includes non-accrual loans and foreclosed assets) increased 48.62%, from $578,000 in 2001 to $859,000 in 2003. (See Note 6 in Notes to Consolidated Financial Statements.) Non-accrual and 90 days or more past due loans as a percentage of total loans was 0.14%, 0.17% and 0.24% for the years ended December 31, 2001, 2002 and 2003, respectively. Non-performing assets as a percentage of total assets were 0.13%, 0.16% and 0.17% for the years ending December 31, 2001, 2002 and 2003, respectively.

For the three years ended December 31, 2003, management believes the provision for loan losses and the allowance for loan losses to be adequate.

Non-Interest Income. Non-interest income increased 75.90% over the three year reporting period, from $8.3 million in 2001 to $14.6 million in 2003. This increase is attributable to a number of factors. In the mortgage banking segment, there was a 120.00% increase over the three year reporting period for gains on sale of loans, from $2.5 million in 2001 to $5.5 million in 2003. Additionally, 2003 results yielded a 61.76% increase over the $3.4 million gain on loans sold in 2002. This was the result of an increase in the volume of loans originated and sold during 2002 and 2003. This increase in volume is due to mortgage rates dropping in 2002 and remaining low throughout 2003, causing a surge in refinancing activities. Additionally, the Company has continued efforts at expanding the Cavalry Mortgage division during 2002 and 2003.

In the banking segment, there was a 24.32% increase over the three year reporting period in deposit servicing fees and charges, from $3.7 million in 2001 to $4.6 million in 2003. However, the majority of the increase occurred between the 2003 and 2002 periods. Deposit fees increased 21.05%, from $3.8 million in 2002 to $4.6 million in 2003. This increase is primarily due to an increase in the volume of transaction accounts and also reflects an increase in service charges as well as an increase in overdraft and non-sufficient funds fees.

Commissions and other non-banking fees increased almost $2.4 million, from $59,000 in 2001 to $2.5 million in 2003. This increase is attributable to the 2002 acquisition of our insurance subsidiary, Miller & Loughry. Commissions increased 13.64%, from $2.2 million in 2002 to $2.5 million in 2003. This increase is primarily due to an increase in the volume of insurance clients as well as increases in the amount of premiums paid.

Non-Interest Expense. Non-interest expense has steadily increased over the three year period ended December 31, 2003, increasing approximately $4.7 million or 25.13% from 2001 to 2003. This increase is mainly attributable to an increase in employee compensation and benefits expense, which has increased 24.59% over the three year reporting period, from $12.2 million in 2001 to $12.7 million in 2002, to $15.2 million in 2003. This reflects a 19.69% increase from 2002 to 2003. Reasons for this increase include the opening of a new branch during 2003, which resulted in an increase in personnel. Additionally, the Bank experienced a significant increase in employee health insurance costs, retirement benefits expense, and associated payroll tax expense, causing our overall employee benefit expense to increase 26.47% from $3.4 million in 2002 to $4.3 million in 2003. Included in the retirement expense is the Employee Stock Ownership Plan (ESOP). The recorded expense for the ESOP was $1.1 million, $1.3 million and $1.7 million for the years ended December 31, 2001, 2002, and 2003 respectively. The cost of this program is based on the number of shares released and the average market closing price. The number of shares released annually is based on repayments of the note payable that was acquired at the time of conversion by the ESOP trust to the Company. The increase in expense has been primarily due to the increased market price of the Company’s stock. This program will continue to impact earnings for the next three years. (See Note 12 of the Notes to Consolidated Financial Statements.) There was also an increase of 57.89% in commission expense, from $1.9 million in 2002 to $3.0 million in 2003, due to increased lending volumes and insurance sales.

Cavalry Bancorp, Inc. and Subsidiaries Management’s Discussion & Analysis of Financial Condition and Results of Operations (Continued)
Comparison of Operating Results for the Years Ended December 31, 2003, 2002, and 2001 (Continued)
Non-Interest Expense. (Continued) Equipment expenses increased by 20.00% over the three year reporting period, from $2.5 million in 2001 to $3.0 million in 2003. This increase is primarily due to the Company implementing a new bank-wide software system during 2002. Other expenses increased as a result of an increased volume of loan and deposit activity.

Income Tax Expense. Income tax expense was $3.0 million, $2.9 million, and $2.4 million for the years ended December 31, 2003, 2002, and 2001, respectively. This increase is a result of higher income before taxes for the years ended December 31, 2003 and 2002. The effective tax rate for fiscal year 2003 was 39.8%, fiscal year 2002 was 41.1%, and fiscal year 2001 was 54.9%. The effective tax rate for fiscal year 2001 consisted of increased non-deductible expenses due to the termination of the Company’s Management Recognition Plan. (See Notes 11 and 13 of Notes to Consolidated Financial Statements.)

Contractual Obligations, Commitments, Contingent Liabilities, and Off-Balance Sheet Arrangements
The Company has various financial obligations, including contractual obligations and commitments, which may require future cash payments.

Contractual Obligations. The following table presents, as of December 31, 2003, significant fixed and determinable contractual obligations to third parties by payment date. Further discussion of the nature of each obligation is included in Notes 9, 10 and 19 of Notes to Consolidated Financial Statements as referenced in the table below.

	Payments Due In

	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total

	(Dollars in thousands)

Deposits without a stated maturity (a) (note 9)	$301,500	-	-	-	301,500
Certificates of deposits (a) (note 9)	101,585	33,197	17,965	10	152,757
Borrowed funds (b) (note 10)	54	1,108	1,108	619	2,889
Operating leases (note 19)	362	481	33	-	876
Purchase obligations	929	1,939	490	-	3,358

(a) Excludes interest
(b) Includes interest on fixed rate obligations

The Company’s operating lease obligations represent short and long-term lease and rental payments for facilities, certain software and data processing and other equipment. Purchase obligations represent obligations under arrangements to purchase goods or services that are enforceable and legally binding on the Company and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction.

Commitments and Other Off-Balance Sheet Arrangements. The following table details the amounts and expected maturities of significant commitments as of December 31, 2003. Further discussion of these commitments is included below and in Note 17 of Notes to Consolidated Financial Statements.

	One Year or Less	One to Three Years	Three to Five Years	Over Five Years	Total

	(Dollars in thousands)
Commitments to extend credit:
Residential real estate	$40,862	-	-	-	40,862
Other commercial and consumer lines of credit	34,230	-	-	-	34,230
Standby letters of credit	7,457	-	-	-	7,457
Net commitments to sell mortgage loans	12,006	-	-	-	12,006
Commitments to fund civic and community investments	25	25	-	-	50

Cavalry Bancorp, Inc. and Subsidiaries Management’s Discussion & Analysis of Financial Condition and Results of Operations (Continued)
Contractual Obligations, Commitments, Contingent Liabilities, and Off-Balance Sheet Arrangements (Continued)
The Company utilizes financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuation in interest rates. These financial instruments include commitments to originate fixed and variable rate mortgage loans held-for-investment and held-for-sale, unused lines of credit, and funds committed to construction lending. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

Commitments to originate fixed and variable rate mortgage loans are agreements to lend to a customer as long as there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Undisbursed lines of credit and standby letters of credit do not necessarily represent future cash requirements, in that these commitments often expire without being drawn upon.

The Company minimizes its exposure to loss under these commitments by requiring that customers meet certain conditions prior to disbursing funds. The Company receives collateral to support commitments for which collateral is deemed necessary. The most significant category of collateral includes real estate properties underlying mortgage loans.

Although the Company supports and continues to be a major benefactor to dozens of civic and community organizations each year, the only long term commitment it has, as of December 31, 2003, is to the Rutherford County Chamber of Commerce, Destination Rutherford initiative.

Contingent Liabilities. The Company may also incur liabilities upon the occurrence of certain events. In the opinion of management, the financial position of the Company will not be affected materially as a result of such contingent liabilities as discussed in Note 19 of Notes to Consolidated Financial Statements.

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

One approach used to quantify interest rate risk is the net portfolio value analysis. In essence, this analysis calculates the difference between the present value of liabilities and the present value of expected cash flows from assets and off-balance-sheet contracts. The following table sets forth, at December 31, 2003, an analysis of the Company’s interest rate risk as measured by the estimated changes in the net portfolio value resulting from instantaneous and sustained parallel shifts in the yield curve (+ or - 400 basis points).

Cavalry Bancorp, Inc. and Subsidiaries Management’s Discussion & Analysis of Financial Condition and Results of Operations (Continued)
Quantitative and Qualitative Disclosure About Market Risk (Continued)
Asset and Liability Management (Continued)

Changes (In Basis Points) in Interest Rates	Estimated Change in Net Portfolio Value	Estimated Change in Net Portfolio Value	Board Approved Limits

	(Dollars in Thousands)	(Percentage)	(Percentage)

+400 bp	$1,126	2%	(40)
+300 bp	715	2	(30)
+200 bp	329	1	(20)
+100 bp	86	-	(10)
0 bp	-	-	-
-100 bp	(570)	(1)	(10)
-200 bp	(1,194)	(3)	(20)
-300 bp	(2,601)	(6)	(30)
-400 bp	(4,262)	(9)	(40)

The above table illustrates, for example, that an instantaneous 100 basis point decrease in market interest rates at December 31, 2003, would reduce the Company’s net portfolio value by approximately $570,000 or 1.0%.

As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market interest rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Furthermore, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates of deposit could deviate significantly from those assumed in calculating the table.

Quantitative Aspects of Market Risk. The principal market risk affecting the Company is risk associated with interest rate volatility ("interest rate risk"). The Company does not maintain a trading account for any class of financial instrument or purchase high-risk derivative instruments, nor has it engaged in hedging activities in the past. Additionally, the Company is not subject to foreign currency exchange rate risk or commodity price risk. Substantially all of the Company's interest rate risk is derived from the Bank's lending and deposit-taking activities. This risk could result in reduced net income, loss in fair values of assets and/or increases in fair values of liabilities due to upward changes in interest rates.

Qualitative Aspects of Market Risk. The Company’s principal financial objective is to achieve long-term profitability while reducing its exposure to fluctuating market interest rates. The Company has sought to reduce the exposure of its earnings to changes in market interest rates by attempting to manage the mismatch between asset and liability maturities and interest rates. The principal element in achieving this objective is to increase the interest-rate sensitivity of the Company’s interest-earning assets by retaining loans with interest rates subject to periodic adjustment to market conditions for its portfolio and selling fixed-rate one- to- four family mortgage loans. In addition, the Company maintains an investment portfolio of U.S. Government and agency securities with contractual maturities of between zero and five years. The Company relies on retail deposits as its primary source of funds. Management believes retail deposits, compared to brokered deposits, reduce the effects of its interest rate fluctuations because they generally represent a more stable source of funds. As part of its interest rate risk management strategy, the Bank promotes demand accounts and certificates of deposit with primarily terms of up to four years.

Interest Rate Sensitivity. The following table provides information about the Company’s financial instruments at December 31, 2003 that are sensitive to changes in interest rates including off-balance sheet items. For financial instruments, the table presents principal cash flows and related average interest rates by expected maturity dates with estimated fair values.

Since this presentation is a snapshot of the financial instruments as of December 31, 2003, there are material limitations in not fully reflecting market risk exposures. The table does not consider the effects of interest rate changes on the embedded options on loans and deposit liabilities. Changes in interest rates may cause borrowers to exercise the option to prepay loans before the scheduled maturity. Depositors have the option to withdraw deposits before maturity, which is the case with certificates of deposits, or to withdraw funds anytime from accounts with no stated maturity such as savings accounts. This table also does not take into consideration the effects on reinvestment of maturing financial instruments.

Cavalry Bancorp, Inc. and Subsidiaries Management’s Discussion & Analysis of Financial Condition and Results of Operations (Continued)
Quantitative and Qualitative Disclosure About Market Risk (Continued)
Asset and Liability Management (Continued)
This presentation does not consider that all rate changes do not affect assets or liabilities in the same maturity range by equal amounts. When interest rates change, all rates do not change in equal amounts nor do they change at the same time. Some financial instruments have indefinite maturities, in the sense that a clear maturity date is not present.

As of December 31, 2003, the Company’s greatest exposure would be to falling rates. The Company has more assets maturing than liabilities during the one-year time frame, which can decrease the yield on assets faster than the cost of funds on liabilities would decrease. In order to mitigate this exposure to declining rates and to become less asset sensitive, the Bank is purchasing some longer maturity investments consisting of mortgage-backed securities, CMOs, and municipal securities.

	Within One Year	One Year To 3 Years	After 3 Years To 5 Years	After 5 Years To 10 Years	Beyond 10 Years	Total	Fair Value

	(Dollars in Thousands, Except Percentages)
Interest-Sensitive Assets:

Fixed rate loans	$ 76,948	35,877	97,381	2,936	10,439	223,581
Average Rate	4.965%	6.510	5.826	4.835	4.613	5.648
Adjustable rate loans	56,771	12,705	7,445	10,396	42,162	129,479
Average Rate	4.527	4.567	5.020	5.320	5.465	4.928

Total loans	133,719	48,582	104,826	13,332	52,601	353,060	358,482

Fixed rate investments	7,056	25,081	18,616	-	-	50,753
Average Rate	1.056	2.274	2.814	-	-	2.341
Adjustable rate investments	100	325	3,945	-	-	4,370
Average Rate	1.100	1.496	4.057	-	-	3.975

Total investments	7,156	25,406	22,561	-	-	55,123	55,123

FHLB and FRB Stock	2,992	-	-	-	-	2,992	2,992
Average Rate	4.560	-	-	-	-	4.560
Interest-bearing deposits with other Financial Institutions	37,967	-	-	-	-	37,967	37,967
Average Rate	0.800	-	-	-	-	0.800

Total Interest-Sensitive Assets	$ 181,834	73,988	127,387	13,332	52,601	449,142

Interest-Sensitive Liabilities:
Deposits with no stated maturity
Demand deposits	$ 41,613	83,226	83,210	-	-	208,049	208,049
Average Rate	0.529	0.529	0.529	-	-	0.529
Savings deposits	4,326	8,341	8,341	-	-	21,008	21,008
Average Rate	0.198	0.198	0.198	-	-	0.198
Fixed rate
Certificates of deposit	100,511	33,068	17,965	10	-	151,554
Average Rate	2.279	2.985	4.040	5.000	-	2.642
Adjustable rate
Certificates of deposit	1,074	129	-	-	-	1,203
Average Rate	1.552	1.240	-	-	-	1.519

Total Certificates of deposit	101,585	33,197	17,965	10	-	152,757	155,524
Fixed Rate Borrowings	54	1,108	1,108	272	347	2,889	2,840
Average Rate	2.250	3.657	3.780	2.250	2.250	3.377

Total Interest Sensitive Liabilities	$ 147,578	125,872	110,624	282	347	384,703

Off-Balance Sheet Items:
Commitments to extend credit	$ 40,862						40,862
Average Rate	4.502%
Unused lines of credit	$ 34,230						34,230
Average Rate	4.893%

Cavalry Bancorp, Inc. and Subsidiaries Management’s Discussion & Analysis of Financial Condition and Results of Operations (Continued)
Liquidity and Capital Resources
The Company’s primary sources of funds are customer deposits, proceeds from loan principal and interest payments, sale of loans, maturing securities and FHLB advances. While maturities and scheduled amortization of loans are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

The Company must maintain an adequate level of liquidity to ensure the availability of sufficient liquidity to fund loan originations and deposit withdrawals, to satisfy other financial commitments and to take advantage of investment opportunities. The Company generally maintains sufficient cash and short-term investments to meet short-term liquidity needs. At December 31, 2003, cash and cash equivalents totaled $70.9 million or 13.76% of total assets. At December 31, 2003, the Bank also maintained an available line of credit of $10.0 million with the FHLB of Cincinnati that may be used as an additional source of liquidity.

At December 31, 2003, the Bank’s commitments to extend funds consisted of unused lines of credit of $34.2 million and outstanding letters of credit of $7.5 million issued primarily to municipalities as performance bonds. Also included are commitments to originate variable rate loans of $29.9 million and commitments to originate fixed rate loans of $11.0 million at interest rates ranging from 4.50% to 7.00%.

The Bank to a large extent originates real estate mortgage loans for sale in the secondary market. During the years ended December 31, 2003, 2002, and 2001, the Bank originated $221.3 million, $183.0 million, and $158.2 million of such loans, respectively. During the years ended December 31, 2003, 2002, and 2001, the Bank sold in the secondary market $241.9 million, $179.0 million, and $154.5 million of these loans. At December 31, 2003, the Bank had loan commitments totaling $40.9 million that were made up completely of undisbursed loans in process. The Bank anticipates that it will have sufficient funds available to meet current loan commitments. At December 31, 2003, the Bank held $12.0 million in locked-rate mortgage loan commitments to be sold in the secondary market. These locked-rate loan commitments are considered to be derivative instruments. Certificates of deposit that are scheduled to mature in less than one year from December 31, 2003 totaled $101.6 million. Historically, the Bank has been able to retain a significant amount of its deposits as they mature.

Net cash provided by operating activities totaled $22.6 million in 2003, $2.5 million in 2002, and $2.0 million in 2001. This large increase is primarily due to a timing difference in the funding of our loans held for sale. At December 31, 2002, the Company had $17.8 million in loans held for sale compared to $2.6 million at December 31, 2003. This contributed to the $241.9 million received in proceeds from sales of loans during 2003, which is $20.6 million greater than the $221.3 million of loans originated and held for sale during 2003.

Net cash used in investing activities totaled $70.0 million in 2003, $22.8 million in 2002, and $20.1 million in 2001. During 2003, the primary source of funds in this category was proceeds from maturities of available-for-sale investment securities. The Company used these proceeds as well as funds from increased deposits to purchase $82.1 million of available-for-sale investment securities. Additionally, the Company’s loans receivable, net increased 16.61% from 2002 to 2003 compared to a 7.24% increase from 2001 to 2002.

Net cash provided by financing activities totaled $45.1 million in 2003, $24.2 million in 2002, and $42.3 million in 2001. These cash flows are heavily dependent on the Company’s level of deposits. Due to an increased emphasis on growing deposit accounts during 2003, the Bank’s deposits increased 11.40% from 2002 to 2003, compared to an increase of only 7.03% from 2001 to 2002.

The Company and the Bank are required to comply with the capital adequacy standards established by the Federal Reserve Bank. The Federal Reserve Bank has established a risk-based and a leverage capital measure of capital adequacy for bank holding companies and state member banks. As of December 31, 2003, the Company and the Bank complied with all regulatory capital requirements as of that date with tier 1 leverage, tier 1 risk-based and total risk-based capital ratios. At December 31, 2003, the Company’s ratios were 10.7%, 14.7% and 16.0%, respectively, while the Bank’s ratios were 9.1%, 12.5% and 13.8%, respectively.

The primary source of funds for the Company is dividends from the Bank. The Federal Reserve Act imposes limitations on the amount of dividends that may be paid by state member banks. Generally, member banks may pay dividends out of their undivided profits, in such amounts and at such times as the Bank’s Board of Directors deem prudent. Without prior Federal Reserve approval, however, state member banks may not pay dividends in any calendar year that, in the aggregate, exceed the Bank’s calendar year-to-date net income plus the Bank’s retained net income for the two preceding years. In addition, the Bank may not declare or pay a cash dividend if the effect would cause the Bank’s regulatory capital to be below the amount required for the liquidation account established in connection with the Bank’s mutual stock conversion in 1998.

As the primary function of the Company is to own the stock of the Bank, expenses of the Company are limited. These expenses include fees paid to members of the Board of Directors for meetings, expenses paid for investor services such as transfer agency fees, fees paid for listing on the NASDAQ exchange, fees paid to the Bank for management services, and postage.

Rayburn, Betts & Bates, P.C.
CERTIFIED PUBLIC ACCOUNTANTS
5200 Maryland Way, Suite 300
BRENTWOOD, TENNESSEE 37027

INDEPENDENT AUDITORS’ REPORT

Board of Directors
Cavalry Bancorp, Inc.
Murfreesboro, Tennessee

We have audited the accompanying consolidated balance sheets of Cavalry Bancorp, Inc. and subsidiaries (the "Company") as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

Brentwood, Tennessee
January 30, 2004

Cavalry Bancorp, Inc. and Subsidiaries Consolidated Balance Sheets December 31, 2003 and 2002 (Dollars in Thousands)

	2003	2002

Assets:
Cash (note 3)	$32,946	21,200
Interest-bearing deposits with other financial institutions	37,967	51,962

Cash and cash equivalents	70,913	73,162
Investment securities available-for-sale (note 4)	55,123	37,926
Loans held for sale, at estimated fair value (note 6)	2,648	17,800
Loans receivable, net (notes 6 and 10)	350,412	300,524
Accrued interest receivable	1,668	1,577
Office properties and equipment, net (note 7)	18,431	18,108
Required investment in stock of Federal Home Loan Bank and Federal Reserve Bank, at cost (note 8)	2,992	2,874
Deferred tax asset, net (note 11)	1,300	1,400
Foreclosed assets	-	203
Intangible asset (note 2)	166	193
Bank owned life insurance	8,308	7,921
Goodwill (note 2)	1,772	1,772
Other assets	1,439	905

Total assets	$515,172	464,365

Liabilities and Shareholders’ Equity
Liabilities:
Deposits: (note 9)
Non-interest-bearing	$72,443	57,343
Interest-bearing	381,814	350,409

	454,257	407,752
Advances from Federal Home Loan Bank of Cincinnati (note 10)	2,889	2,944
Accrued expenses and other liabilities (notes 11 and 12)	3,599	3,923

Total liabilities	460,745	414,619

Shareholders’ Equity (notes 12, 13, 14 and 15):
Preferred stock, no par value:
Authorized – 250,000 shares, none issued or outstanding at December 31, 2003 and 2002	-	-
Common stock, no par value:
Authorized – 49,750,000 shares; issued and outstanding: 6,834,873 and 6,830,679 shares at December 31, 2003 and 2002, respectively	10,175	9,138
Retained earnings	46,633	43,543
Unallocated ESOP shares	(2,373)	(3,057)
Accumulated other comprehensive income (loss), net of taxes	(8)	122

Total shareholders’ equity	54,427	49,746

Total liabilities and shareholders’ equity	$515,172	464,365

Commitments and contingencies (notes 3, 12, 13, and 19)

See accompanying notes to consolidated financial statements.
Page 20

Cavalry Bancorp, Inc. and Subsidiaries Consolidated Statements of Income Years Ended December 31, 2003, 2002 and 2001 (Dollars in Thousands)

	2003	2002	2001

Interest and dividend income:
Loans	$20,267	21,007	24,146
Investment securities	1,286	1,635	2,744
Other	383	615	1,218

Total interest and dividend income	21,936	23,257	28,108

Interest expense:
Deposits (note 9)	5,518	7,145	12,618
Advances from Federal Home Loan Bank of Cincinnati	98	48	31

Total interest expense	5,616	7,193	12,649

Net interest income	16,320	16,064	15,459

Provision for loan losses (note 6)	101	497	661

Net interest income after provision for loan losses	16,219	15,567	14,798

Non-interest income:
Servicing income	212	237	249
Gain on sale of loans, net	5,473	3,401	2,537
Gain on sale of office properties and equipment	-	46	-
Gain on sale of investment securities, net	11	4	-
Deposit servicing fees and charges	4,596	3,825	3,710
Trust service fees	988	1,086	1,096
Commissions and other non-banking fees	2,452	2,195	59
Other	879	824	649

Total non-interest income	14,611	11,618	8,300

See accompanying notes to consolidated financial statements.
Page 21

Cavalry Bancorp, Inc. and Subsidiaries Consolidated Statements of Income (Continued) Years Ended December 31, 2003, 2002 and 2001 (Dollars in Thousands, Except Per Share Amounts)

	2003	2002	2001

Non-interest expenses:
Salaries and employee benefits (notes 12 and 13)	$15,214	12,695	12,211
Occupancy expense	1,304	1,179	977
Supplies, communications and other office expenses	1,042	1,084	883
Advertising expense	501	495	365
Equipment and service bureau expense	2,989	2,682	2,457
Other	2,321	2,042	1,771

Total non-interest expenses	23,371	20,177	18,664

Income before income tax expense	7,459	7,008	4,434

Income tax expense (note 11)	2,965	2,891	2,435

Net income	$4,494	4,117	1,999

Basic earnings per share (note 16)	$0.70	0.64	0.31

Diluted earnings per share (note 16)	$0.67	0.62	0.31

See accompanying notes to consolidated financial statements.
Page 22

Cavalry Bancorp, Inc. and Subsidiaries Consolidated Statements of Comprehensive Income Years Ended December 31, 2003, 2002 and 2001 (Dollars in Thousands)

	2003	2002	2001

Net income	$4,494	4,117	1,999

Other comprehensive (loss) income, net of tax (note 22):

Unrealized (loss) gain on investment securities available-for-sale	(130)	(24)	51

Comprehensive income	$4,364	4,093	2,050

See accompanying notes to consolidated financial statements.
Page 23

Cavalry Bancorp, Inc. and Subsidiaries Consolidated Statements of Changes in Shareholders’ Equity Years Ended December 31, 2003, 2002 and 2001 (Dollars in Thousands, Except Per Share Amounts)

	Common Shares	Common Stock	Retained Earnings	Unearned Restricted Stock	Unallocated ESOP Shares	Accumulated Other Comprehensive Income (Loss)	Total

Balance, December 31, 2000	7,104,801	$11,489	39,991	(3,224)	(4,380)	95	43,971
Net income	-	-	1,999	-	-	-	1,999
Change in valuation allowance for investment securities available-for-sale, net of income taxes of $35	-	-	-	-	-	51	51
ESOP shares committed for release (note 12)	-	465	-	-	657	-	1,122
Purchase and retirement of common stock (note 14)	(25,000)	(271)	-	-	-	-	(271)
Dividends ($0.20 per share)	-	-	(1,290)	-	-	-	(1,290)
Deferred MRP shares earned (note 13)	-	-	-	3,224	-	-	3,224

Balance, December 31, 2001	7,079,801	11,683	40,700	-	(3,723)	146	48,806
Net income	-	-	4,117	-	-	-	4,117
Change in valuation allowance for investment securities available-for-sale, net of income taxes of $16	-	-	-	-	-	(24)	(24)
ESOP shares committed for release (note 12)	-	664	-	-	666	-	1,330
Purchase and retirement of common stock (note 14)	(250,064)	(3,221)	-	-	-	-	(3,221)
Proceeds from issuance of common stock as a result of stock options exercised (note 13)	942	12	-	-	-	-	12
Dividends ($0.20 per share)	-	-	(1,274)	-	-	-	(1,274)

Balance, December 31, 2002	6,830,679	9,138	43,543	-	(3,057)	122	49,746
Net income	-	-	4,494	-	-	-	4,494
Change in valuation allowance for investment securities available-for-sale, net of income taxes of $81	-	-	-	-	-	(130)	(130)
ESOP shares committed for release (note 12)	-	1,066	-	-	684	-	1,750
Purchase and retirement of common stock (note 14)	(28,112)	(461)	-	-	-	-	(461)
Proceeds from issuance of common stock as a result of stock options exercised (note 13)	32,306	432	-	-	-	-	432
Dividends ($0.22 per share)	-	-	(1,404)	-	-	-	(1,404)

Balance, December 31, 2003	6,834,873	$10,175	46,633	-	(2,373)	(8)	54,427

See accompanying notes to consolidated financial statements.
Page 24

Cavalry Bancorp, Inc. and Subsidiaries Consolidated Statements Cash Flows Years Ended December 31, 2003, 2002 and 2001 (Dollars in Thousands)

	2003	2002	2001

Operating activities:
Net income	$4,494	4,117	1,999
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	101	497	661
Loss (gain) on sales of foreclosed assets, net	14	(44)	(24)
Gain on sales of loans, net	(5,473)	(3,401)	(2,537)
Gain on sale of office properties and equipment	-	(46)	-
Gain on sale of investment securities, net	(11)	(4)	-
Contribution of foreclosed asset, at cost	-	15	-
Depreciation and amortization on office properties and equipment	1,772	1,514	1,200
Amortization of intangible asset	27	28	-
Allocation of ESOP shares at fair value	1,750	1,330	1,122
Compensation expense recognized on restricted stock	-	-	3,224
Net amortization of investment securities premiums and discounts	273	312	34
Accretion of deferred loan origination fees	(1,027)	(898)	(882)
Loan fees collected	1,389	968	907
Deferred income tax provision (benefit)	100	(105)	(15)
Increase in cash surrender value of bank owned life insurance	(387)	(421)	-
Stock dividends on Federal Home Loan Bank stock	(92)	(101)	(139)
Proceeds from sales of loans	241,917	179,030	154,515
Origination of loans held for sale	(221,292)	(183,006)	(158,218)
Decrease (increase) in accrued interest receivable	(91)	562	420
Decrease (increase) in other assets	(529)	613	(97)
Increase (decrease) in accrued expenses and other liabilities	(319)	1,548	(156)

Net cash provided by operating activities	22,616	2,508	2,014

See accompanying notes to consolidated financial statements.
Page 25

Cavalry Bancorp, Inc. and Subsidiaries Consolidated Statements Cash Flows (Continued) Years Ended December 31, 2003, 2002 and 2001 (Dollars in Thousands)

	2003	2002	2001

Investing activities:
Increase in loans receivable, net	$(50,715)	(21,179)	(1,727)
Principal payments on investment securities available-for-sale and held-to-maturity	11,098	4,441	168
Proceeds from the sales of office properties and equipment	3	59	-
Purchases of investment securities available-for-sale	(82,077)	(45,207)	(72,750)
Purchases of investment securities held-to-maturity	-	-	(100)
Proceeds from maturities of investment securities available-for-sale	50,789	40,500	63,130
Proceeds from sales of investment securities available-for-sale	2,520	4,020	-
Proceeds from sales of investment securities held-to-maturity	-	417	-
Purchases of office properties and equipment	(2,098)	(4,002)	(1,499)
Proceeds from sale of foreclosed assets	553	355	206
Improvements on foreclosed assets	-	(18)	-
Purchase of bank owned life insurance	-	-	(7,500)
Purchase of stock in Federal Reserve Bank	(26)	(1,240)	-
Redemption of stock in Federal Reserve Bank	-	626	-
Cash paid for acquisition of Miller & Loughry Insurance and Services, Inc., net of cash acquired	-	(1,611)	-

Net cash used in investing activities	(69,953)	(22,839)	(20,072)

Financing activities:
Net increase in deposits	46,505	26,762	44,456
Advances from Federal Home Loan Bank of Cincinnati	-	2,000	-
Repayment of advances from Federal Home Loan Bank of Cincinnati	(55)	(54)	(580)
Retirement of common stock	(461)	(3,221)	(271)
Proceeds from exercise of stock options	432	12	-
Dividends paid	(1,333)	(1,287)	(1,291)

Net cash provided by financing activities	45,088	24,212	42,314

Increase (decrease) in cash and cash equivalents	(2,249)	3,881	24,256
Cash and cash equivalents, beginning of year	73,162	69,281	45,025

Cash and cash equivalents, end of year	$70,913	73,162	69,281

Supplemental Disclosures of Cash Flow Information:
Payments during the period for:
Interest	$5,678	7,209	12,866

Income taxes	$3,565	3,050	2,310

Supplemental Disclosures of Noncash Investing and Financing Activities:
Foreclosures and in substance foreclosures of loans during year	$416	327	321

Net unrealized gains (losses) on investment securities available-for-sale	$(211)	(40)	86

Increase in deferred tax asset (liability) related to unrealized gain (loss) on investments	$81	16	(35)

Investment securities transferred from held-to-maturity to available-for-sale	$-	100	-

Dividends declared and payable	$410	339	354

See accompanying notes to consolidated financial statements.
Page 26

Cavalry Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2003, 2002 and 2001

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

Principles of Consolidation
The consolidated financial statements include the accounts of the Corporation, the Bank and its wholly-owned subsidiary Miller & Loughry Insurance and Services, Inc., (collectively the Company) for the years ended December 31, 2003 and 2002. The consolidated financial statements included the accounts of the Corporation, the Bank and its wholly-owned subsidiary Cavalry Enterprises, Inc., (collectively the Company) for the year ended December 31, 2001. Effective January 1, 2002, Cavalry Enterprises, Inc. was dissolved as a corporation and is now operating as a division of the Bank. Significant intercompany balances and transactions have been eliminated in consolidation under the equity method.

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

Cavalry Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements (Continued) December 31, 2003, 2002 and 2001

(1)   Summary of Significant Accounting Policies: (Continued)
Cash Equivalents
Cash equivalents include cash and demand and time deposits at other financial institutions, including federal funds sold, with remaining maturities of three months or less.

Investment Securities
In accordance with Statement of Financial Accounting Standards No. (SFAS) 115, Accounting for Certain Investments in Debt and Equity Securities , the Company is required to report debt, readily-marketable equity, mortgage-backed and mortgage related securities in one of the following categories: (i) "held-to-maturity" (management has a positive intent and ability to hold to maturity) which are to be reported at amortized cost adjusted, in the case of debt securities, for the amortization of premiums and accretion of discounts; (ii) "trading" (held for current resale) which are to be reported at fair value, with unrealized gains and losses included in earnings; and (iii) "available-for-sale" (all other debt, equity, mortgage-backed and mortgage related securities) which are to be reported at fair value, with unrealized gains and losses reported net of tax as a separate component of shareholders’ equity. At the time of new securities purchases, a determination is made as to the appropriate classification. Realized and unrealized gains and losses on trading securities are included in net income. Unrealized gains and losses on securities available-for-sale are recognized as direct increases or decreases in shareholders’ equity, net of any tax effect. Cost of securities sold is recognized using the specific identification method.

Loans Receivable
Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees and unearned discounts. Unearned discounts on installment loans are recognized as income over the term of the loans using the interest method.

Loan origination and commitment fees, as well as certain origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans adjusted for estimated prepayments based on the Company’s historical prepayment experience, using the interest method. Loans are placed on nonaccrual when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on these loans is reversed from income and an allowance for accrued interest is recorded.

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

Cavalry Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements (Continued) December 31, 2003, 2002 and 2001

(1)  Summary of Significant Accounting Policies: (Continued)
Loans Receivable (Continued)
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

Goodwill
Beginning January 1, 2002 with the adoption of SFAS 142, Goodwill and Other Intangible Assets , goodwill is no longer amortized, but instead tested for impairment at least annually.

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

Cavalry Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements (Continued) December 31, 2003, 2002 and 2001

(1)      Summary of Significant Accounting Policies: (Continued)
Fair Values of Financial Instruments
SFAS 107, Disclosures about Fair Value of Financial Instruments , requires disclosure of fair value information about financial instruments, whether or not recognized in the consolidated balance sheets for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Fair value estimates are made at a point in time, based on relevant market information and information about the financial instrument. Accordingly, such estimates involve uncertainties and matters of judgment and therefore cannot be determined with precision. SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following are the more significant methods and assumptions used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents approximate those assets’ fair values, because they mature within 90 days or less and do not present credit risk concerns.

Investment securities available-for-sale: Fair values for investment securities available-for-sale and held-to-maturity are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

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

Cavalry Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements (Continued) December 31, 2003, 2002 and 2001

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

Earnings Per Share
Earnings per share (EPS) consists of two separate components, basic EPS and diluted EPS. Basic EPS is computed by dividing net income by the weighted average number of common shares outstanding for each period presented. Diluted EPS is calculated by dividing net income by the weighted average number of common shares outstanding plus dilutive common stock equivalents (CSE). CSE consists of dilutive stock options granted through the Company’s stock option plan. Common stock equivalents which are considered antidilutive are not included for the purposes of this calculation. During 2003, 2002 and 2001, there were no antidilutive CSEs.

Stock Options
The Company accounts for its stock option plans in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, as permitted by SFAS 123, Accounting for Stock-Based Compensation . As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS 123 requires entities which continue to apply the provisions of APB Opinion No. 25 to provide pro-forma earnings per share disclosure for stock option grants made in 1995 and subsequent years as if the fair value based method defined in SFAS 123 had been applied. SFAS 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB No. 123 , provides that an entity that has transitioned to the accounting treatment prescribed by SFAS 123 may use the intrinsic value method in lieu of the fair value based method for determining the fair value of stock options at the date of grant. SFAS 148 requires disclosure in addition to SFAS 123 if APB opinion No. 25 is currently being applied (see Effect of New Accounting Pronouncements).

The Company applies APB Opinion No. 25 and related interpretations in accounting for the plan. No compensation cost has been recognized for the plan because the stock option price is equal to or greater than the fair value at the grant date. Following is a reconciliation of reported and pro forma net income and earnings per share had compensation cost for the plan been determined based on the fair value of SFAS 123, Accounting for Stock-Based Compensation, as amended:

Cavalry Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements (Continued) December 31, 2003, 2002 and 2001 (Table Amounts In Thousands, Except Per Share Amounts)

(1)  Summary of Significant Accounting Policies: (Continued)
Stock Options (Continued)

	Year Ended December 31,

	2003	2002	2001

Net income:
As reported	$4,494	4,117	1,999

Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards granted, net of related tax effects	(365)	(133)	(66)

Pro forma net income	$4,129	3,984	1,933

Earnings per share:
Basic - as reported	$0.70	0.64	0.31

Basic - pro forma	0.64	0.62	0.30

Diluted - as reported	$0.67	0.62	0.31
Diluted - pro forma	0.62	0.60	0.30

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

Effect of New Accounting Pronouncements
In June 2002, the FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities . SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The provisions of the Statement are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS 146 did not have a material impact on the Company’s financial position, results of operations and cash flow.

In October 2002, the FASB issued SFAS 147, Acquisitions of Certain Financial Institutions - an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9 . SFAS 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions , and FASB Interpretation No. 9, Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method , provided interpretive guidance on the application of the purchase method to acquisitions of financial institutions. Except for transactions between two or more mutual enterprises, this Statement removes acquisitions of financial institutions from the scope of both SFAS 72 and Interpretation No. 9 and requires that those transactions be accounted for in accordance with SFAS 141, Business Combinations , and SFAS 142, Goodwill and Other Intangible Assets . Thus, the requirement in paragraph 5 of SFAS 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of intangible and identifiable intangible assets acquired as an identifiable intangible asset no longer applies to acquisitions within the scope of this Statement. In addition, this Statement amends SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets , to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor-and borrower-relationship intangible assets and credit cardholder intangible assets.

Cavalry Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements (Continued) December 31, 2003, 2002 and 2001

(1)  Summary of Significant Accounting Policies: (Continued)
Effect of New Accounting Pronouncements (Continued)
Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that SFAS 144 requires for other long-lived assets that are held and used. Paragraph 5 of this Statement, which relates to the application of the purchase method of accounting, is effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions in paragraph 6 related to accounting for the impairment or disposal of certain long-term customer-relationship intangible assets are effective on October 1, 2002. Transition provisions for previously recognized unidentifiable intangible assets are effective on October 1, 2002. The adoption of SFAS 147 did not have a material impact on the Company’s financial position, results of operations and cash flow.

In December 2002, the FASB issued SFAS 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123 . SFAS 148 amends SFAS 123, Accounting for Stock-Based Compensation , to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of the Statement are effective for financial statements of fiscal years ending after December 15, 2002. Interim disclosures are required for reports containing condensed financial statements for periods beginning after December 15, 2002. The adoption of SFAS 148 did not have a material impact on the Company’s financial position, results of operations and cash flow.

In April 2003, the FASB issued SFAS 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. The statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities . This statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of SFAS 149 did not have a material impact on the Company’s financial position, results of operations or cash flow.

In May 2003, the FASB issued SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 did not have a material impact on the Company’s financial position, results of operations or cash flow.

In November 2002, the FASB issued Interpretation (FIN) 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantee of Indebtedness of Others, which elaborates on the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. The interpretation also clarifies that a guarantor is required to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The adoption of FIN 45 did not have a material impact on the consolidated financial statements.

Cavalry Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements (Continued) December 31, 2003, 2002 and 2001 (Table Amounts In Thousands, Except Per Share Amounts)

(1)  Summary of Significant Accounting Policies: (Continued)
Effect of New Accounting Pronouncements (Continued)
In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities, which clarifies the application of Accounting Research Bulletin (ARB) No. 51, Consolidated Financial Statements , to certain entities (called variable interest entities) in which equity investors do not have the characteristics of controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinate financial support from other parties. The effects of FIN 46 did not have a material impact on the consolidated financial statements.

Reclassification
Certain 2002 and 2001 amounts have been reclassified to conform to the December 31, 2003 presentation.

(2)       Acquisition:
The Bank completed the purchase of 100% of the capital stock issued and outstanding of Miller & Loughry Insurance and Services, Inc. (MLI&S) on January 4, 2002 for cash totaling approximately $2.0 million. MLI&S is an independent insurance agency located in Murfreesboro, Tennessee.

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

For the Year Ended December 31, 2001

Interest income	$28,110
Non-interest income	9,925
Net income	2,169
Earnings per share:
Basic	$0.33
Diluted	0.33

Cavalry Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements (Continued) December 31, 2003, 2002 and 2001 (Table Amounts In Thousands)

 (3)     Cash:
The Company is required to maintain cash on hand or in the Federal Reserve Bank account for various regulatory purposes. During 2003 and 2002, such required cash averaged approximately $8,165,000 and $6,998,000, respectively.

(4)  Investment Securities Available-for-Sale:
The amortized cost and estimated fair values of investment securities available-for-sale at December 31, 2003 and 2002 are as follows:

	December 31, 2003

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Obligations of U.S. Government agencies	$50,132	95	107	50,120
Collateralized mortgage obligations and mortgage-backed securities	4,579	13	14	4,578
Certificate of deposit	100	-	-	100
Other security	325	-	-	325

	$55,136	108	121	55,123

	December 31, 2002

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Obligations of U.S. Government agencies	$26,551	128	-	26,679
Collateralized mortgage obligations and mortgage-backed securities	10,752	82	12	10,822
Certificate of deposit	100	-	-	100
Other security	325	-	-	325

	$37,728	210	12	37,926

The amortized cost and estimated fair value of investment securities available-for-sale at December 31, 2003, by contractual maturity, are shown below.

	Amortized Cost	Estimated Fair Value

Obligations of U.S. Government agencies and certificate of deposit:
Maturing within one year	$7,163	7,156
Maturing within one through five years	43,069	43,064

	50,232	50,220

Collateralized mortgage obligations and mortgage-backed securities	4,579	4,578
Other security	325	325

	$55,136	55,123

Cavalry Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements (Continued) December 31, 2003, 2002 and 2001 (Table Amounts In Thousands)
(4)  Investment Securities Available-for-Sale: (Continued)
The amortized cost and estimated fair value of investment securities available-for-sale at December 31, 2002, by contractual maturity, are shown below.

	Amortized Cost	Estimated Fair Value

Obligations of U.S. Government agencies and certificate of deposit:
Maturing within one year	$8,239	8,303
Maturing within one through five years	18,412	18,476

	26,651	26,779

Collateralized mortgage obligations and mortgage-backed securities	10,752	10,822
Other security	325	325

	$37,728	37,926

The estimated fair value and unrealized loss amounts of temporarily impaired investments as of December 31, 2003 are as follows:

	Less than 12 months		12 months or longer		Total

	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses

Obligations of U.S. Government agencies	$20,458	$107	$-	$-	$20,458	$107
Collateralized mortgage obligations and mortgage-backed securities	2,064	14	-	-	2,064	14

Certain securities, with amortized cost and estimated fair value of $12 million at December 31, 2003 and amortized cost of $8.7 million and estimated fair value of $8.8 million at December 31, 2002, were pledged as collateral as permitted or required by law.

During 2003, the Company sold investment securities classified as available-for-sale for proceeds of $2.5 million resulting in gross gains of $11,000. The Company sold investment securities classified as available-for-sale for proceeds of $4.0 million resulting in gross gains of $20,000 during 2002. There were no sales of investment securities available-for-sale in the year ended December 31, 2001.

(5)  Investment Securities Held-to-Maturity:
During the year ended December 31, 2002, the Company sold investment securities classified as held-to-maturity with amortized cost of $433,000, resulting in gross realized losses of $16,000. These investment securities held-to-maturity were sold as a majority of the principal had been collected and with the increase in prepayments on mortgage loans, yields on these securities had reduced significantly and Management of the Company felt it prudent to utilize other investment opportunities. Management’s intent was to invest these funds in investment securities available-for-sale with shorter terms as the securities sold had on average 15 years remaining until maturity. As a result of the sales, one certificate of deposit classified as held-to-maturity was transferred to the available-for sale classification at its amortized cost of $100,000 as the amortized cost approximated estimated fair value at the time of the transfer. There were no investment securities held-to-maturity as of December 31, 2003 and 2002.

Cavalry Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements (Continued) December 31, 2003, 2002 and 2001 (Table Amounts In Thousands)

(6)  Loans Receivable:
The composition of the loan portfolio as of December 31, 2003 and 2002 is presented as follows:

	2003	2002

Commercial	$126,833	104,512
Real estate loans held for sale	2,648	17,800
Real estate - mortgage	120,927	107,459
Real estate - construction	69,667	66,882
Installment and other consumer	38,709	27,166

	358,784	323,819
Less deferred loan fees, net	(1,199)	(838)
Less allowance for loan losses	(4,525)	(4,657)

	$353,060	318,324

Loans serviced for the benefit of others totaled approximately $40.9 million, $64.9 million and $87.9 million at December 31, 2003, 2002 and 2001, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow amounts, disbursing payments to investors and foreclosure processing.

Qualified one-to-four family first mortgage loans are pledged to the Federal Home Loan Bank of Cincinnati as discussed in note 10.

Impaired loans and related valuation allowance amounts at December 31, 2003 and 2002 were as follows:

	2003	2002

Recorded investment	$2,225	5,153
Valuation allowance	$643	592

The average recorded investment in impaired loans for the years ended December 31, 2003, 2002 and 2001 was $4,419,000, $4,156,000, and $3,509,000, respectively. Interest income recognized on impaired loans was not significant during the years ended December 31, 2003, 2002 and 2001.

Activity in the allowance for loan losses consisted of the following:

	2003	2002	2001

Balance at beginning of period	$4,657	4,470	4,235
Provision for loan losses	101	497	661
Recoveries	103	186	114
Charge-offs	(336)	(496)	(540)

Balance at end of period	$4,525	4,657	4,470

Non-accrual loans totaled approximately $859,000 and $530,000 at December 31, 2003 and 2002, respectively. Interest income foregone on such loans was not significant during the years ended December 31, 2003, 2002 and 2001. The Company is not committed to lend additional funds to borrowers whose loans have been placed on a non-accrual basis.

There were no loans three months or more past due which were still accruing interest as of December 31, 2003 and 2002.

Cavalry Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements (Continued) December 31, 2003, 2002 and 2001 (Table Amounts In Thousands)

(6)       Loans Receivable: (Continued)
The Company originates loans to officers and directors at terms substantially identical to those available to other borrowers. Mortgage and consumer loans to officers and directors at December 31, 2003 and 2002 were approximately $1,922,000 and $926,000, respectively. At December 31, 2003 funds committed that were undisbursed to officers and directors approximated $4,832,000.

The following summarizes activity of loans to officers and directors for the year ended December 31, 2003 and 2002:

	2003	2002

Balance at beginning of period	$926	1,656
New loans	4,758	1,581
Principal repayments	(3,762)	(2,311)

Balance at end of period	$1,922	926

(7)     Office Properties and Equipment, Net:
Office properties and equipment, less accumulated depreciation and amortization, consisted of the following at December 31, 2003 and 2002:

	2003	2002

Land	$3,864	3,864
Office buildings	12,809	11,865
Furniture, fixtures, and equipment	12,515	11,071
Leasehold improvements	481	444
Automobiles	109	136
Construction in process	26	453

	29,804	27,833
Less accumulated depreciation and amortization	11,373	9,725

Office properties and equipment, net	$18,431	18,108

(8)  Required Investment in Stock of Federal Home Loan Bank and Federal Reserve Bank:
The Bank is a member of the Federal Home Loan Bank (FHLB). As a member of this system, the Bank is required to maintain an investment in capital stock of the Federal Home Loan Bank of Cincinnati in an amount equal to the greater of 1% of residential mortgage loans and mortgage-backed securities, or .3% of total assets of the Bank. At December 31, 2003, no additional investments are required. No ready market exists for the stock, and it has no quoted market value, but may be redeemed for face value by the FHLB if the Bank withdraws its membership. Accordingly, this investment is carried at the Bank’s historical cost.

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

Cavalry Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements (Continued) December 31, 2003, 2002 and 2001 (Table Amounts In Thousands, Except Percentages)

(9)     Deposits:
Deposit account balances at December 31, 2003 and 2002, are summarized as follows:

	2003	2002

Non-interest bearing	$72,443	57,343
Interest-bearing demand	208,049	181,930
Savings deposits	21,008	16,644
Certificates of deposit	152,757	151,835

	$454,257	407,752

The aggregate amount of certificates of deposit each with a minimum denomination of $100,000, was $61,887,000 and $57,928,000 as of December 31, 2003 and 2002, respectively.

The aggregate amount of overdrafts reclassified as loans receivable was $2.4 million and $550,000 at December 31, 2003 and 2002, respectively.

As of December 31, 2003, the scheduled maturities of certificates of deposit were as follows:

Year Ended December 31,

2004	$ 101,585
2005	24,491
2006	8,706
2007	11,135
2008	6,830
Thereafter	10

$ 152,757

Interest expense on deposit balances for the years ended December 31, 2003, 2002 and 2001 is summarized as follows:

	2003	2002	2001

Savings deposits	$64	77	130
Interest-bearing demand	1,143	1,676	3,461
Certificates of deposit	4,311	5,392	9,027

	$5,518	7,145	12,618

(10)    Advances from the Federal Home Loan Bank of Cincinnati:
FHLB advances are summarized as follows:

	December 31,

	2003		2002

Type of Advances	Amount	Weighted Average Rate	Amount	Weighted Average Rate

Fixed-rate	$ 2,889	3.38%	2,944	3.36%

Cavalry Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements (Continued) December 31, 2003, 2002 and 2001 (Table Amounts In Thousands, Except Percentages)
(10)     Advances from the Federal Home Loan Bank of Cincinnati: (Continued)
Scheduled maturities of FHLB advances as of December 31, 2003 are as follows:

Year Ended December 31,	Amount at Stated Maturity

2004	$ 54
2005	54
2006	1,054
2007	1,054
2008	54
Thereafter	619

$ 2,889

The Bank has an approved line of credit of $10,000,000 at December 31, 2003 which is secured by a blanket agreement to maintain residential first mortgage loans with a principal value of 125% of the outstanding advances and has a variable interest rate. The Bank also has a standby letter of credit with the FHLB of $20,000,000 as of December 31, 2003. The Company can increase its borrowings from the FHLB to $73,380,000 at December 31, 2003.

(11)    Income Taxes:
The components of income tax expense (benefit) are as follows:

	2003	2002	2001

Current income tax expense:
Federal	$2,338	2,492	2,071
State	527	504	379

Total current income tax expense	2,865	2,996	2,450

Deferred income tax expense (benefit):
Federal	89	(93)	(13)
State	11	(12)	(2)

Total deferred income tax expense (benefit)	100	(105)	(15)

Income tax expense	$2,965	2,891	2,435

The following table presents a reconciliation of the provision for income taxes as shown in the consolidated statements of income, with that which would be computed by applying the statutory federal income tax rate of 34% to income before income taxes.

	2003		2002		2001

Tax expense at statutory rates	$2,536	34.0%	2,383	34.0	1,508	34.0
Increases (decrease) in taxes resulting from:
State income tax, net of federal effect	355	4.8	325	4.6	250	5.6
Nondeductible ESOP compensation	291	3.9	303	4.3	247	5.6
Nondeductible MRP compensation	-	-	-	-	356	8.0
Increase in bank owned life insurance	(132)	(1.8)	(143)	(2.0)	-	-
Other, net	(85)	(1.1)	23	0.2	74	1.7

Total income tax expense	$2,965	39.8%	2,891	41.1	2,435	54.9

Cavalry Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements (Continued) December 31, 2003, 2002 and 2001 (Table Amounts In Thousands)

(11)    Income Taxes: (Continued)
In years ended December 31, 1995 and prior, the Bank was allowed under the Internal Revenue Code to deduct, subject to certain conditions, an annual addition to a reserve for bad debts (reserve method) in determining taxable income. Legislation enacted in August 1996 repealed the reserve method effective for the Bank for the year ended December 31, 1996.

The tax effects of temporary differences that give rise to the significant portions of deferred tax assets and liabilities at December 31, 2003 and 2002, are as follows:

	2003	2002

Deferred tax assets:
Loans receivable, allowance for loan losses	$1,706	1,756
Deferred loan fees	459	321
Deferred compensation	314	170
Other	21	3

Total deferred tax asset	2,500	2,250

Deferred tax liabilities:
FHLB stock	596	561
Office properties and equipment	539	289
Other	65	-

Total deferred tax liability	1,200	850

Net deferred tax asset	$1,300	1,400

SFAS 109, Accounting for Income Taxes, requires that the tax benefit of deductible temporary differences be recorded as an asset to the extent that management assesses the utilization of such temporary differences to be "more likely than not." In accordance with SFAS 109, the realization of tax benefits of deductible temporary differences depends on whether the Company has sufficient taxable income within the carryback and carryforward period permitted by tax law to allow for utilization of the deductible amounts. Taxable income in the carryback period and estimates of taxable income in the carryforward period were expected to be sufficient to utilize such differences. As such, no valuation allowance was established at December 31, 2003 and 2002.

(12)    Employee Benefit Plans:
401(k) Plan – The Company sponsors a 401(k) plan, which is available to all employees who meet minimum eligibility requirements. Management has contributed 2% of employees’ earnings to the Plan on the employees’ behalf. Participants may generally contribute up to 15% of earnings, and, in addition, management will match employee contributions up to 4%. Expense related to Company contributions amounted to $476,000, $356,000 and $345,000 in the years ended December 31, 2003, 2002 and 2001, respectively.

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

Cavalry Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements (Continued) December 31, 2003, 2002 and 2001

(12)    Employee Benefit Plans: (Continued)
As the note is repaid, shares are released from collateral based on the proportion of the payment in relation to total payments required to be made on the loan. The shares released from collateral are then allocated to participants based upon compensation. Compensation expense is determined by multiplying the per share market price of the Corporation’s stock at the time the shares are committed to be released by the number of shares to be released. The value of the released shares is recorded at cost as a deduction to common stock and the value of the released shares at market is recorded as an addition or deduction to unallocated ESOP shares. The Company recognized approximately $1,668,000, $1,265,000, and $1,073,000 in compensation expense in the years ended December 31, 2003, 2002 and 2001, respectively, related to the ESOP of which approximately $684,000, $666,000 and $657,000 reduced the cost of unallocated ESOP shares and $984,000, $599,000 and $416,000 increased common stock on the balance sheets, respectively. Dividends on allocated ESOP shares of approximately $82,000, $65,000 and $49,000 were utilized to release unallocated shares.

The cost of the unallocated shares is reflected as a reduction of equity. Unallocated shares are considered neither outstanding shares for computation of basic earnings per share nor potentially dilutive securities for computation of diluted earnings per share. Dividends on unallocated ESOP shares are reflected as a reduction in the note payable. Shares released or committed to be released for allocation during the years ended December 31, 2003 and 2002 totaled 105,870 and 103,163, respectively. Shares remaining not released or committed to be released for allocation at December 31, 2003 and 2002 totaled 361,812 and 467,681, and had a market value of approximately $6,397,000 and $6,239,000, respectively.

Supplemental Retirement Plan - During the first quarter of 2002, the Company adopted a nonqualified noncontributory Supplemental Retirement Plan (the "Retirement Plan") for certain of the directors and executive officers of the Company and the Bank. The Company invests in and is the owner of single premium life insurance policies on the life of each participant and is the beneficiary of the policy value. When a participant retires, the accumulated gains on the policy allocated to such participant, if any, will be distributed to the participant in equal installments for 15 years (the "Primary Benefit"). In addition, any annual gains after the retirement date of the participant will be distributed on an annual basis for the lifetime of the participant (the "Secondary Benefit").

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

(13)   Stock Compensation Plans:
Management Recognition Plan - On April 22, 1999, the Corporation's stockholders approved the Cavalry Bancorp, Inc. 1999 Management Recognition Plan (MRP). There were 301,530 shares awarded under the MRP. The objective of the MRP was to reward performance and build the participant's equity interest in the Company by providing long-term incentives and rewards to officers, key employees and other persons who provide services to the Company and its subsidiaries. Shares of common stock awarded under the MRP originally were to vest over a five year period. Compensation expense is determined by the value of the stock on the award date, recognized on a straight-line basis over the vesting period. Participants are entitled to all voting and other stockholder rights related to the shares, including unvested shares. Participants also receive dividends and other distributions with respect to such stock. Also, all such shares are included in outstanding shares for the computation of basic earnings per share.

Cavalry Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements (Continued) December 31, 2003, 2002 and 2001

(13)   Stock Compensation Plans: (Continued)
Total compensation expense recognized for the MRP during 2001 was $3.2 million. As a result of a special cash distribution, the per share basis of recognizing compensation over the vesting period was reduced from $22.38 to $16.76. The MRP was terminated during the fourth quarter of 2001 and all remaining compensation expense was recognized.

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

The following is an analysis of stock option activity:
	Options Available For Grant	Options Outstanding	Weighted Average Exercise Price

Balance, December 31, 2001	-	753,825	$10.03

Granted	-	17,904	13.00
Exercised	-	(942)	10.63
Forfeited	-	(17,904)	10.00

Balance, December 31, 2002	-	752,883	10.09

Exercised	-	(32,306)	10.03
Forfeited	24,229	(24,229)	9.99

Balance, December 31, 2003	24,229	696,348	10.11

The following is a summary of stock options outstanding at December 31, 2003:

Exercise Price	Weighted Average Remaining Contractual Life (Years)	Options Outstanding	Options Exercisable

$ 10.63	7.0	170,829	70,254
10.00	7.6	169,213	68,639
9.75	7.6	338,402	137,284
13.00	8.5	17,904	3,580

10.11	7.5	696,348	279,757

Cavalry Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements (Continued) December 31, 2003, 2002 and 2001

(13)    Stock Compensation Plans: (Continued)
No options were granted during the year ended December 31, 2003. The weighted average fair value of options granted in the year ended December 31, 2002 was $1.97 per share. The fair value of the option grant is estimated on the date of grant using an option pricing model with the following assumptions:
Year Ended December 31, 2002

Dividend yield	1.42%
Risk-free interest rate	4.78%
Expected volatility	14%
Expected life (years)	7

(14)    Equity:
Liquidation Account
At the time of the conversion from mutual to a stock form of ownership, the Bank established a liquidation account for the benefit of eligible account holders who continue to maintain their accounts at the Bank after the conversion. The liquidation account is reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases do not restore an eligible account holder’s interest in the liquidation account. In the event of a complete liquidation of the Bank, each eligible account holder is entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held before any distribution may be made to the Corporation with respect to the Bank’s capital stock.

Dividends
The Corporation’s sources of income and funds for dividends to its stockholders are earnings on its investments and dividends from the Bank. Federal Reserve Board policy provides that a bank holding company should not pay dividends unless (i) the dividends can be fully funded out of net income from the company’s net earnings over the prior year and (ii) the prospective rate of earnings retention appears consistent with the Company’s (and its subsidiaries’) capital needs, asset quality and overall financial condition. Tennessee law provides that a state bank may not declare dividends in any calendar year that exceeds the total of its net income of that year combined with its retained net income of the preceding two years without the prior approval of the Commissioner of the Tennessee Department of Financial Institutions. In no case will the Bank be allowed to make a capital distribution reducing equity below the required balance of the liquidation account. No dividends were paid to the Corporation by the Bank during the years ended December 31, 2003 and 2002. The Bank paid dividends to the Corporation totaling $11,600,000 during the year ended December 31, 2001.

Federal Reserve Board policies also place restrictions on the Corporation with respect to repurchases of its common stock. With prior notice to the Federal Reserve Board, the Corporation is allowed to repurchase its outstanding shares. Prior to the Corporation’s charter conversion, the Corporation was regulated by the OTS which also placed restrictions of the repurchase of its common stock. During 2001, the Corporation requested and received regulatory approval to acquire 710,480 shares of its outstanding common stock. As of December 31, 2003, 303,176 shares had been repurchased at a cost of approximately $3,953,000. As of December 31, 2002, 275,064 shares had been repurchased at a cost of approximately $3,492,000. As of December 31, 2001, 25,000 shares had been repurchased at a cost of approximately $271,000.

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

Cavalry Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements (Continued) December 31, 2003, 2002 and 2001 (Table Amounts In Thousands, Except Percentages)

(15)    Regulatory Capital Requirements: (Continued)
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes as of December 31, 2003 and 2002, that the Bank met all capital adequacy requirements it is subject to.

As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank’s category. The Company’s and Bank’s actual capital amounts and ratios as of December 31, 2003 and 2002 are presented in the table.

	Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2003:
Total risk-based capital (to risk-weighted assets)
Bank	$48,962	13.8%	$28,444	8.0%	$35,556	10.0%
Company	$56,963	16.0%	$28,579	8.0%	$35,724	10.0%
Tier 1 risk-based capital (to risk-weighted assets)
Bank	$44,517	12.5%	$14,222	4.0%	$21,333	6.0%
Company	$52,497	14.7%	$14,290	4.0%	$21,435	6.0%
Tier 1 risk-based capital (to adjusted total assets)
Bank	$44,517	9.1%	$19,673	4.0%	$24,591	5.0%
Company	$52,497	10.7%	$19,568	4.0%	$24,460	5.0%

As of December 31, 2002:
Total risk-based capital (to risk-weighted assets)
Bank	$42,910	13.3%	$25,909	8.0%	$32,386	10.0%
Company	$51,717	15.9%	$26,063	8.0%	$32,579	10.0%
Tier 1 risk-based capital (to risk-weighted assets)
Bank	$38,856	12.0%	$12,955	4.0%	$19,432	6.0%
Company	$47,637	14.6%	$13,032	4.0%	$19,547	6.0%
Tier 1 risk-based capital (to adjusted total assets)
Bank	$38,856	9.1%	$17,108	4.0%	$21,385	5.0%
Company	$47,637	10.9%	$17,491	4.0%	$21,864	5.0%

Cavalry Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements (Continued) December 31, 2003, 2002 and 2001 (Table Amounts In Thousands, Except Shares)

(16)     Earnings Per Share:
Earnings per share of common stock are based on the weighted average number of basic shares and dilutive shares outstanding during the year.

The following is a reconciliation of weighted average common shares for the basic and diluted earnings per share computations:

	Years Ended December 31,

	2003	2002	2001

Basic Earnings per Share:
Weighted average common shares	6,407,030	6,427,576	6,478,827

Diluted Earnings per Share:
Weighted average common shares	6,407,030	6,427,576	6,478,827
Diluted effect of stock options	254,810	163,983	27,907

Weighted average common and incremental shares	6,661,840	6,591,559	6,506,734

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

	December 31

	2003	2002

Commitments to extend credit	$75,092	63,493
Standby letters of credit	7,457	6,075
Locked-rate mortgage loan commitments	12,006	13,680
Mortgage loans sold subject to repurchase provisions	17,500	27,300
Commitment to fund civic investment	50	75

Commitments to originate loans at December 31, 2003 were $40,862,000, composed of variable rate loans of approximately $29,839,000 and fixed rate loans of approximately $11,023,000. The fixed rate loans had interest rates ranging from 4.50% to 7.00%. Commitments to originate loans at December 31, 2002 were $33,962,000, composed of variable rate loans of approximately $28,530,000 and fixed rate loans of approximately $5,432,000. The fixed rate loans had interest rates ranging from 4.25% to 7.00%. Derivative instruments, consisting of locked-rate mortgage loan commitments to be sold at December 31, 2003 and 2002, were $12,006,000 and $13,680,000, composed of variable rate commitments of $659,000 and $1,130,000 and fixed rate commitments of $11,347,000 and $12,550,000, respectively. The fixed rate commitments had interest rates ranging from 5.25% and 5.00% to 7.50% and 7.25% for 2003 and 2002, respectively. Fair value is based on investor commitments.

Cavalry Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements (Continued) December 31, 2003, 2002 and 2001 (Table Amounts In Thousands)

(17)    Financial Instruments with Off-Balance-Sheet Risk and Derivative Instruments: (Continued)
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

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees extend from one to two years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The fair value of standby letters of credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements, the likelihood of the counterparties drawing on such financial instruments and the present creditworthiness of such counterparties. Such commitments have been made on terms which are competitive in the markets in which the Company operates, thus, the fair value of standby letters of credit equals the carrying value for the purposes of this disclosure. The maximum potential amount of future payments that the Company could be required to make under the guarantees totaled $7.5 million at December 31, 2003.

(18)    Fair Value of Financial Instruments:
Information about the fair value of the financial instruments in the consolidated balance sheets, which should be read in conjunction with Note 1 and certain other notes to the consolidated financial statements presented elsewhere herein, is set forth as follows:

	2003		2002

	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value

Financial assets:
Cash and cash equivalents	$70,913	70,913	73,162	73,162
Investment securities available-for-sale	55,123	55,123	37,926	37,926
Loans receivable, net	350,412	355,834	300,524	302,721
Loans held for sale	2,648	2,648	17,800	17,800
Accrued interest receivable	1,668	1,668	1,577	1,577
Required investment in stock of the Federal Home Loan Bank and Federal Reserve Bank	2,992	2,992	2,874	2,874
Bank owned life insurance	8,308	8,308	7,921	7,921
Financial liabilities:
Deposits with no stated maturity	301,500	301,500	255,917	255,917
Certificates of deposit	152,757	155,524	151,835	155,179
Advances from the FHLB	2,889	2,840	2,944	2,858
Off-balance sheet assets (liabilities):
Unused lines of credit	-	-	-	-
Standby letters of credit	-	-	-	-
Commitments to extend credit	-	-	-	-

Cavalry Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements (Continued) December 31, 2003, 2002 and 2001 (Table Amounts In Thousands)
(19)    Commitments and Contingencies:
In the normal course of the Company’s business, there are outstanding various commitments and contingent liabilities that have not been reflected in the consolidated financial statements. In the opinion of management, the financial position of the Company will not be affected materially as a result of such commitments and contingent liabilities.

The Company has operating lease agreements for two branch offices and certain equipment. Rental expense under these leases aggregated approximately $338,000, $249,000 and $179,000 for the years ended December 31, 2003, 2002 and 2001, respectively. The aggregate annual minimum rental commitments under the terms of these noncancelable leases at December 31, 2003 are as follows:

Years Ended December 31,

2004	$ 362
2005	338
2006	143
2007	29
2008	4

$ 876

The Company has obligations to purchase services for data processing from a third-party that is enforceable and legally binding and all significant terms are specified.

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

The Corporation and the Bank have agreed to enter into Employment Agreements with two of the Bank’s executive officers, which provide certain benefits in the event of their termination following a change in control of the Corporation or the Bank. The Employment Agreements provide for an initial term of three years. On each anniversary of the commencement date of the Employment Agreements, the term of each agreement may be extended for an additional year at the discretion of the Board. In the event of a change in control of the Corporation or the Bank, as defined in the agreement, each executive officer will be entitled to a package of cash and/or benefits with a maximum value equal to 2.99 times their average annual compensation during the five-year period preceding the change in control.

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

Cavalry Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements (Continued) December 31, 2003, 2002 and 2001 (Table Amounts In Thousands)

(19)    Commitments and Contingencies: (Continued)
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

(20)    Condensed Parent Company Only Financial Statements:
The following table presents the condensed balance sheets of the Corporation at December 31, 2003 and 2002, and the condensed statements of income and cash flows for the years ended December 31, 2003, 2002 and 2001:

Condensed Balance Sheets:
	2003	2002

Assets:
Cash and cash equivalents	$8,345	9,161
Investment in Bank	11,815	5,622
Note receivable from Bank	2,820	3,531
Other assets	117	10

Total assets	$23,097	18,324

Liabilities and Equity:
Other liabilities	$483	391
Equity	22,614	17,933

Total liabilities and equity	$23,097	18,324

Condensed Statements of Income:
	2003	2002	2001

Investment income:
Interest income	$362	503	528
Dividends from Bank	-	-	11,600

	362	503	12,128
Interest expense	-	-	-

Net interest income	362	503	12,128
Non-interest expense	331	353	342

Income before income taxes and equity in undistributed earnings of the Bank	31	150	11,786
Provision for income taxes	12	55	24

Income before equity in undistributed earnings of Bank	19	95	11,762
Equity in undistributed earnings (distribution in excess of earnings) of Bank	4,475	4,022	(9,763)

Net income	$4,494	4,117	1,999

Cavalry Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements (Continued) December 31, 2003, 2002 and 2001 (Table Amounts In Thousands)
(20)    Condensed Parent Company Only Financial Statements: (Continued)

Condensed Statements of Cash Flows:
	2003	2002	2001

Cash flows from operating activities:
Net income	$4,494	4,117	1,999
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed earnings of Bank	(4,475)	(4,022)	-
Distributions in excess of earnings of Bank	-	-	9,763
Net change in other assets and liabilities	(87)	162	(55)

Net cash provided by (used in) operating activities	(68)	257	11,707

Cash flows from investing activities:
Investment in Bank	(97)	(109)	(130)
Collection on notes receivable from Bank	711	649	601

Net cash provided by investing activities	614	540	471

Cash flows from financing activities:
Retirement of common stock	(461)	(3,221)	(271)
Dividends paid	(1,333)	(1,287)	(1,291)
Exercise of stock options	432	12	-

Net cash used in financing activities	(1,362)	(4,496)	(1,562)

Net (decrease) increase in cash and cash equivalents	(816)	(3,699)	10,616
Cash and cash equivalents at beginning of year	9,161	12,860	2,244

Cash and cash equivalents at end of year	$8,345	9,161	12,860

Cavalry Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements (Continued) December 31, 2003, 2002 and 2001 (Table Amounts In Thousands, Except Per Share Amounts)

(21)    Quarterly Results of Operations: (Unaudited)
Summarized unaudited quarterly operating results for the years ended December 31, 2003 and 2002 are as follows:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

December 31, 2003:
Interest income	$5,433	5,452	5,444	5,607
Interest expense	1,543	1,424	1,328	1,321

Net interest income	3,890	4,028	4,116	4,286
Provision for loan losses	56	45	-	-

Net interest income after provision for loan losses	3,834	3,983	4,116	4,286
Non-interest income	3,619	4,015	4,058	2,919
Non-interest expense	5,558	5,909	6,059	5,845

Income before income taxes	1,895	2,089	2,115	1,360
Income taxes	727	811	835	592

Net income	$1,168	1,278	1,280	768

Basic earnings per share (note 16)	$0.18	0.20	0.20	0.12

Diluted earnings per share (note 16)	$0.18	0.19	0.19	0.11

Weighted average shares outstanding – basic (note 16)	6,365,767	6,392,100	6,418,261	6,450,933

Weighted average shares outstanding – diluted (note 16)	6,579,436	6,694,136	6,713,772	6,729,532

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

December 31, 2002:
Interest income	$5,918	5,885	5,738	5,716
Interest expense	1,929	1,775	1,789	1,700

Net interest income	3,989	4,110	3,949	4,016
Provision for loan losses	109	54	115	219

Net interest income after provision for loan losses	3,880	4,056	3,834	3,797
Non-interest income	2,471	2,709	3,131	3,307
Non-interest expense	4,504	4,916	5,192	5,565

Income before income taxes	1,847	1,849	1,773	1,539
Income taxes	778	676	713	724

Net income	$1,069	1,173	1,060	815

Basic earnings per share (note 16)	$0.16	0.18	0.17	0.13

Diluted earnings per share (note 16)	$0.16	0.17	0.16	0.12

Weighted average shares outstanding – basic (note 16)	6,495,260	6,436,781	6,396,215	6,387,794

Weighted average shares outstanding – diluted (note 16)	6,643,655	6,756,723	6,568,172	6,531,975

Cavalry Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements (Continued) December 31, 2003, 2002 and 2001 (Table Amounts In Thousands)

(22)    Comprehensive Income:
SFAS 130, Reporting Comprehensive Income, established standards for reporting comprehensive income. Comprehensive income includes net income and other comprehensive net income which is defined as non-owner related transactions in shareholders’ equity. The following table sets forth the amounts of other comprehensive income (loss) included in shareholders’ equity along with the related tax effect for the years ended December 31, 2003, 2002 and 2001:

	Pre-Tax Amount	(Expense) Benefit	Net of Tax Amount

December 31, 2003:
Unrealized holding losses for the period	$(200)	77	(123)
Less reclassification adjustment for gains included in net income	11	(4)	7

Other comprehensive loss	$(211)	81	(130)

December 31, 2002:
Unrealized holding losses for the period	$(20)	8	(12)
Less reclassification adjustment for gains included in net income	20	(8)	12

Other comprehensive loss	$(40)	16	(24)

December 31, 2001:
Unrealized holding gains for the period	$86	(35)	51

(23)    Business Segments:
The Company’s segments are identified by the products and services offered, principally distinguished as banking, trust, insurance and mortgage banking operations. One unrelated entity purchased approximately 50% of mortgage loans sold in 2003 and 2002.

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

Cavalry Bancorp, Inc. and Subsidiaries Notes to Consolidated Financial Statements (Continued) December 31, 2003, 2002 and 2001 (Table Amounts In Thousands)

(23)    Business Segments: (Continued)

2003	Banking	Mortgage Banking	Trust	Insurance	Eliminations	Consolidated

Interest revenue	$21,936	-	-	2	(2)	21,936
Other income - external customers	5,950	212	988	2,153	(176)	9,127
Interest expense	5,618	-	-	-	(2)	5,616
Depreciation and amortization	1,289	357	65	61	-	1,772
Other significant items:
Provision for loan losses	101	-	-	-	-	101
Gain on sale of assets	11	5,473	-	-	-	5,484
Segment profit (loss)	7,136	(5)	228	228	(128)	7,459
Segment assets	511,080	2,896	332	2,801	(1,937)	515,172

2002	Banking	Mortgage Banking	Trust	Insurance	Eliminations	Consolidated

Interest revenue	$23,257	-	-	1	(1)	23,257
Other income - external customers	5,117	237	1,086	1,769	(86)	8,123
Interest expense	7,194	-	-	-	(1)	7,193
Depreciation and amortization	1,149	258	58	49	-	1,514
Other significant items:
Provision for loan losses	497	-	-	-	-	497
Gain on sale of assets	94	3,401	-	-	-	3,495
Segment profit (loss)	6,786	(5)	192	163	(128)	7,008
Segment assets	445,895	17,990	373	2,577	(2,470)	464,365

2001	Banking	Mortgage Banking	Trust	Consolidated

Interest revenue	$28,108	-	-	28,108
Other income-external customers	4,394	249	1,096	5,739
Interest expense	12,649	-	-	12,649
Depreciation and amortization	1,029	131	40	1,200
Other significant items:
Provisions for loan losses	661	-	-	661
Gain on sale of assets	24	2,537	-	2,561
Segment profit	3,960	255	219	4,434
Segment assets	421,762	10,756	356	432,874

Board of Directors
Ed C. Loughry, Jr. Chairman and Chief Executive Officer Cavalry Banking	Gary Brown Vice Chairman of the Board President, Roscoe Brown, Inc.	Tim Durham Owner Durham Realty & Auction, Inc.	James C. Cope Attorney Murfree, Cope, Hudson & Scarlett
Ronald F. Knight President and Chief Operating Officer Cavalry Banking	Kent Coleman Attorney Rucker, Rucker & Coleman	Terry G. Haynes Chief Executive Officer Haynes Bros. Lumber Co.	W.H. Huddleston, IV President Huddleston-Steele Engineering, Inc.
Community Business Development Board
Gloria Bonner, Ed.D. Middle Tennessee State University	Kathy Hoover Daily News Journal	Jack Mitchell Attorney	Robert Scales, Jr. H. Preston Scales & Sons Funeral Home
Walter C. Chitwood, Jr., DDS. Dentist	John C. Jones, III Coldwell Banker Snow & Wall	Joey Peay Murfreesboro Medical Clinic	Claire P. Tuma Community Volunteer
Chuck Farrer Farrer Construction Company	John Lane Coey Tanning Company	Candy Roberts Middle Tennessee Association of Realtors	Mary Elizabeth Vogler Crosslin Supply Company
John Goodman Bob Parks Realty	Bud Mitchell Bud’s Tire	Jean Anne Rogers, OD Optometrist
Corporate Officers

Senior Officers
Ed C. Loughry, Jr. Chairman & Chief Executive Officer	Ronald F. Knight President & Chief Operating Officer	William S. Jones Executive Vice President & Chief Administrative Officer
Hillard C. Gardner, CPA Senior Vice President & Chief Financial Officer	R. Dale Floyd Senior Vice President	David W. Hopper Senior Vice President & Trust Officer
M. Glenn Layne Senior Vice President	Joy B. Jobe Senior Vice President	Ira B. Lewis, Jr. Senior Vice President

Vice Presidents
Rodney Barrett	Gary E. Green, CPA Controller	Rhonda P. Smith
Gena Dix	E. Cannon Loughry, III Chief Information Officer	James O. Sweeney, III
Linda F. Eakes	Joe G. Sadler	Joe W. Townsend

Assistant Vice Presidents
Barry Allen	Donna Gregory	Cindy May	Charles Simmons
Lisa Burkhart	James V. Gregory	Suzanne S. McClaran	Wendy Tompkins
Elizabeth Bazzell	Peggy A. Hollandsworth	Deborah K. Morgan	James Vinson
Donna K. Davis	Robert Jacobs	Lyndell Parks	James Terry Walker, II
P. David Edwards	John Kea	Vallie M. Reed	Roger D. White
JoAnn Fann	Jane H. Lester	Mary W. Schneider
W. Alan Gauger	Laura MacDermott

Banking Officers
Catherine L. Braswell, CPA	Jimmy Craig	Julie Haun	Gale Magee	Travis Stalsworth
Rebecca Bratcher	Peggy F. Gilbert	Lisa R. Knight	Karen Messick	James Vinson
Linda Bucy	Carrolyn A. Gilley	Jane K. Lewellen	Linda Quatrini	Mary Beth Wilson

Miller & Loughry Insurance and Services, Inc.
W. Ken Halliburton, Jr.	Edward E. Miller, III

CavalryBancorp, Inc.

114 West College Street / Murfreesboro, Tennessee 37130 / 615.893.1234
www.cavb.com